    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 1995

                                                       REGISTRATION NO. 33-63351
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            NATIONSBANK CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                               6711                           56-0906609
   (State or other jurisdiction                  (Primary Standard                 (I.R.S. Employer
of incorporation or organization)     Industrial Classification Code Number)     Identification No.)

                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255
                                 (704) 386-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                PAUL J. POLKING
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255
                                 (704) 386-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   COPIES TO:

                 BOYD C. CAMPBELL, JR.                                        F. DEAN COPELAND
          SMITH HELMS MULLISS & MOORE, L.L.P.                                  ALSTON & BIRD
                 227 NORTH TRYON STREET                                  1201 WEST PEACHTREE STREET
            CHARLOTTE, NORTH CAROLINA 28202                                ATLANTA, GEORGIA 30309
                     (704) 343-2000                                            (404) 881-7000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ( )

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                            NATIONSBANK CORPORATION
                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

FORM
S-4
ITEM                                                                      PROXY STATEMENT-PROSPECTUS HEADING
Information About the Transaction
  1.  Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus..................  Facing Page of Registration Statement; The Cross Reference Sheet;
                                                        Outside Front Cover Page of Proxy Statement-Prospectus
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus......................................  TABLE OF CONTENTS; AVAILABLE INFORMATION; INCORPORATION OF CERTAIN
                                                        DOCUMENTS BY REFERENCE
  3.  Risk Factors, Ratio of Earnings to Fixed Charges
      and Other Information...........................  SUMMARY
  4.  Terms of the Transaction........................  SUMMARY; THE MERGER; COMPARISON OF NATIONSBANK COMMON STOCK AND BKSO
                                                        COMMON STOCK
  5.  Pro Forma Financial Information.................  *
  6.  Material Contacts with the Company Being
      Acquired........................................  THE MERGER -- Background of and Reasons for the Merger;  -- Interests
                                                        of Certain Persons in the Merger,  -- the Stock Option Agreement,  --
                                                        Amendment to BKSO Rights Agreement
  7.  Additional Information Required for Reoffering
      by Persons and Parties Deemed to be
      Underwriters....................................  *
  8.  Interests of Named Experts and Counsel..........  LEGAL OPINIONS; EXPERTS
  9.  Disclosure of Commission Position on Indemni-
      fication for Securities Act Liabilities.........  *
Information About the Registrant
 10.  Information with Respect to S-3 Registrants.....  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY; INFORMATION
                                                        ABOUT NATIONSBANK
 11.  Incorporation of Certain Information by
      Reference.......................................  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
 12.  Information with Respect to S-2 or
      S-3 Registrants.................................  *
 13.  Incorporation of Certain Information............  *
 14.  Information with Respect to Registrants other
      than S-2 or S-3 Registrants.....................  *
Information About the Company Being Acquired
 15.  Information with Respect to S-3 Companies.......  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY; INFORMATION
                                                        ABOUT BKSO
 16.  Information with Respect to S-2 or
      S-3 Companies...................................  *
 17.  Information with Respect to Companies other than
      S-2 or S-3 Companies............................  *
Voting and Management Information
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited..............  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY; THE SPECIAL
                                                        MEETING OF SHAREHOLDERS OF BKSO; THE MERGER -- Dissenters' Rights of
                                                        BKSO Shareholders; THE MERGER -- Interests of Certain Persons in the
                                                        Merger; INFORMATION ABOUT NATIONSBANK -- Management and Additional
                                                        Information; INFORMATION ABOUT BKSO -- Management and Additional
                                                        Information; SHAREHOLDER PROPOSALS
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited or in an
      Exchange Offer..................................  *

* Item is omitted because answer is negative or item is inapplicable.

(Redherring appears on left hand side of page and rotated, language is as follows:

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. Information[el]contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration[el]statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these[el]securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.)


                  SUBJECT TO COMPLETION DATED NOVEMBER 2, 1995

PROXY STATEMENT-PROSPECTUS                                                , 1995
                                  NATIONSBANK(R)
                                  COMMON STOCK
     This Proxy Statement-Prospectus relates to the shares of common stock (the "NationsBank Common Stock") of NationsBank Corporation, a North Carolina corporation ("NationsBank"), offered hereby to the shareholders of Bank South Corporation, a Georgia corporation ("BKSO"), upon consummation of a proposed merger (the "Merger") of BKSO with and into NationsBank with NationsBank as the surviving corporation, pursuant to an Agreement and Plan of Merger between BKSO and NationsBank dated as of September 4, 1995 (the "Agreement"). Upon completion of the Merger, each share of BKSO common stock, $5.00 par value per share, including any associated preferred stock purchase rights ("BKSO Common Stock"), will be converted into 0.44 shares of NationsBank Common Stock (the "Exchange Ratio"). Any options to purchase BKSO Common Stock or other rights to purchase shares of BKSO Common Stock pursuant to stock options or stock appreciation rights ("BKSO Options") remaining unexercised upon consummation of the Merger will become options to purchase a number of shares of NationsBank Common Stock computed according to the Exchange Ratio. Each holder of BKSO Common Stock or BKSO Options who would otherwise be entitled to receive a fraction of a share of NationsBank Common Stock (after taking into account all of a shareholder's certificates) will receive, in lieu thereof, the equivalent cash value of such fraction of a share, without interest. Consummation of the Merger is subject to several conditions, including, among others, the affirmative vote of the holders of a majority of the outstanding shares of BKSO Common Stock to approve the Agreement and the approval of appropriate regulatory authorities. See "THE MERGER -- Conditions to the Merger."

     NationsBank Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and The Pacific Stock Exchange Incorporated (the "PSE") under the trading symbol "NB," and certain shares of NationsBank Common Stock are listed also on the Tokyo Stock Exchange. The last reported sales price of NationsBank Common Stock on the NYSE Composite Transactions List on October 30, 1995 was $66.00 per share and on September 1, 1995, the last trading day preceding public announcement of the proposed Merger, was $61.50 per share. BKSO Common Stock is traded on The Nasdaq Stock Market as a Nasdaq National Market System Security (a "NNM Security") under the trading symbol "BKSO." The last reported sales price per share of BKSO Common Stock as reported by The Nasdaq Stock Market on October 30, 1995 was $28.125 per share and on September 1, 1995 was $23.25 per share. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH
      CAROLINA (THE "COMMISSIONER") OR ANY STATE SECURITIES COMMISSION NOR
      HAS THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OR ANY
             STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE SHARES OF NATIONSBANK COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS
  OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR
     NONBANKING AFFILIATE OF NATIONSBANK AND ARE NOT INSURED BY THE FEDERAL
         DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
                                PROXY STATEMENT

                       SPECIAL MEETING OF SHAREHOLDERS OF
                       BANK SOUTH CORPORATION TO BE HELD
                               DECEMBER 14, 1995


     THIS PROXY STATEMENT-PROSPECTUS SERVES AS A PROXY STATEMENT OF BKSO IN CONNECTION WITH THE SOLICITATION OF PROXIES TO BE USED AT THE SPECIAL MEETING OF SHAREHOLDERS OF BKSO TO BE HELD ON DECEMBER 14, 1995 FOR THE PURPOSES DESCRIBED HEREIN (THE "SPECIAL MEETING") AND IS FIRST BEING MAILED TO SHAREHOLDERS OF BKSO
ON OR ABOUT             , 1995.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NATIONSBANK OR BKSO. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS REGARDING NATIONSBANK, AND PRO FORMA INFORMATION, HAS BEEN FURNISHED BY NATIONSBANK, AND INFORMATION HEREIN REGARDING BKSO HAS BEEN FURNISHED BY BKSO.
                               TABLE OF CONTENTS

                                                        PAGE
    AVAILABLE INFORMATION.............................  PAGE3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......     3
SUMMARY...............................................     4
THE SPECIAL MEETING OF SHAREHOLDERS OF BKSO...........    16
  General.............................................    16
  Proxies.............................................    16
  Solicitation of Proxies.............................    16
  Record Date and Voting Rights.......................    16
  Recommendation of BKSO Board........................    17
THE MERGER............................................    17
  Description of the Merger...........................    17
  Effective Time of the Merger........................    17
  Exchange of Certificates............................    18
  Background of and Reasons for the Merger............    18
  Opinion of BKSO's Finanicial Advisor................    22
  Effect on BKSO Options..............................    27
  Conditions to the Merger............................    28
  Conduct of Business Prior to the Merger.............    28
  Modification, Waiver and Termination; Possible
     Exchange Ratio Increase; Expenses................    29
  Certain Federal Income Tax Consequences.............    31
  Interests of Certain Persons in the Merger..........    32
  Stock Option Agreement..............................    35
  Amendment to BKSO Rights Agreement..................    37
  Dissenters' Rights of BKSO Shareholders.............    37
  Accounting Treatment................................    37
  Bank Regulatory Matters.............................    37
  Restrictions on Resales by Affiliates...............    38
  Dividend Reinvestment and Stock Purchase
     Plan.............................................    39
PRICE RANGE OF COMMON STOCK AND DIVIDENDS.............    39
  Market Prices.......................................    39
  Dividends...........................................    40
INFORMATION ABOUT NATIONSBANK.........................    40
  General.............................................    40
  Operations..........................................    40
  Management and Additional Information...............    41
  Supervision and Regulation..........................    41
INFORMATION ABOUT BKSO................................    43
  General.............................................    43
  Management and Additional Information...............    43
  Supervision and Regulation..........................    43
COMPARISON OF NATIONSBANK COMMON STOCK AND BKSO COMMON
  STOCK...............................................    45
  NationsBank Common Stock............................    45
  BKSO Common Stock...................................    48
  Comparison of Voting and Other Rights...............    48
LEGAL OPINIONS........................................    52
EXPERTS...............................................    52
SHAREHOLDER PROPOSALS.................................    52
OTHER MATTERS.........................................    53
APPENDIX A -- Agreement...............................   A-1
APPENDIX B -- Opinion of Merrill Lynch, Pierce, Fenner
  & Smith Incorporated................................   B-1

                             AVAILABLE INFORMATION
     NationsBank has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of NationsBank Common Stock to be issued in connection with the Merger. For further information pertaining to the shares of NationsBank Common Stock to which this Proxy Statement-Prospectus relates, reference is made to such Registration Statement, including the exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Proxy Statement-Prospectus. In addition, NationsBank and BKSO are subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning NationsBank also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of the PSE, 301 Pine Street, San Francisco, California 94104.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by NationsBank with the Commission are hereby incorporated by reference in this Proxy Statement-Prospectus: (a) the NationsBank Annual Report on Form 10-K for the year ended December 31, 1994; (b) the NationsBank Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; (c) the description of NationsBank Common Stock contained in the NationsBank registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description, including the NationsBank Current Report on Form 8-K filed September 21, 1994; (d) the NationsBank Current Reports on Form 8-K filed January 26, 1995, February 21, 1995, March 2, 1995 (two reports on this date), March 21, 1995 (amended by Form 8-K/A Amendment No. 1 filed March 21, 1995), March 27, 1995, April 24, 1995, April 25, 1995, May 16, 1995, July 10, 1995,
July 24, 1995, August 31, 1995, September 20, 1995 and October 20, 1995 (two reports on this date).

     The following documents previously filed by BKSO with the Commission are hereby incorporated by reference in this Proxy Statement-Prospectus: (a) the BKSO Annual Report on Form 10-K for the year ended December 31, 1994 (as amended on Form 10-K/A filed June 29, 1995); (b) the BKSO Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and (c) the BKSO Current Reports on Forms 8-K filed September 7, 1995 and October 10, 1995.
     In addition, all documents filed by NationsBank and BKSO with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the time at which the Special Meeting has been finally adjourned are hereby deemed to be incorporated by reference herein. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO NATIONSBANK (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM JOHN E. MACK, SENIOR VICE PRESIDENT AND TREASURER, NATIONSBANK CORPORATION, NATIONSBANK CORPORATE CENTER, CHARLOTTE, NORTH CAROLINA 28255, TELEPHONE (704) 386-5833. THE DOCUMENTS RELATING TO BKSO (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM J. BRENT LEE, TREASURER AND COMPTROLLER, BANK SOUTH CORPORATION, 55 MARIETTA STREET, ATLANTA, GEORGIA 30303 TELEPHONE (404) 529-4529. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 7, 1995. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.

                                    SUMMARY
     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION SET FORTH ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS AND IS NOT INTENDED TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS, THE ACCOMPANYING APPENDICES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.
GENERAL

     This Proxy Statement-Prospectus, notice of Special Meeting of BKSO shareholders to be held on December 14, 1995 (the "Special Meeting") and form of proxy solicited in connection therewith are first being mailed to BKSO
shareholders on or about             , 1995. At the Special Meeting, the holders
of BKSO Common Stock will consider and vote on whether to approve the Agreement and the transactions contemplated thereby. A copy of the Agreement is attached hereto as Appendix A.

THE COMPANIES
     NATIONSBANK. NationsBank is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), was organized under the laws of the State of North Carolina in 1968 and has as its principal assets the stock of its subsidiaries. Through its banking subsidiaries (the "Banks") and its various non-banking subsidiaries, NationsBank provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic states and Texas. On June 30, 1995, NationsBank had total assets of $184.2 billion. The principal executive offices of NationsBank are located at NationsBank Corporate Center, Charlotte, North Carolina 28255, and its telephone number is (704) 386-5000. All references herein to NationsBank refer to NationsBank Corporation and its subsidiaries, unless the context otherwise requires.
     For additional information regarding NationsBank and the combined company that would result from the Merger, see "THE MERGER" and "INFORMATION ABOUT NATIONSBANK."
     BKSO. BKSO is a bank holding company registered under the BHCA, was organized under the laws of the State of Georgia in 1968 and has as its principal asset the stock of Bank South, a Georgia state bank and trust company ("Bank South"). BKSO provides commercial banking services through a network of 149 offices in Georgia, including 60 in-store offices in supermarkets. On June 30, 1995, BKSO had total assets of $7.4 billion. BKSO's principal executive offices are located at 55 Marietta Street, Atlanta, Georgia 30303, and its telephone number is (404) 529-4111.
     For additional information regarding BKSO, see "THE MERGER" and "INFORMATION ABOUT BKSO."
SPECIAL MEETING AND VOTE REQUIRED

     The Special Meeting will be held on December 14, 1995 at 11:00 a.m., local time, at the INFORUM, 250 Williams Street, Atlanta, Georgia, at which time the shareholders of BKSO will be asked to approve the Agreement and the transactions contemplated thereby. The record holders of BKSO Common Stock at the close of business on October 30, 1995 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were approximately 9,741 holders of record of BKSO Common Stock and 58,785,845 shares of BKSO Common Stock outstanding.


     The affirmative vote of the holders of a majority of the outstanding shares of BKSO Common Stock is required to approve the Agreement and the transactions contemplated thereby. As of the Record Date, directors and executive officers of BKSO and their affiliates beneficially owned 2,144,873 shares, or 3.65%, of the BKSO Common Stock entitled to vote at the Special Meeting. Also as of the Record Date, the banking and trust subsidiaries of BKSO, in a fiduciary capacity for third parties, had sole or shared voting power as to 4,081,006 shares of BKSO Common Stock, or approximately 6.94% of the total number of outstanding shares, which will be voted in accordance with the instructions of the beneficial owners. See "THE SPECIAL MEETING OF SHAREHOLDERS OF BKSO."

     Approval of the Agreement by the shareholders of NationsBank is not required.
THE MERGER

     Under the Agreement, after satisfaction of all of the conditions set forth therein, BKSO will merge with and into NationsBank, which will be the surviving entity, and each outstanding share of BKSO Common Stock will be converted into
0.44 shares of NationsBank Common Stock, with cash to be paid in lieu of any resulting fractional shares of NationsBank Common Stock. Each share of NationsBank capital stock outstanding prior to the Merger will continue to be outstanding
                                       4
after the Effective Time of the Merger (the "Effective Time"). As of the Record Date, there were 58,785,845 shares of BKSO Common Stock outstanding. In addition, as of such date there were outstanding 2,270,961 BKSO Options to purchase an aggregate of 2,270,961 shares of BKSO Common Stock.


     If the Merger is consummated, and assuming no change in the number of shares of BKSO Common Stock outstanding after the Record Date, approximately 25,866,000 shares of NationsBank Common Stock would be issued in the Merger to BKSO shareholders and 999,000 shares to holders of BKSO Options (assuming that all BKSO Options were to be exercised at or prior to such time), representing a total of approximately 26,865,000 shares or 8.93% of the NationsBank Common Stock to be outstanding immediately after the Effective Time. The number of shares of NationsBank Common Stock to be issued in the Merger will change if the number of shares of outstanding BKSO Common Stock or BKSO Options changes.

     The Merger is subject to the satisfaction of certain conditions, including among others, an affirmative vote to approve the Agreement by holders of a majority of the outstanding shares of BKSO Common Stock, the effectiveness under the Securities Act of a Registration Statement for shares of NationsBank Common Stock to be issued in the Merger and the approval of appropriate regulatory agencies.
     For additional information relating to the Merger, see "THE MERGER." RECOMMENDATION OF BOARD OF DIRECTORS
     THE BOARD OF DIRECTORS OF BKSO (THE "BKSO BOARD") HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BKSO BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF BKSO AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF BKSO VOTE "FOR" APPROVAL OF THE AGREEMENT. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE BKSO BOARD IN REACHING ITS CONCLUSIONS, SEE "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER." OPINION OF BKSO'S FINANCIAL ADVISOR

     Merrill Lynch & Co. ("Merrill Lynch"), which has served as financial advisor to BKSO, has rendered its opinion to the BKSO Board that the Exchange Ratio is fair to the shareholders of BKSO (other than NationsBank and its affiliates) from a financial point of view. A copy of a written confirmation of
such opinion, dated November   , 1995, is attached hereto as Appendix B and
should be read in its entirety with respect to assumptions made, matters considered and limitations of the review undertaken by Merrill Lynch in rendering such opinion. See "THE MERGER -- Opinion of BKSO's Financial Advisor."

EFFECTIVE TIME OF THE MERGER
     Unless otherwise agreed by NationsBank and BKSO, the Effective Time is expected to occur on the date and at the time the Certificate of Merger to be executed by NationsBank and filed with the Secretary of State of the State of Georgia (the "Georgia Certificate of Merger") and the Articles of Merger to be executed by NationsBank and filed with the Secretary of the State of North Carolina (the "NC Articles of Merger") become effective with the respective Secretaries of State. The parties have agreed to use their reasonable efforts to cause the Effective Time to occur on or before the fifth business day (as designated by NationsBank) following the last to occur of (i) the effective date of the last required consent of any state or federal regulatory authority having authority over the Merger (including the expiration of all applicable waiting periods following such consents or the delivery of appropriate notices) or (ii) the date on which the shareholders of BKSO approve the Agreement, unless otherwise agreed by NationsBank and BKSO. If approved by the BKSO shareholders and applicable regulatory authorities, the parties expect that the Effective Time will occur on or before January 31, 1996, although there can be no assurance as to whether or when the Merger will occur. See "THE
MERGER -- Effective Time of the Merger" and " -- Conditions to the Merger." COMPARISON OF NATIONSBANK COMMON STOCK AND BKSO COMMON STOCK
     The rights of NationsBank shareholders and other corporate matters relating to NationsBank Common Stock are controlled by the NationsBank Restated Articles of Incorporation ("NationsBank Articles") and Amended and Restated Bylaws ("NationsBank Bylaws") and by the North Carolina Business Corporation Act (the "NCBCA"). The rights of BKSO shareholders and other corporate matters relating to BKSO Common Stock are controlled by the BKSO Amended and Restated Articles of Incorporation ("BKSO's Articles") and Bylaws ("BKSO's Bylaws") and the Georgia Business Corporation Code (the "Georgia Code"). Upon consummation of the Merger, shareholders of BKSO will become shareholders of NationsBank
                                       5
whose rights will be governed by the NationsBank Articles and Bylaws and by the provisions of the NCBCA. See "COMPARISON OF NATIONSBANK COMMON STOCK AND BKSO COMMON STOCK."
MODIFICATION, WAIVER AND TERMINATION; POSSIBLE EXCHANGE RATIO INCREASE
     The Agreement provides that it may be amended by a subsequent writing signed by each party upon the approval of its Board of Directors. However, no amendment that reduces or modifies in any material respect the consideration to be received by the holders of BKSO Common Stock in connection with the Merger may be made after the Special Meeting without the further approval of such shareholders. The Agreement provides that each party may waive any of the conditions precedent to its obligations to consummate the Merger, to the extent legally permitted.
     The Agreement may be terminated by mutual agreement of the Board of Directors of NationsBank (the "NationsBank Board") and the BKSO Board. The Agreement may also be terminated by either the NationsBank Board or the BKSO Board (i) in the event of breach of the Agreement by the other party that cannot or has not been cured within 30 days notice of such breach, (ii) if the required approval of the BKSO shareholders or any applicable regulatory authority is not obtained, or (iii) if the Merger is not consummated by June 30, 1996.
     In addition, the Agreement may be terminated by the BKSO Board, at its sole option, if either:
          (1) both (a) the Average Closing Price on the Determination Date (I.E., the average closing price of NationsBank Common Stock for the ten full trading days ending on the date the Federal Reserve Board approves the Merger) is less than $52.169 and (b) (i) the number obtained by dividing the Average Closing Price on the Determination Date by $61.375 is less than
     (ii) the number obtained by dividing the Index Price (being the weighted average closing price per share of the common stocks of the "Index Group", a group of 20 bank holding companies selected by NationsBank and BKSO as being relevant for purposes of distinguishing changes in NationsBank's stock prices that are unique from those reflective of general changes in comparable companies) on the Determination Date, by $48.84 (being the Index Price on August 30, 1995) and subtracting 0.15 from the quotient in this clause (1)(b)(ii); or
          (2) The Average Closing Price on the Determination Date is less than $49.10;
PROVIDED, HOWEVER, that the Agreement may not be so terminated if NationsBank elects, at its sole option, to increase the Exchange Ratio to a number calculated pursuant to the Agreement.
     See "THE MERGER -- Modification, Waiver and Termination; Possible Exchange Ratio Increase; Expenses."
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     The Merger is intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Wachtell, Lipton, Rosen & Katz has delivered an opinion, based upon certain customary assumptions and representations, to the effect that, for Federal income tax purposes, no gain or loss will be recognized by the BKSO shareholders as a result of the Merger to the extent that they receive NationsBank Common Stock solely in exchange for their BKSO Common Stock. For a more complete description of the federal income tax consequences, see "THE MERGER -- Certain Federal Income Tax Consequences."
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     Certain members of BKSO's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of BKSO generally. Among those interests are certain employment and change in control agreements that provide for severance pay and other benefits upon the occurrence of a merger or other change in control, the acceleration of vesting of rights under the BKSO Options, the acceleration of incentive bonus awards under certain BKSO incentive benefit plans, the election or appointment of two members of the BKSO Board to the NationsBank Board, and agreements by NationsBank to indemnify directors, officers, employees and agents of BKSO and its subsidiaries from and after the Merger against certain liabilities arising prior to the Merger to the full extent permitted under Georgia law and BKSO's Articles of Incorporation and Bylaws. NationsBank has also generally agreed to use its reasonable efforts to maintain BKSO's existing directors' and officers' liability insurance policy for six years after the Merger, subject to certain limitations. See "THE MERGER -- Interests of Certain Persons in the Merger."
                                       6

STOCK OPTION AGREEMENT AND AMENDMENT TO RIGHTS AGREEMENT
     Following the execution of the Agreement, BKSO granted NationsBank an option (the "Stock Option") to purchase, under certain circumstances, up to 11,691,142 shares (the "Option Shares") of BKSO Common Stock at a price of $23.75 per share pursuant to the terms of a Stock Option Agreement dated September 4, 1995 between NationsBank and BKSO (the "Stock Option Agreement"). The Stock Option is exercisable only upon the occurrence of certain events set forth in the Stock Option Agreement including the receipt of any required regulatory approvals, none of which has occurred as of the date hereof. BKSO granted the Stock Option as a condition of and in consideration for the entry by NationsBank into the Agreement. See "THE MERGER -- Stock Option Agreement."
     On September 4, 1995, BKSO also amended its Rights Agreement dated March 17, 1988, as amended, with Bank South, as Rights Agent (the "BKSO Rights Agreement") so that the entering into of the Agreement and consummation of the Merger and the other transactions contemplated thereby do not and will not result in the ability of any person to exercise any BKSO Rights (as defined therein) under the BKSO Rights Agreement or enable or require the BKSO Rights to be separated from the shares of BKSO Common Stock to which they are attached or to be triggered or become exercisable. See "THE MERGER -- Amendment to BKSO Rights Agreement" and "COMPARISON OF NATIONSBANK COMMON STOCK AND BKSO COMMON STOCK -- Comparison of Voting and Other Rights."
     BKSO has also agreed to take all steps necessary to exempt the Merger from any applicable Georgia anti-takeover laws.
DISSENTERS' RIGHTS
     Under the provisions of Article 13 of the Georgia Code, holders of BKSO Common Stock are not entitled to dissenters' rights with respect to payment for the value of their shares of BKSO Common Stock. See "THE MERGER -- Dissenters' Rights of BKSO Shareholders."
ACCOUNTING TREATMENT
     It is intended that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. See "THE
MERGER -- Accounting Treatment."
REGULATORY APPROVALS
     The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). In addition, the Merger is subject to the approval or other action of the Georgia Department of Banking and Finance (the "Georgia Department") and the State Corporation Commission of the Commonwealth of Virginia (collectively, with the Georgia Department, the "State Authorities"). The Merger may not be consummated until expiration of applicable waiting periods.
     NationsBank and BKSO have filed all required applications for regulatory review and approval or notice with the Federal Reserve Board and the State Authorities in connection with the Merger. There can be no assurance that such approvals will be obtained or as to the date of any such approvals.
     See "THE MERGER -- Conditions to the Merger" and " -- Bank Regulatory Matters."
RESALES BY AFFILIATES
     BKSO has agreed to use its best efforts to obtain from each of those individuals identified by it as an affiliate an appropriate agreement that such individual will not transfer any shares of NationsBank Common Stock received by it as a result of the Merger, except in compliance with the applicable provisions of the Securities Act and as required by pooling-of-interests accounting treatment. See "THE MERGER -- Restrictions on Resales by Affiliates." SHARE INFORMATION AND MARKET PRICES

     The NationsBank Common Stock is listed on the NYSE and the PSE under the symbol "NB," and certain shares are listed on the Tokyo Stock Exchange. As of June 30, 1995, there were 269,812,113 shares of NationsBank Common Stock outstanding held by approximately 103,335 holders of record. The BKSO Common Stock is traded on The Nasdaq Stock Market as a NNM Security and reported by The Nasdaq Stock Market under the symbol "BKSO." As of the Record Date, there were 58,785,845 shares of BKSO Common Stock outstanding held by approximately 9,741 holders of record.

     The following table sets forth the last sales price reported on the NYSE Composite Transactions List for shares of NationsBank Common Stock on September 1, 1995, the last trading day preceding public announcement of the proposed Merger, and on October 30, 1995. It also sets forth the last reported sales price per share reported by The Nasdaq Stock Market for shares of BKSO Common Stock on September 1, 1995 and on October 30, 1995. The BKSO Equivalent represents the last sales price of a share of NationsBank Common Stock on such date multiplied by the Exchange Ratio.


                                                                                                 BKSO
                                                                    NATIONSBANK     BKSO      EQUIVALENT
September 1, 1995................................................      $61.50       $23.25       $27.06
October 30, 1995.................................................     $ 66.00      $28.125      $29.04




     For additional information regarding the market prices of the NationsBank Common Stock and BKSO Common Stock during the previous two years, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS -- Market Prices."
                                       8

COMPARATIVE UNAUDITED PER SHARE DATA
     The following table sets forth (a) selected comparative per share data for each of NationsBank and BKSO on an historical basis and (b) selected unaudited pro forma comparative per share data assuming the Merger had been effective during the periods presented for NationsBank and BKSO combined. The unaudited pro forma data has been prepared giving effect to the Merger as a pooling of interests. For a description of the effect of pooling-of-interests accounting on the Merger and the historical financial statements of NationsBank, see "THE MERGER -- Accounting Treatment." The unaudited pro forma data does not reflect any anticipated reorganization or restructuring expenses resulting from the Merger. The BKSO pro forma equivalent amounts are presented with respect to each set of pro forma information.
     The comparative per share data presented are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of each of NationsBank and BKSO incorporated by reference herein. Results of each of NationsBank and BKSO for the six months ended June 30, 1995 are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of interim periods have been included.

                                                                                  SIX MONTHS
                                                                                     ENDED                 YEAR ENDED
                                                                                   JUNE 30,               DECEMBER 31,
                                                                                1995      1994      1994      1993      1992
Earnings per common share
  NationsBank
     Historical (primary)....................................................   $3.31     $3.10     $6.12     $5.78(1)  $4.60
     Historical (fully diluted)..............................................    3.28      3.07      6.06      5.72(1)   4.52
     Pro forma combined (primary)............................................    3.16      2.99      5.87      5.59(1)   4.38
     Pro forma combined (fully diluted)......................................    3.13      2.97      5.82      5.53(1)  4.31
  BKSO
     Historical..............................................................     .63       .73      1.36      1.52       .73
     Pro forma equivalent (2)................................................    1.39      1.32      2.58      2.46      1.93
Cash dividends declared per common share
  NationsBank historical.....................................................    1.00       .92      1.88      1.64      1.51
  NationsBank pro forma combined (3).........................................    1.00       .92      1.88      1.64      1.51
  BKSO historical............................................................     .28       .22       .48       .24        --
  BKSO pro forma equivalent (2)..............................................     .44       .40       .83       .72       .66


                                                                                                           AT            AT
                                                                                                        JUNE 30,    DECEMBER 31,
                                                                                                          1995          1994
Shareholders' equity per common share (period end)
  NationsBank historical.............................................................................    $42.49        $39.70
  NationsBank pro forma combined.....................................................................     41.02         38.43
  BKSO historical....................................................................................     11.36         10.89
  BKSO pro forma equivalent (2)......................................................................     18.05         16.91

(1) Includes cumulative effect benefit of $200 million for the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109. "Accounting for Income Taxes." The effect on primary earnings per share was $.78 for the year ended December 31, 1993. The effect on fully diluted earnings per share was $.77 for the year ended December 31, 1993.
(2) BKSO pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by the Exchange Ratio of .44 shares of NationsBank Common Stock for each share of BKSO Common Stock.
(3) Pro forma combined dividends per share represent historical dividends per share paid by NationsBank.
                                       9

SELECTED FINANCIAL DATA
     The following tables present (a) summary selected financial data for each of NationsBank and BKSO on an historical basis and (b) summary unaudited pro forma selected financial data for NationsBank and BKSO giving effect to the Merger as a pooling of interests. For a description of the effect of pooling-of-interests accounting on the Merger and the historical financial statements of NationsBank, see "THE MERGER -- Accounting Treatment." The summary unaudited pro forma selected financial data does not reflect any anticipated reorganization or restructuring expenses resulting from the Merger.
     The summary selected financial data are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of each of NationsBank and BKSO incorporated by reference herein. Results of each of NationsBank and BKSO for the six months ended June 30, 1995 are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of interim periods have been included.
               SELECTED HISTORICAL FINANCIAL DATA OF NATIONSBANK
         (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION AND RATIOS)

                                         SIX MONTHS ENDED JUNE
                                                  30,                              YEAR ENDED DECEMBER 31,
                                           1995         1994         1994        1993        1992        1991        1990
Income statement
  Income from earning assets..........   $  6,461     $  4,910     $ 10,529    $  8,327    $  7,780    $  9,398    $ 10,278
  Interest expense....................      3,818        2,305        5,318       3,690       3,682       5,599       6,670
  Net interest income.................      2,643        2,605        5,211       4,637       4,098       3,799       3,608
  Provision for credit losses.........        140          170          310         430         715       1,582       1,025
  Gains (losses) on sales of
     securities.......................          5           19          (13)         84         249         454          67
  Noninterest income..................      1,456        1,309        2,597       2,101       1,913       1,742       1,605
  Restructuring expenses..............         --           --           --          30          --         330          91
  Noninterest expense.................      2,579        2,449        4,930       4,371       4,149       3,974       3,538
  Income before income taxes and
     effect of change in method of
     accounting for income taxes......      1,385        1,314        2,555       1,991       1,396         109         626
  Income tax expense (benefit)........        475          460          865         690         251         (93)         31
  Net income..........................        910          854        1,690       1,501(1)    1,145         202         595
  Net income applicable to common
     shareholders.....................        906          849        1,680       1,491(1)    1,121         171         559
Per common share
  Net income (primary)................       3.31         3.10         6.12        5.78(1)     4.60         .76        2.61
  Net income (fully diluted)..........       3.28         3.07         6.06        5.72(1)     4.52         .75        2.60
  Cash dividends declared.............       1.00          .92         1.88        1.64        1.51        1.48        1.42
  Shareholders' equity (period
     end).............................      42.49        37.77        39.70       36.39       30.80       27.03       27.30
Balance sheet (period end)
  Total assets........................    184,188      164,398      169,604     157,686     118,059     110,319     112,791
  Total loans, leases and factored
     accounts receivable, net of
     unearned income..................    110,923       95,678      103,371      92,007      72,714      69,108      70,891
  Total deposits......................    100,606       92,244      100,470      91,113      82,727      88,075      89,065
  Long-term debt and obligations under
     capital leases...................     10,716        7,660        8,488       8,352       3,066       2,876       2,766
  Common shareholders' equity.........     11,465       10,443       10,976       9,859       7,793       6,252       5,898
  Total shareholders' equity..........     11,504       10,473       11,011       9,979       7,814       6,518       6,283

         (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION AND RATIOS)

                                             SIX MONTHS ENDED
                                                 JUNE 30,                          YEAR ENDED DECEMBER 31,
                                             1995        1994        1994        1993        1992        1991        1990
Common shares outstanding at period end
  (in thousands)........................    269,812     276,517     276,452     270,905     252,990     231,246     216,071
Performance ratios
  Return on average assets..............        .99%(2)     1.07%(2)     1.02%      .97%(3)     1.00%       .17%        .52%
  Return on average common shareholders'
     equity (4).........................      16.36(2)    16.93(2)    16.10       15.00(3)    15.83        2.70        9.56
Risk-based capital ratios
  Tier 1................................       7.03        7.63        7.43        7.41        7.54        6.38        5.79
  Total.................................      10.90       11.57       11.47       11.73       11.52       10.30        9.58
Leverage capital ratio..................       5.65        6.38        6.18        6.00        6.16        5.07        4.83
Total equity to total assets............       6.25        6.37        6.49        6.33        6.62        5.91        5.57
Asset quality ratios
  Allowance for credit losses as a
     percentage of total loans, leases
     and factored accounts receivable,
     net of unearned income, outstanding
     (period end).......................       1.95        2.30        2.11        2.36        2.00        2.32        1.86
  Allowance for credit losses as a
     percentage of nonperforming loans
     (period end).......................     239.09      234.48      273.07      193.38      103.11       81.82      100.46
  Net charge-offs as a percentage of
     average loans, leases and factored
     accounts receivable................        .31(2)      .33(2)      .33         .51        1.25        1.86         .88
  Nonperforming assets as a percentage
     of net loans, leases, factored
     accounts receivable and other real
     estate owned (period end)..........        .99        1.48        1.10        1.92        2.72        4.01        2.32

(1) Includes cumulative effect benefit of $200 million for the adoption of SFAS
    109. The effect on primary earnings per share was $.78 for the year ended December 31, 1993. The effect on fully diluted earnings per share was $.77 for the year ended December 31, 1993.
(2) Annualized.
(3) In 1993, return on average assets and return on average common shareholders' equity after the tax benefit from the impact of adopting SFAS 109 were 1.12% and 17.33%, respectively.
(4) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.
                                       11

                   SELECTED HISTORICAL FINANCIAL DATA OF BKSO
         (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION AND RATIOS)

                                                           SIX MONTHS ENDED
                                                               JUNE 30,                   YEAR ENDED DECEMBER 31,
                                                            1995       1994       1994     1993     1992     1991     1990
Income statement
  Income from earning assets.............................  $  261     $  204     $  436   $  366   $  375   $  460   $  544
  Interest expense.......................................     137         76        181      150      187      277      341
  Net interest income....................................     124        128        255      216      188      183      203
  Provision for credit losses............................      --          7          8       20       33       78      101
  Gains (losses) on sales of securities..................       2          2         (1)       6       33        8        4
  Noninterest income.....................................      68         58        120      143       94       89       85
  Noninterest expense....................................     143        130        272      246      241      269      206
  Income tax expense (benefit)...........................      14          9         15       22        9      (10)      (7)
  Net income (loss)......................................      37         42         79       77       32      (57)      (8)
Per common share
  Net income (loss)......................................     .63        .73       1.36     1.52      .73    (1.39)    (.19)
  Cash dividends declared................................     .28        .22        .48      .24       --      .26      .51
  Shareholders' equity (period end)......................   11.36      10.52      10.89     9.85     7.95     7.05     8.67
Balance sheet (period end)
  Total assets...........................................   7,440      7,062      7,246    6,086    5,012    4,998    5,742
  Total loans, net of unearned discount..................   4,095      3,646      3,933    3,474    2,940    3,066    3,596
  Total deposits.........................................   5,050      4,776      5,033    4,528    4,122    4,130    4,531
  Long-term debt.........................................     189         92         89       99       60       63       65
  Shareholders' equity...................................     668        610        634      536      379      291      352
Common shares outstanding at period end (in thousands)...  58,774     58,003     58,264   54,440   47,722   41,196   40,639
Performance ratios
  Return on average assets...............................     .99%(1)   1.37%(1)   1.20%    1.47%     .64%   (1.04)%   (.13)%
  Return on average common shareholders' equity..........   11.60(1)   14.71(1)   13.12    17.57     9.79   (17.29)   (2.09)
Risk-based capital ratios
  Tier 1.................................................   10.92      10.60      11.00     9.80     9.60     6.64     7.16
  Total..................................................   12.59      12.32      12.70    12.08    12.27     9.44     9.80
Leverage capital ratio...................................    7.53       8.15       8.10     8.42     6.66     4.57     5.29
Total equity to total assets.............................    8.98       8.64       8.75     8.81     7.57     5.81     6.14
Asset quality ratios
  Allowance for credit losses as a percentage of total
     loans, net of unearned discount (period end)........    1.95       2.56       2.11     2.55     2.68     2.83     2.59
  Allowance for credit losses as a percentage of
     nonperforming loans (period end)....................  395.68     299.98     372.48   232.14    90.14    51.73    63.63
  Net charge-offs as a percentage of average loans, net
     of unearned discount................................     .15(1)     .27(1)     .43      .53     1.35     2.52     1.30
  Nonperforming assets as a percentage of loans, net of
     unearned discount, and other real estate owned
     (period end)........................................     .56        .93        .66     1.31     3.81     7.11     6.34

(1) Annualized
                                       12

                       SELECTED PRO FORMA FINANCIAL DATA
         (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION AND RATIOS)

                                             SIX MONTHS ENDED                             YEAR ENDED
                                                 JUNE 30,                                DECEMBER 31,
                                             1995        1994        1994        1993        1992        1991        1990
Income statement
  Income from earning assets............   $  6,722    $  5,114    $ 10,965    $  8,693    $  8,155    $  9,858    $ 10,822
  Interest expense......................      3,955       2,381       5,499       3,840       3,869       5,876       7,011
  Net interest income...................      2,767       2,733       5,466       4,853       4,286       3,982       3,811
  Provisions for credit losses..........        140         177         318         450         748       1,660       1,126
  Gains (losses) on sales of
     securities.........................          7          21         (14)         90         282         462          71
  Noninterest income....................      1,524       1,367       2,717       2,244       2,007       1,831       1,690
  Restructuring expenses................         --          --          --          30          --         330          91
  Noninterest expense...................      2,722       2,579       5,202       4,617       4,390       4,243       3,744
  Income before income taxes and effect
     of change in method of accounting
     for income taxes...................      1,436       1,365       2,649       2,090       1,437          42         611
  Income tax expense (benefit)..........        489         469         880         712         260        (103)         24
  Net income............................        947         896       1,769       1,578(1)    1,177         145         587
  Net income applicable to common
     shareholders.......................        943         891       1,759       1,568(1)    1,153         114         551
Per common share
  Net income (primary)..................       3.16        2.99        5.87        5.59(1)     4.38         .47        2.38
  Net income (fully diluted)............       3.13        2.97        5.82        5.53(1)     4.31         .47        2.37
  Cash dividends declared (2)...........       1.00         .92        1.88        1.64        1.51        1.48        1.42
  Shareholders' equity (period end).....      41.02       36.59       38.43       35.26       29.83       26.24       26.72
Balance sheet (period end)
  Total assets..........................    191,583     171,455     176,820     163,772     123,071     115,317     118,533
  Total loans, leases and factored
     accounts receivable, net of
     unearned income....................    115,018      99,324     107,304      95,481      75,654      72,174      74,487
  Total deposits........................    105,656      97,020     105,503      95,641      86,849      92,205      93,596
  Long-term debt and obligations under
     capital leases.....................     10,905       7,752       8,577       8,451       3,126       2,939       2,831
  Common shareholders' equity...........     12,092      11,048      11,580      10,395       8,172       6,543       6,250
  Total shareholders' equity............     12,131      11,078      11,615      10,515       8,193       6,809       6,635
Common shares outstanding at period end
  (in thousands)........................    294,793     301,910     301,340     294,859     273,988     249,372     233,952
Performance ratios
  Return on average assets..............        .98(3)     1.07(3)     1.02         .98(5)      .98         .12         .49
  Return on average common shareholders'
     equity (4).........................      16.01(3)    16.69(3)    15.98       15.12(5)    15.55        1.71        8.88
Risk-based capital ratios
  Tier 1................................       7.17        7.74        7.56        7.50        7.60        6.39        5.84
  Total.................................      10.96       11.60       11.51       11.74       11.53       10.27        9.59
Leverage capital ratio..................       5.73        6.45        6.25        6.08        6.18        5.05        4.85
Total equity to total assets............       6.33        6.46        6.57        6.42        6.66        5.90        5.60

         (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION AND RATIOS)

                                             SIX MONTHS ENDED                             YEAR ENDED
                                                 JUNE 30,                                DECEMBER 31,
                                             1995        1994        1994        1993        1992        1991        1990
Asset quality ratios
  Allowance for credit losses as a
     percentage of total loans, leases
     and factored accounts receivable,
     net of unearned income, outstanding
     (period end).......................       1.95        2.30        2.11        2.36        2.03        2.34        1.90
  Allowance for credit losses as a
     percentage of nonperforming loans
     (period end).......................     242.59      236.71      275.70      194.57      102.40       79.47       96.72
  Net charge-offs as a percentage of
     average loans, leases and factored
     accounts receivable................        .30(3)      .33(3)      .33         .52        1.26        1.89         .90
  Nonperforming assets as a percentage
     of net loans, leases, factored
     accounts receivable and other real
     estate owned (period end)..........        .97        1.46        1.08        1.90        2.77        4.14        2.52

(1) Includes cumulative effect benefit of $200 million for the adoption by NationsBank of SFAS 109. The effect on primary earnings per share was $.78 for the year ended December 31, 1993. The effect on fully diluted earnings per share was $.77 for the year ended December 31, 1993.
(2) Pro forma combined dividends per share represent the historical dividends per common share paid by NationsBank.
(3) Annualized.
(4) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.
(5) In 1993, return on average assets and return on average common stockholders' equity after the tax benefit from the impact of adopting SFAS 109 were 1.13% and 17.33%, respectively.
                              RECENT DEVELOPMENTS
LITIGATION
     On September 6, 1995, a purported class action complaint was filed against BKSO and each member of the BKSO Board by Sarah Simon, an alleged shareholder of BKSO, in the Superior Court of Fulton County, Georgia under the caption "SARAH SIMON V. BANK SOUTH CORP., ET AL." The complaint, which seeks, among other things, to enjoin the Merger, alleges that the BKSO defendants did not act in a manner to obtain the fair value of BKSO Common Stock for the shareholders and that the BKSO director defendants breached their fiduciary duties to the BKSO shareholders. Counsel for the BKSO defendants has advised plaintiff's counsel that the action has been filed without substantial justification and without reasonable cause under Georgia law and as such constitutes abusive litigation unless dismissed by plaintiff. The defendants intend to vigorously defend their actions related to the proposed Merger and assert their position that the complaint constitutes abusive litigation under Georgia law.
PENDING ACQUISITIONS
     In addition to the Merger, NationsBank has entered into agreements to acquire four other financial institutions, each of which acquisition is subject to regulatory and shareholder approval and other customary conditions:
          INTERCONTINENTAL BANK, Miami, Florida with approximately $1.1 billion in assets, in a stock transaction expected to close by year end and involving the issuance of up to 4,500,000 shares of NationsBank Common Stock;
          CSF HOLDINGS, INC., the parent of Citizens Federal Bank, Miami, Florida with approximately $4.7 billion in assets, in a $516 million cash transaction expected to close in the first quarter of 1996;
                                       14

          SUN WORLD SAVINGS BANK, FSB, El Paso, Texas with approximately $130 million in assets, in a $16 million cash transaction expected to close in the first or second quarter of 1996; and
          NORTH FLORIDA BANK CORPORATION, the parent of Bank of Madison County, Madison, Florida with approximately $52 million in assets, in a stock transaction expected to close in the fourth quarter of 1995 and involving the issuance of approximately 100,000 shares of NationsBank Common Stock.
                                       15

                  THE SPECIAL MEETING OF SHAREHOLDERS OF BKSO
GENERAL

     This Proxy Statement-Prospectus is first being mailed to the holders of
BKSO Common Stock on or about November   , 1995, and is accompanied by the
notice of Special Meeting and a form of proxy that is solicited by the Board of Directors of BKSO for use at the Special Meeting of Shareholders of BKSO to be held on December 14, 1995, at 11:00 a.m., local time, at the INFORUM, 250 Williams Street, Atlanta, Georgia and at any adjournments or postponements thereof. The purpose of the Special Meeting is to take action with respect to the approval of the Agreement and the transactions contemplated thereby.

PROXIES
     A shareholder of BKSO may use the accompanying proxy if such shareholder is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. A shareholder may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary of BKSO, prior to or at the Special Meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date, or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to the revocation of BKSO proxies should be addressed to Bank South Corporation, 55 Marietta Street, Atlanta, Georgia 30303 Attention: Corporate Secretary. For such notice of revocation or later proxy to be valid, however, it must actually be received by BKSO prior to the vote of the shareholders. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Agreement. The Board of Directors of BKSO is unaware of any other matters that may be presented for action at the Special Meeting. If other matters do properly come before the Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion.
SOLICITATION OF PROXIES
     Solicitation of proxies may be made in person or by mail, telephone or facsimile, by directors, officers and employees of BKSO, who will not be specially compensated for such solicitation. Nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. In addition, BKSO has engaged the services of Corporate Investor Communications, Inc. to assist the solicitation of proxies at an estimated cost of $15,000 plus expenses.
     All costs of solicitation of proxies from BKSO shareholders will be borne by BKSO; provided, however, that NationsBank and BKSO have each agreed to pay one-half of the printing costs of this Proxy Statement-Prospectus and related materials.
RECORD DATE AND VOTING RIGHTS

     The BKSO Board has fixed October 30, 1995 as the Record Date for the determination of shareholders of BKSO entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding 58,785,845 shares of BKSO Common Stock held by approximately 9,741 holders of record. Each share of BKSO Common Stock outstanding on the Record Date is entitled to one vote as to (i) the approval of the Agreement and the transactions contemplated thereby and (ii) any other proposal that may properly come before the Special Meeting.


     Under the terms of the Georgia Code, approval of the Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of BKSO Common Stock. As of the Record Date, the directors and executive officers of BKSO and their affiliates beneficially owned an aggregate of 2,144,873 shares, or 3.65%, of BKSO Common Stock. Also as of the Record Date, the banking and trust subsidiaries of BKSO, in a fiduciary capacity for third parties, had sole or shared voting power as to 4,081,006 shares of BKSO Common Stock, or approximately 6.94% of the total number of outstanding shares, which will be voted in accordance with the instructions of the beneficial owners.

     BECAUSE APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF BKSO COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE BOARD OF DIRECTORS OF BKSO URGES ITS SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.
                                       16

RECOMMENDATION OF BKSO BOARD
     The BKSO Board has unanimously approved the Agreement and the transactions contemplated thereby, believes that the Merger is in the best interests of BKSO and its shareholders and recommends that the shareholders of BKSO vote "FOR" approval of the Agreement. See "THE MERGER -- Background of and Reasons for the Merger."
                                   THE MERGER
     THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND, WITH THE EXCEPTION OF CERTAIN EXHIBITS THERETO, IS INCLUDED AS APPENDIX A TO THIS PROXY STATEMENT-PROSPECTUS.
DESCRIPTION OF THE MERGER
     At the Effective Time, BKSO will be merged with and into NationsBank, which will be the surviving entity. The Articles of Incorporation and Bylaws of NationsBank in effect at the Effective Time will continue to govern NationsBank until amended or repealed in accordance with applicable law. The Merger is subject to the approvals of the Federal Reserve Board and the State Authorities. See " -- Bank Regulatory Matters."

     At the Effective Time, each share of BKSO Common Stock (including any associated preferred stock purchase right) outstanding immediately prior to the Effective Time (other than shares held by BKSO or NationsBank, or any of their affiliates, in each case other than in a fiduciary capacity or as a result of debts previously contracted) will be converted automatically into the right to receive 0.44 shares of NationsBank Common Stock (the "Exchange Ratio"). At the Effective Time, any shares of BKSO Common Stock held by BKSO, NationsBank, or any of their affiliates other than in a fiduciary capacity or as a result of debts previously contracted, will be canceled and retired without consideration being paid. If the Merger is consummated and assuming no change in the number of shares of BKSO outstanding after the Record Date, approximately 25,866,000 shares of NationsBank Common Stock would be issued in the Merger to BKSO shareholders and 999,000 shares to holders of BSKO Options (assuming that all options were to be exercised at or prior to the Effective Time) representing a total of approximately 26,865,000 shares or 8.93% of the NationsBank Common Stock to be outstanding immediately after the Effective Time. The number of shares of NationsBank Common Stock to be issued in the Merger will change if the number of shares of outstanding BKSO Common Stock or BKSO Options changes.

     No fractional shares of NationsBank Common Stock will be issued in the Merger. Instead, each holder of shares of BKSO Common Stock who would otherwise have been entitled to receive a fraction of a share of NationsBank Common Stock (after taking into account all certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fraction of a share of NationsBank Common Stock multiplied by the market value of NationsBank Common Stock, which is defined in the Agreement as the closing price of one share of NationsBank Common Stock on the NYSE Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported thereby, by any other authoritative source selected by NationsBank) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares. See " -- Exchange of Certificates."
     The shares of NationsBank capital stock outstanding immediately prior to the Merger will continue to be outstanding after the Effective Time.
     Following the Merger, NationsBank intends to cause Bank South to be merged into NationsBank of Georgia, National Association.
EFFECTIVE TIME OF THE MERGER
     Unless otherwise agreed by NationsBank and BKSO, the Effective Time is expected to occur on the date and at the time the Georgia Certificate of Merger and the NC Articles of Merger become effective with the respective Secretaries of State. The parties have agreed to use their reasonable efforts to cause the Effective Time to occur on or before the fifth business day (as designated by NationsBank) following the last to occur of (i) the effective date of the last required consent of any state or federal regulatory authority having authority over the Merger (including the expiration of all applicable waiting periods following such consents or the delivery of appropriate notices) or (ii) the date on which the shareholders of BKSO approve the Agreement, unless otherwise agreed by NationsBank and BKSO. If approved by the BKSO shareholders and applicable regulatory authorities, the parties expect the Effective Time of the Merger to occur on or before January 31, 1996, although there can be no assurance as to whether or when the Merger will occur.
                                       17

EXCHANGE OF CERTIFICATES
     Before or as soon as practicable after the Effective Time, Chemical Bank (the "Exchange Agent") will mail to each holder of BKSO Common Stock of record as of the Effective Time a letter of transmittal and related forms (the "Letter of Transmittal") for use in forwarding stock certificates previously representing BKSO Common Stock for surrender and exchange for certificates representing NationsBank Common Stock. Risk of loss and title to the certificates theretofore representing shares of BKSO Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent.
     BKSO SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.
     Upon surrender to the Exchange Agent of one or more certificates for shares of BKSO Common Stock, together with a properly completed Letter of Transmittal, there will be issued and mailed to the holder thereof a certificate or certificates representing the aggregate number of whole shares of NationsBank Common Stock to which such holder is entitled, together with all declared but unpaid dividends in respect of such shares and, where applicable, a check for the amount (without interest) representing any fractional shares. A certificate for shares of NationsBank Common Stock, or any check representing cash in lieu of fractional shares or declared but unpaid dividends, may be issued in a name other than the name in which the surrendered certificate is registered only if
(i) the certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the Letter of Transmittal and otherwise in proper form for transfer, and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. The Exchange Agent will issue stock certificates evidencing NationsBank Common Stock in exchange for lost, stolen, mutilated or destroyed certificates of BKSO Common Stock only upon receipt of a lost stock affidavit and a bond indemnifying NationsBank against any claim arising out of the allegedly lost, stolen, mutilated or destroyed certificate. In no event will the Exchange Agent, NationsBank or BKSO be liable to any persons for any NationsBank Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.
     On and after the Effective Time and until surrender of certificates of BKSO Common Stock to the Exchange Agent, each certificate that represented outstanding BKSO Common Stock immediately prior to the Effective Time will be deemed to evidence ownership of the number of whole shares of NationsBank Common Stock into which such shares have been converted, and the holders thereof shall be entitled to vote at any meeting of NationsBank shareholders. Beginning 30 days after the Effective Time, no shareholder will, however, receive dividends or other distributions on such NationsBank Common Stock until the certificates representing BKSO Common Stock are surrendered. Upon surrender of BKSO Common Stock certificates, BKSO shareholders will be paid any dividends or other distributions on NationsBank Common Stock that are payable to holders as of any dividend record date on or following the Effective Time. No interest will be payable with respect to withheld dividends or other distributions.
BACKGROUND OF AND REASONS FOR THE MERGER
     NATIONSBANK REASONS FOR THE MERGER. The strategy of the NationsBank Board of Directors for building long-term value for NationsBank stockholders includes, in part, having a significant market share in each of the markets its subsidiary banks serve. Pursuant to this strategy, management of NationsBank continually explores and evaluates acquisition opportunities, both in the banking and non-banking areas. Consistent with this strategy, NationsBank conducted discussions and negotiated an agreement with BKSO beginning in late July and continuing into early September 1995 and, on September 4, 1995, entered into the Merger Agreement.
     NationsBank considered several factors in arriving at its decision to approve the acquisition of BKSO. It did not assign any relative or specific weights to the factors considered. Such factors included, without limitation, the following:
          (i) The Merger will improve the NationsBank deposit share in the Atlanta market as well as in the State of Georgia. Atlanta is the ninth largest metropolitan area in the country and is growing faster than any metropolitan area larger than Atlanta. It is also the fastest growing major metropolitan area in the NationsBank franchise. In addition to serving as the host for the Centennial Olympics to be held in 1996, Atlanta is home to a large number of international and domestic businesses. The State of Georgia is also rapidly growing, and trails only Florida, California, and Arizona in terms of projected population growth among sizeable states.
                                       18

          (ii) The Merger will maximize the consolidated resources of NationsBank and BKSO and, therefore, will enhance the financial performance of each institution. Customers of BKSO will have available to them a significantly broader range of products and services.
  BKSO.
     BACKGROUND OF THE MERGER. In 1990 and 1991 BKSO experienced net losses resulting primarily from significant credit problems as reflected in high levels of nonperforming assets, charge-offs and loan loss provisions. These operating losses were accompanied by elimination of the quarterly dividend on BKSO Common Stock in the third quarter of 1991, a stock price low during the period of $5.00, supervisory agreements with federal banking regulators and a focus on maintaining adequate regulatory capital. The Board of Directors retained a new senior management team led by Patrick L. Flinn as Chairman and Chief Executive Officer. He was joined by John E. McKinley as head of Credit Policy and Corporate Banking and Lee M. Sessions, Jr. as head of Retail and Trust Banking.
     BKSO returned to profitability in 1992; nonperforming assets were reduced significantly; capital levels improved and exceeded regulatory guidelines; and the payment of regular quarterly dividends was resumed in the first quarter of 1993. BKSO's management team, with approval of the Board of Directors, developed a strategic plan which emphasized strong credit quality and procedures, expansion of new retail products and services, ease of customer access to innovative delivery systems including significant use of supermarket or "in-store" offices as well as numerous automatic teller machines, rebuilding middle market lending and increasing small business relationships, aggressive consumer marketing and increased productivity. BKSO enjoyed considerable success in adding transaction accounts to its consumer base as well as increasing its household penetration, particularly in eight counties in the growing metro Atlanta market which is BKSO's primary market and which accounted for approximately 81 percent of its deposits at June 30, 1995. During 1993 to 1995, BKSO acquired institutions or portions thereof having $1.365 billion in deposits, most of which were in the metro Atlanta market and sold its banking subsidiary in Florida. The effort and expense involved in repositioning BKSO as a financial services company providing ease of access to customers through alternative methods of delivery has kept BKSO's overhead ratio higher than normal peer averages.
     The successful financial turnaround of BKSO was recognized in the stock market, as was its significant position in the Atlanta banking market behind four regional bank holding companies. The market price of BKSO Common Stock rose from a five year low of $5.00 per share in the first quarter of 1991 to a high of $23.75 prior to announcement of the Merger, although it has generally been recognized that the stock price over the last year or more has reflected some speculation about an eventual premium acquisition of BKSO.
     Periodically, management reviewed with the Board strategic alternatives designed to enhance stockholder value and the feasibility of pursuing various alternatives. These included primarily (i) continued growth in earnings by BKSO on an independent basis, including acquisitions of smaller institutions from time to time and various other assumptions, (ii) a merger of equals, and (iii) a merger with or sale to a larger banking organization. The Board was generally of the view that projected earnings growth supported a continued independent position for at least some period of time, although it was recognized there was a likelihood that, at some point, any of several institutions that had capacity would offer a price that would warrant serious consideration and potentially result in an agreement to merge or be otherwise acquired. A merger of equals was regarded as a difficult transaction for BKSO under prevailing circumstances relating to BKSO and its stock price.
     In early 1995, BKSO received an expression of interest from a regional bank holding company that received consideration from the Executive Committee of the BKSO Board (the "BKSO Executive Committee") with the assistance of its financial advisor, Merrill Lynch. After consideration and preliminary discussions, the range of interest suggested by the other institution was determined to be inadequate, and discussions ended.
     On July 31, 1995, Mr. Flinn met with Kenneth D. Lewis, President of NationsBank, at Mr. Lewis's request, to discuss the prospects of a merger of BKSO with NationsBank. Following a report of that meeting to the BKSO Executive Committee, another meeting was held between Mr. Flinn and Mr. Lewis at Mr. Lewis's request on August 4, 1995, at which Mr. Lewis was more specific about the NationsBank interest in BKSO. The BKSO Executive Committee met with its financial advisor, Merrill Lynch, and its legal advisor, Alston & Bird, on August 10 and 14, 1995, to review certain information relating to values of BKSO as an independent institution, including certain growth in earnings assumptions, and the capacity of certain banking institutions to pay acquisition premiums for BKSO without any, or material, earnings per share dilution because of their perceived ability to achieve various levels of cost savings. The information indicated that the large in-market institutions could likely achieve significant cost savings in a merger with BKSO and therefore potentially pay higher prices than out-of-market institutions.
                                       19

     While not making any decision whether any transaction involving a business combination should be entered into, the BKSO Executive Committee authorized contact with two other in-market regional banking organizations to determine their interest in a potential merger in order to obtain more information about the value of BKSO at the present time and who might be the best merger partner for BKSO and its stockholders. Both institutions indicated interest; but one was occupied with other considerations and chose not to pursue the matter. The other requested further information, and certain information was provided to it as part of preliminary discussions. Also, as a result of an earlier transaction, BKSO contacted another regional banking organization as to its interest in a potential merger, but the institution chose not to pursue the matter. The BKSO Executive Committee met again on August 21 and 23, 1995, with its financial and legal advisors to review the matter, and two members of the Committee, Lynn H. Johnston and Virgil R. Williams, together with Mr. Flinn, met with Mr. Lewis on August 25, 1995 to discuss various aspects of the NationsBank proposal, including the price which Mr. Lewis indicated would be increased in response to BKSO's indication that the initial price suggested was not satisfactory. The BKSO Executive Committee met again on August 28, 1995 with its financial and legal advisors and decided that NationsBank and the other interested institution, both having had an opportunity to review certain information requested, should be requested to submit their best proposal on August 31, 1995. On August 31, 1995, the BKSO Executive Committee considered the information submitted by the two institutions and determined that the NationsBank proposal of 0.44 of a share of NationsBank Common Stock for each share of BKSO Common Stock (which based on the then current market price of NationsBank Common Stock represented approximately $27 per share of BKSO Common Stock) was in the best interest of the BKSO stockholders and that negotiations should proceed with NationsBank, pending a meeting of the BKSO Board of Directors called for the next day.
     On September 1, 1995, the BKSO Board met, and Mr. Flinn reviewed the events leading up to the meeting, including the deliberations of the seven BKSO Executive Committee meetings which were directed at pursuing a process designed to obtain the best value reasonably available and then determining whether that value was sufficient to recommend that transaction to the Board as being a transaction that was in the best interests of the BKSO stockholders, assuming that satisfactory agreements could be negotiated and that the due diligence review to be performed by both parties resulted in acceptable findings. He also summarized the two proposals received by the BKSO Executive Committee. Alston & Bird reviewed generally the fiduciary obligations of directors in considering strategic alternatives, mergers and sales and commented on the form of merger agreement being reviewed by NationsBank, including certain provisions that had been discussed with NationsBank. Merrill Lynch made a presentation relating to various financial analyses of the transaction on the basis proposed by NationsBank, a comparison of BKSO as an independent enterprise, and an assessment of the NationsBank Common Stock to be received in the Merger. After further discussion and consideration of the factors described below and subject to completion of the due diligence review, the BKSO Board authorized management and its advisors to continue negotiations aimed at reaching definitive agreements to be presented to the Board as soon as practicable.
     Following the September 1, 1995 Board meeting, members of BKSO's senior management team and other personnel conducted a due diligence review and with its legal advisors negotiated the final terms of the Agreement and the Stock Option Agreement. On September 4, 1995, the BKSO Board of Directors met again. Mr. Flinn introduced Mr. Lewis to the Board, and Mr. Lewis described the NationsBank interest in BKSO and BKSO's position in the Atlanta market area and responded to questions from directors; he then departed from the meeting. The Board then received the due diligence and other reports from management and BKSO's advisors. Messrs. Hutchins and McKinley reported to the Board on aspects of due diligence. Alston & Bird reported on the negotiation of the Agreement and NationsBank's insistence on a customary stock option arrangement as a condition of the transaction. The terms of the Agreement and the Stock Option Agreement were summarized for the Board. Merrill Lynch reported that it had completed its due diligence and confirmed its earlier preliminary opinion as to the fairness of the Exchange Ratio to the stockholders of BKSO from a financial point of view. The BKSO Board unanimously approved and authorized execution of the Agreement and the Stock Option Agreement.
     REASONS FOR THE MERGER. In reaching its conclusion to approve the Merger, the BKSO Board of Directors consulted with BKSO's senior management, as well as with its financial and legal advisors, and considered various factors, including the following:
     (i) THE FINANCIAL TERMS OF THE MERGER. The presentation by Merrill Lynch indicating that the transaction multiples for BKSO, based on the Exchange Ratio in the Merger and the NationsBank stock price on August 30, 1995, compared favorably with the other transactions reviewed by Merrill Lynch, and represented multiples of 2.42x BKSO's per common share fully diluted book value, 21.41x last 12 months earnings, and a 29.42% premium over the closing price of BKSO Common Stock 30 days prior to announcement of the Merger.
                                       20

     (ii) THE EFFECT ON STOCKHOLDER VALUE OF BKSO REMAINING INDEPENDENT COMPARED TO THE EFFECT OF ITS COMBINING WITH NATIONSBANK. In this respect the Board considered several matters. First, the Board considered whether it was reasonable to anticipate that BKSO, as an independent enterprise, could meet the earnings projections necessary to produce a value comparable to the value to be received in the Merger. Second, the Board took into account that BKSO had special value to NationsBank in enhancing its number one deposit market share position in the Atlanta market area and that NationsBank had the ability to realize cost savings in the Merger to support the price being paid which out-of-market acquirers could not reasonably be expected to meet. Third, the Board was advised by management that continued investment in technology by BKSO necessary to support innovative delivery systems for an aggressive provider of financial services would be significant. Fourth, the Board considered that, based upon the current dividend payouts by BKSO and NationsBank, there would be a 57% increase in dividends for BKSO stockholders. Fifth, there was no reliable evidence to suggest that another strategic alternative would produce better value for the BKSO stockholders. Sixth, a decision to remain independent in the context of the NationsBank proposal would likely have a material adverse effect on the market price of BKSO Common Stock.
     (iii) CERTAIN FINANCIAL INFORMATION ABOUT BKSO AND NATIONSBANK. Such information included, but was not limited to, information with regard to recent and historical stock performance, valuation analyses, pro forma analyses, comparative financial and operating performance data, acquisition capacity analyses, "Wall Street" research ratings comparisons and comparable merger and acquisition transactions as presented by Merrill Lynch. The Board also considered the results of the due diligence reviews of NationsBank made by BKSO management, including, among other things, projected financial results, securities portfolio and derivatives positions, regulatory ratings, contingencies, credit policies and processes and asset quality.
     (iv) ADVICE OF FINANCIAL ADVISOR AND FAIRNESS OPINION. The opinion of Merrill Lynch (including the assumptions and financial information and projections relied upon by Merrill Lynch in arriving at such opinion) that, as of September 4, 1995, the Exchange Ratio was fair to the stockholders of BKSO (other than NationsBank and its affiliates) from a financial point of view. See " -- Opinion of BKSO's Financial Advisor."
     (v) CERTAIN NONFINANCIAL INFORMATION AND TERMS OF AGREEMENTS. Alston & Bird distributed copies of the Agreement and Stock Option Agreement to the Board and generally summarized their material provisions. The Board considered that under the Agreement it would have the right to terminate the Agreement in the event of a significant decline in the price of NationsBank Common Stock prior to consummation of the Merger unless NationsBank then elected to increase the Exchange Ratio as specified in the Merger Agreement. The Board was advised that NationsBank made the Stock Option Agreement a condition of the transaction, and the Board considered that the existence of such an agreement might discourage third parties from seeking to acquire BKSO. The Board took into account that it is expected that the Merger will be tax-free (other than with respect to cash paid in lieu of fractional shares) to BKSO stockholders for federal income tax purposes. The Board was reminded that the Merger would probably trigger certain change in control provisions of certain agreements previously entered into with a number of BKSO's executives. See " -- Modification, Waiver and Termination; Possible Exchange Ratio Increase; Expenses," "Certain Federal Income Tax Consequences," " -- Interests of Certain Persons in the Merger" and " -- Stock Option Agreement."
     (vi) REGULATORY APPROVALS. The likelihood of obtaining the regulatory approvals that would be required with respect to the Merger. See " -- Bank Regulatory Matters."
     (vii) IMPACT ON BKSO CONSTITUENCIES. The general impact of the Merger on the various constituencies served by BKSO, including its customers, employees, communities and others.
     The foregoing discussion of the information and factors considered by the BKSO Board is not intended to be exhaustive but is believed to include all material factors considered by the BKSO Board. In reaching its determination to approve the Merger, the BKSO Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated thereby, and considering, among other things, the matters discussed above and the opinion of Merrill Lynch referred to above, the BKSO Board unanimously approved the Agreement and the transactions contemplated thereby, including the Stock Option Agreement, as being in the best interests of BKSO and its stockholders.
     FOR THE REASONS DESCRIBED ABOVE, THE BKSO BOARD UNANIMOUSLY APPROVED THE AGREEMENT AND BELIEVES THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF, ITS STOCKHOLDERS. ACCORDINGLY, THE BKSO BOARD UNANIMOUSLY RECOMMENDS THAT BKSO STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.
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
OPINION OF BKSO'S FINANCIAL ADVISOR.
     On August 10, 1995, BKSO engaged Merrill Lynch to act as its financial advisor and to provide a fairness opinion in connection with a possible sale of BKSO. BKSO selected Merrill Lynch as its financial advisor because Merrill Lynch is a nationally recognized investment banking firm with substantial experience in similar transactions and is familiar with BKSO and its business.
     As part of its engagement, representatives of Merrill Lynch attended the meetings of the BKSO Board held on September 1, 1995 and September 4, 1995 at which the BKSO Board considered the Merger. On September 4, 1995, Merrill Lynch rendered its oral opinion to the BKSO Board to the effect that, as of such date, the Exchange Ratio was fair to BKSO's shareholders (other than NationsBank and its affiliates) from a financial point of view. The oral opinion was reconfirmed in writing as of the date of this Proxy Statement-Prospectus. No limitations were imposed by BKSO on the scope of Merrill Lynch's investigation or on the procedures followed by Merrill Lynch in rendering its fairness opinion.
     The full text of Merrill Lynch's written opinion dated as of the date of this Proxy Statement-Prospectus is attached hereto as Appendix B to this Proxy Statement-Prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix B. BKSO shareholders are urged to read Merrill Lynch's opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch in connection therewith. The oral opinion is substantially identical to the opinion attached hereto as Appendix B.

     Merrill Lynch's opinion is directed to the BKSO Board and addresses only the Exchange Ratio. It does not address BKSO's underlying business decision to proceed with the Merger and does not constitute, nor should it be construed as, a recommendation to any BKSO shareholder as to how such shareholder should vote at the Special Meeting on the Merger or any other matter considered in connection therewith.


     Merrill Lynch has informed BKSO that in arriving at its opinion, Merrill Lynch has, among other things: (i) reviewed BKSO's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1994, BKSO's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1995 and June 30, 1995 and unaudited financial information for the quarterly period ended September 30, 1995; (ii) reviewed the NationsBank Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December
31, 1994, the NationsBank Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1995 and June 30, 1995 and unaudited financial information for the quarterly period ended September 30, 1995, (iii) reviewed certain publicly available information, including financial and other forecasts and assumptions relating to the financial condition, business, earnings, assets and prospects of BKSO and NationsBank; (iv) reviewed certain non-public information, including financial and other forecasts and assumptions relating to the financial condition, business, earnings, assets and prospects of BKSO furnished to Merrill Lynch by the senior management of BKSO; (v) conducted discussions with members of senior management of BKSO and NationsBank concerning their respective financial conditions, businesses, earnings and assets and such managements' respective views as to the future financial performance of BKSO and NationsBank; (vi) reviewed the historical market prices and trading activity for the BKSO Common Stock and the NationsBank Common Stock and compared them, respectively, with that of certain publicly traded companies which Merrill Lynch deemed to be relevant; (vii) compared the respective results of operations of BKSO and NationsBank with that of certain publicly traded companies which Merrill Lynch deemed to be relevant; (viii) compared the proposed financial terms of the Merger contemplated by the Agreement with financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (ix) analyzed, based upon the information provided by senior management of BKSO and, in certain instances, NationsBank, the pro forma effects of the Merger on the earnings and book value per share, tangible book value per share, consolidated capitalization and certain other balance sheet and profitability ratios of NationsBank; (x) participated in discussions and negotiations among representatives of BKSO and NationsBank; (xi) reviewed the Agreement; (xii) reviewed the Stock Option Agreement; and (xiii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary to the rendering of its opinion.

     In preparing its opinion, Merrill Lynch has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by BKSO and NationsBank, and has not assumed any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of BKSO or NationsBank or any of their subsidiaries nor has it been furnished any such evaluation or appraisal. Merrill Lynch has also assumed and relied upon the management of BKSO as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to Merrill Lynch. In that regard, Merrill Lynch has assumed with BKSO's consent that such forecasts, including, without limitation, financial forecasts, projected cost savings and operating synergies resulting from the Merger and projections regarding underperforming and nonperforming assets, net charge-offs, adequacy of
                                       22
reserves, future economic conditions and results of operations reflect the best currently available estimates and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. Merrill Lynch's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Merrill Lynch is not an expert in the evaluation of allowances for loan losses and has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses of BKSO and NationsBank nor has Merrill Lynch reviewed any individual credit files, and it has assumed that the aggregate allowances for loan losses are adequate to cover such losses.
     Merrill Lynch's opinion has been rendered without regard to the necessity for, or the level of, any obligations or undertakings which may be imposed or required in the course of obtaining regulatory approvals for the Merger.
     In connection with rendering its opinion, Merrill Lynch performed a variety of financial analyses, including those summarized below. The summary set forth below, which has been provided by Merrill Lynch, does not purport to be a complete description of the analyses performed by Merrill Lynch in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Merrill Lynch's opinion. In addition, Merrill Lynch may have used the various analyses for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be Merrill Lynch's view of the actual value of BKSO. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis.
     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BKSO and NationsBank. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the Exchange Ratio to BKSO's shareholders (other than NationsBank and its affiliates) and were provided to the BKSO Board in connection with the delivery of Merrill Lynch's opinion. With respect to the comparison of selected companies analysis and the analysis of selected bank merger transactions summarized below, no public company utilized as a comparison is identical to BKSO or NationsBank and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of or merger transactions involving the companies concerned. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, the analyses do not purport to be appraisals or to reflect the prices at which any securities of BKSO or NationsBank may trade at the present time or at any time in the future. Furthermore, Merrill Lynch's opinion is just one of the factors taken into consideration by the BKSO Board.
     Certain projections furnished to Merrill Lynch and used by it in certain of its analyses were prepared by the management of BKSO. BKSO and NationsBank do not publicly disclose internal management projections of the type provided to Merrill Lynch in connection with its review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.
     The following is a summary of the selected analyses presented by Merrill Lynch to the BKSO Board on September 1 and September 4, 1995 (the "Merrill Lynch Report"), in connection with its oral opinion.
     SUMMARY OF PROPOSAL. Merrill Lynch reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. Merrill Lynch reviewed the implied value of the consideration offered based upon the closing share price of NationsBank Common Stock on August 30, 1995 which showed that the implied value of the NationsBank proposal was approximately $27.01 per share of BKSO Common Stock, representing an 18.7% premium to BKSO's August 30, 1995 closing market price of $22.75 per share, or a total transaction value of approximately $1.6 billion. In addition, Merrill Lynch reviewed the implied value of the consideration offered based upon the closing share price of NationsBank Common Stock on August 30, 1995, and the closing share price of BKSO Common Stock on July 31, 1995 (the date 30 days prior to the announcement of the Merger) which showed a 29.42% premium. Based on the aggregate consideration offered
                                       23
using the August 30, 1995 stock price for NationsBank, Merrill Lynch calculated the price to book and price to earnings multiples and the implied deposit premium paid (defined as the aggregate transaction value minus tangible book value divided by total deposits) in the contemplated transaction. This analysis yielded a price to book multiple of 2.42x, a price to earnings multiple of 21.41x (based on earnings for the 12 months ended June 30, 1995), and an implied deposit premium of 20.71%.
     OVERVIEW OF NATIONSBANK. Merrill Lynch reviewed with the BKSO Board a financial overview of NationsBank, discussing, among other things, its major lines of business, financial attributes, loan and deposit composition, market share and certain recent merger transactions that had been undertaken by NationsBank. Merrill Lynch also reviewed various Wall Street firms' research analysts' opinions, stock recommendations, stock price targets and 1995 and 1996 earnings estimates for NationsBank. As reported by First Call, a service providing a compilation of securities analysts' earnings forecasts, the mean earnings per share estimate for NationsBank for 1995 was $6.82 per share and the mean earnings per share estimate for 1996 was $7.50 per share. Merrill Lynch also reviewed the trading ranges for NationsBank Common Stock over the prior 52-week period. In addition, Merrill Lynch reviewed the 1-year, 3-year, 5-year and 10-year compounded returns to shareholders holding NationsBank Common Stock (assuming the reinvestment of dividends), which were 13.88%, 13.00%, 17.68% and 16.56%, respectively.
     PRO FORMA MERGER ANALYSIS. Merrill Lynch analyzed, based on discussions with senior management of NationsBank and BKSO certain pro forma effects resulting from the Merger as if consummated on December 31, 1995. This analysis indicated that the transaction (excluding the effect of any restructuring charges) would be modestly accretive to projected earnings per share of NationsBank Common Stock in 1996, increasing thereafter. The analysis also showed that the Merger was modestly dilutive to the book value and tangible book value per share of NationsBank. In this analysis, Merrill Lynch assumed that NationsBank performed in accordance with the mean First Call earnings estimates.
     CONTRIBUTION ANALYSIS. Merrill Lynch reviewed the relative contributions in terms of various balance sheet items, net income and market capitalization to be made by BKSO and NationsBank to the combined institution based on (i) balance sheet data at June 30, 1995, (ii) latest 12-month earnings as of June 30, 1995
(iii) 1995 and 1996 earnings projections from First Call for NationsBank and provided by senior management for BKSO and (iv) market capitalization at August 30, 1995. The income statement and balance sheet components analyzed included total assets, total loans (net), total deposits, fully-diluted common equity, fully diluted tangible common equity, latest 12-months net income, 1995 estimated net income and 1996 estimated net income. Merrill Lynch also analyzed the fully diluted market capitalization of the combined institution. This analysis showed that, while BKSO shareholders would own approximately 8.66% of the aggregate fully diluted outstanding shares of the combined institution based on the Exchange Ratio, BKSO was contributing 3.74% of total assets, 3.51% of total loans (net), 4.59% of total deposits, 5.07% of fully diluted common equity, 5.32% of tangible common equity, 7.38% of the fully diluted market capitalization, 4.14% of latest 12-months net income, 4.34% of 1995 estimated net income and 4.66% of 1996 estimated net income.
     HISTORICAL TRADING VALUATION. Merrill Lynch analyzed the closing price of the NationsBank Common Stock on August 30, 1995 and over various periods ranging from the five-day average trading price to the 90-day average trading price through August 30, 1995. The analysis showed that the proposed Exchange Ratio created a range of implied values to BKSO shareholders of $24.63 to $27.02, with the high implied value determined with reference to the five-day trading period prior to August 30, 1995.
     DISCOUNTED DIVIDEND STREAM ANALYSIS. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the future streams of after-tax cash flows that BKSO could produce on a stand-alone basis from 1996 through 2000 and distribute to shareholders ("dividendable net income"). In this analysis, Merrill Lynch assumed that BKSO performed in accordance with the earnings forecasts provided to Merrill Lynch by BKSO's senior management and projected the maximum dividends that would permit BKSO's tangible common equity to asset ratio to be maintained at a minimum 6.5% level. Merrill Lynch estimated the terminal values for the BKSO Common Stock at 9.0, 10.0 and 11.0 times BKSO's year 2000 estimated operating income (defined as net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present values using different discount rates ranging from 14% to 16% (based on the Capital Asset Pricing Model). This discounted dividend stream analysis indicated a reference range of between $17.56 and $21.70 per share of BKSO Common Stock. The analysis was based upon BKSO's senior management's projections, which were based upon many factors and assumptions, many of which are beyond the control of BKSO. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of BKSO Common Stock may trade before or after the Merger. Merrill Lynch noted that the discounted dividend stream analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly
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
dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, and discount rates.
     Using a discounted dividend stream analysis, Merrill Lynch also estimated the present value of the dividendable net income that NationsBank could produce on a stand-alone basis from 1996 through 2000. In this analysis, Merrill Lynch projected the maximum dividends that would permit the NationsBank tangible equity to asset ratio to be maintained at a minimum 5.14% level (the NationsBank tangible equity ratio at June 30, 1995). Merrill Lynch estimated the terminal values for NationsBank Common Stock at 9.0, 10.0 and 11.0 times the NationsBank year 2000 estimated operating income. The dividendable net income streams and terminal values were then discounted to present values using different discount rates ranging from 14% to 16% (based on the Capital Asset Pricing Model). This discounted dividend stream analysis indicated a reference range of between $62.04 and $78.49 per share of NationsBank Common Stock. The analysis was based upon projections, which were based upon many factors and assumptions, many of which are beyond the control of an institution's management. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of NationsBank Common Stock may trade before or after the Merger.
     Finally, using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the dividendable net income that the combined institution could produce from 1996 through 2000 and distribute to shareholders. In this analysis, Merrill Lynch assumed that the combined institution performed in accordance with the earnings forecasts provided to Merrill Lynch by senior management of BKSO and assumed that the combined institution's tangible equity to asset ratio would be maintained at a minimum 5.14% level (the NationsBank tangible equity ratio at June 30, 1995). Merrill Lynch estimated the terminal values for the combined institution's common stock at 9.0, 10.0 and 11.0 times combined institution's year 2000 estimated operating income. The dividendable net income streams and terminal values were then discounted to present values using different discount rates ranging from 14% to 16% (based on the Capital Asset Pricing Model). Assuming projected cost savings and other merger related benefits resulting from the Merger as provided to Merrill Lynch by senior management of NationsBank, this discounted dividend stream analysis indicated a reference range of between $28.17 and $35.55 per share of BKSO Common Stock based upon the Exchange Ratio. The analysis was based upon projections and projected cost savings and other merger related benefits which were based upon many factors and assumptions, many of which are beyond the control of BKSO and NationsBank. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which any securities may trade before or after the Merger.
     ANALYSIS OF SELECTED BANK MERGER TRANSACTIONS. Merrill Lynch reviewed publicly available information regarding 12 bank merger transactions with a value of greater than $100 million which had occurred in the Southern region of the United States since January 1, 1993. These transactions included NationsBank/Intercontinental, Mercantile Bancorporation/TC Bankshares, CCB Financial/Security Capital, Synovus Financial/NBSC Corporation, Boatman's Bancshares/Worthen Banking, Union Planters/Grenada Sunburst, BB&T Financial/Commerce Bank, One Valley Bancorp/Mountaineer Bankshares, BB&T Financial/LSB Bankshares, First Commercial/State First Financial, Huntington Bancshares/Commerce Bankshares and First Union Corp/First American Metro. Merrill Lynch calculated the price to market 30 days prior to announcement, price to earnings, price to fully diluted book value and price to fully diluted tangible book multiples and the implied deposit premium paid in the contemplated transaction and such selected bank merger transactions. This analysis yielded a range of price to market thirty days prior to announcement multiples of 1.16x to 1.60x with a mean of 1.30x and a median of 1.25x compared to a transaction multiple of 1.29x for BKSO (using the July 31, 1995 stock price for BKSO and the August 30, 1995 stock price for NationsBank), a range of price to earnings multiples of 10.29x to 19.87x with a mean of 15.84x and a median of 15.63x compared to a transaction multiple of 21.41x for BKSO (using BKSO's earnings for the 12-months ended June 30, 1995), a range of price to fully diluted book value multiples of approximately 1.17x to 2.39x with a mean of 1.97x and a median of 2.04x compared to a transaction multiple of 2.42x for BKSO (using the August 30, 1995 stock price for NationsBank), a range of price to fully diluted tangible book multiples of approximately 1.18x to 2.85x with a mean of 2.13x and a median of 2.23x compared to a transaction multiple of 2.83x for BKSO (using the August 30, 1995 stock price for NationsBank) and a range of implied deposit premiums paid of approximately 1.87% to 16.81% with a mean of 11.04% and a median of 11.58% compared to a deposit premium of 20.71% for BKSO. This analysis yielded an overall imputed reference range per share of BKSO Common Stock of $11.12 to $32.40, and a reference range per share of BKSO Common Stock of $18.85 to $26.33 based on the mean and median imputed range compared to a transaction value of $27.01 per share of BKSO Common Stock (using the August 30, 1995 stock price for NationsBank).
     Merrill Lynch also reviewed publicly available information regarding 60 bank merger transactions valued at greater than $100 million which had occurred in the United States since January 1, 1993. Merrill Lynch calculated the price to market thirty days prior to announcement, price to earnings, price to fully diluted book value and price to fully diluted tangible book multiples and the implied deposit premium paid in the contemplated transaction and such bank merger transactions. This
                                       25

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analysis yielded a range of price to market multiples of 0.87x to 1.78x with a mean of 1.30x and a median of 1.28x compared to a transaction multiple of 1.29x for BKSO (using the July 31, 1995 stock price for BKSO and the August 30, 1995 stock price for NationsBank) a range of price to earnings multiples of 6.39x to 23.35x with a mean of 15.37x and a median of 15.22x compared to a transaction multiple of 21.41x for BKSO (using BKSO's earnings for the 12 months ended June 30, 1995), a range of price to fully diluted book value multiples of approximately 1.12x to 2.71x with a mean of 2.04x and a median of 2.09x compared to a transaction multiple of 2.42x for BKSO (using the August 30, 1995 stock price for NationsBank Common Stock), a range of price to fully diluted tangible book value multiples of approximately 1.20x to 2.90x with a mean of 2.20x and a median of 2.21x compared to a transaction multiple of 2.83x for BKSO (using the August 30, 1995 stock price for NationsBank) and a range of implied deposit premiums paid of approximately 1.57% to 25.62% with a mean of 11.59% and a median of 11.58% compared to a deposit premium of 20.71% for BKSO. This analysis yielded an overall imputed reference range per share of BKSO Common Stock of $7.91 to $36.05, and a reference range per share of BKSO Common Stock of $18.84 to $26.33 based on the mean and median imputed range, compared to a transaction value of $27.01 per share of BKSO Common Stock (using the August 30, 1995 stock price for NationsBank).
     No company or transaction used in the above analysis as a comparison is identical to BKSO, NationsBank, or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.
     COMPARISON OF SELECTED COMPANIES. Merrill Lynch compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the 12 months ended June 30, 1995 and market data as of August 30, 1995 for BKSO to a group of selected bank holding companies which Merrill Lynch deemed to be relevant, including Commerce Bankshares, Inc., Compass Bancshares, Inc., First American Corporation, First Citizens BancShares Inc., First Commerce Corporation, First Virginia Banks,
Inc., Star Banc Corporation, Crestar Financial Corporation and Central Fidelity Banks, Inc., all being banks with assets between $5 billion and $10 billion (collectively, the "BKSO Composite"). This comparison showed, among other things, that (i) for the 12-month period ended June 30, 1995, BKSO's noninterest expenses to average assets were 3.74% compared to a mean of 3.35% and a median of 3.46% for the BKSO Composite; (ii) for the 12-month period ended June 30, 1995, BKSO's noninterest income to average assets was 1.81%, compared to a mean of 1.33% and a median of 1.37% for the BKSO Composite; (iii) for the 12-month period ended June 30, 1995, BKSO's net interest margin was 4.11% compared to a mean of 4.44% and a median of 4.42% for the BKSO Composite; (iv) for the 12-month period ended June 30, 1995, BKSO's efficiency ratio (defined as noninterest expense divided by the sum of noninterest income and net interest income before provision for loan losses) was 67.66%, compared to a mean of 62.09% and a median of 62.12% for the BKSO Composite; (v) for the 12-month period ended June 30, 1995, BKSO's return on average assets was 1.02% compared to a mean of 1.13% and a median of 1.23% for the BKSO Composite; (vi) for the 12-month period ended June 30, 1995, BKSO's return on average equity was 11.64% compared to a mean of 13.87% and a median of 14.20% for the BKSO Composite;
(vii) at June 30, 1995, BKSO's tangible equity to tangible assets was 7.77%, compared to a mean of 7.47% and a median of 7.38% for the BKSO Composite; (viii) at June 30, 1995, BKSO's nonperforming loans to total loans was 0.50%, compared to a mean of 0.47% and a median of 0.41% for the BKSO Composite; (ix) at June
30, 1995, BKSO's non-performing assets to total assets were 0.31% compared to a mean of 0.40% and a median of 0.35% for the BKSO Composite; (x) at June 30, 1995, BKSO's loan loss reserves to non-performing assets were 347.05% compared to a mean of 324.32% and a median of 287.67% for the BKSO Composite; (xi) at August 30, 1995, BKSO's price per share to 1995 estimated earnings per share was 15.80x compared to a mean of 11.37x and a median of 11.57x for the BKSO Composite; (xii) at August 30, 1995, BSKO's price per share to book value per share at June 30, 1995 was 2.00x, compared to a mean of 1.66x and a median of 1.69x for the BKSO Composite; (xiii) at August 30, 1995, BKSO's price per share to tangible book value per share at June 30, 1995 was 2.35x, compared to a mean of 1.87x and a median of 1.83x for the BKSO Composite; (xiv) at August 30, 1995, BKSO's dividend yield was 2.75%, compared to a mean of 3.10% and a median of 3.27% for the BKSO Composite and (xv) at August 30, 1995, BKSO's market price to earnings per share for the 12-month period ended June 30, 1995 was 18.06x compared to a mean of 11.62x and a median of 11.86x for the BKSO Composite.
     Merrill Lynch also compared selected operating and stock market results of NationsBank to the publicly available corresponding data of other companies which Merrill Lynch deemed to be relevant, including BankAmerica Corporation, Chemical Banking Corp., Chase Manhattan Corporation, Fleet Financial Group, NBD Bancorp, Inc., First Union Corporation, KeyCorp, Norwest Corporation, Banc One Corporation, PNC Bank Corp., Wells Fargo & Company, First Interstate Bancorp, and First Chicago Corporation (collectively, the "NationsBank Composite"). This comparison showed, among other things, that (i) for the 12-month period ended June 30, 1995, the NationsBank noninterest expense to average assets were 2.83%
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compared to a mean of 3.56% and a median of 3.45% for the NationsBank Composite;
(ii) for the 12-month period ended June 30, 1995, noninterest income to average assets of NationsBank was 1.54%, compared to a mean of 2.01% and a median of 1.98% for the NationsBank Composite; (iii) for the 12-month period ended June
30, 1995, the net interest margin of NationsBank was 3.38% compared to a mean of 4.38% and a median of 4.57% for the NationsBank Composite; (iv) for the 12-month period ended June 30, 1995, the efficiency ratio (defined as noninterest expense divided by the sum of noninterest income and net interest income before provision for loan losses) of NationsBank was 62.22%, compared to a mean of 60.82% and a median of 60.34% for the NationsBank Composite; (v) for the 12-month period ended June 30, 1995, the return on average assets of NationsBank was 0.98% compared to a mean of 1.19% and a median of 1.23% for the NationsBank Composite; (vi) for the 12-month period ended June 30, 1995, the return on average equity of NationsBank was 15.88% compared to a mean of 16.43% and a median of 16.77% for the NationsBank Composite; (vii) at June 30, 1995, the tangible equity to tangible assets of NationsBank was 5.14%, compared to a mean of 5.89% and a median of 5.75% for the NationsBank Composite; (viii) at June 30, 1995, nonperforming loans to total loans of NationsBank was 0.82%, compared to a mean of 0.94% and a median of 0.82% for the NationsBank Composite; (ix) at June 30, 1995, non-performing assets to total assets of NationsBank were 0.60% compared to a mean of 0.69% and a median of 0.63% for the NationsBank Composite;
(x) at June 30, 1995, loan loss reserves to non-performing assets of NationsBank were 196.54% compared to a mean of 260.72% and a median of 217.35% for the NationsBank Composite; (xi) at August 30, 1995, the NationsBank price per share to 1995 estimated earnings per share was 9.00x, compared to a mean of 9.84x and a median of 9.69x for the NationsBank Composite; (xii) at August 30, 1995, the NationsBank price per share to book value per share at June 30, 1995 was 1.44x compared to a mean of 1.52x and a median of 1.45x for the NationsBank Composite;
(xiii) at August 30, 1995, the NationsBank price per share to tangible book value per share at June 30, 1995 was 1.78x, compared to a mean of 2.13x and a median of 1.88x for the NationsBank Composite; (xiv) at August 30, 1995, NationsBank dividend yield was 3.25%, compared to a mean of 3.84% and a median of 3.68% for the NationsBank Composite and (xv) at August 30, 1995, the NationsBank market price to earnings per share for the 12-month period ended
June 30, 1995 was 9.79x compared to a mean of 10.33x and a median of 10.09x for the NationsBank Composite. Merrill Lynch did not establish any valuations or reference ranges for BKSO or NationsBank from the above comparisons.
     In connection with its written opinion and for purposes of its inclusion in this Proxy Statement-Prospectus, Merrill Lynch performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Merrill Lynch did not perform any analyses in addition to those described above.
     Merrill Lynch has been retained by the BKSO Board as an independent contractor to act as financial advisor to BKSO with respect to the Merger and will receive a fee for its services. Merrill Lynch is a nationally recognized investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. Merrill Lynch has in the past two years provided financial advisory, investment banking and other services to BKSO and NationsBank and certain of their affiliates and has received customary fees for the rendering of such services. In addition, in the ordinary course of its securities business, Merrill Lynch may actively trade debt and/or equity securities of BKSO and NationsBank and their respective affiliates for its own account and the accounts of its customers, and Merrill Lynch, therefore, may from time to time hold a long or short position in such securities.
     BKSO and Merrill Lynch have entered into a letter agreement dated August
10, 1995 relating to the services to be provided by Merrill Lynch in connection with the Merger. BKSO has agreed to pay Merrill Lynch fees as follows: (1) a cash fee of $150,000, which was paid upon execution of the letter agreement, (2) an additional cash fee of $2,000,000, which was paid upon execution of the Agreement, (3) an additional cash fee equal to the excess of 0.54% of the aggregate purchase price paid in the Merger over the fees paid pursuant to clauses (1) and (2), payable upon the closing of the Merger and (4) an additional cash fee of $1,000,000 to be paid in the event that the aggregate purchase price paid equals a purchase price per share of BKSO equal to or greater than $27.00. In such letter, BKSO also agreed to reimburse Merrill Lynch for its reasonable and necessary out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch against certain liabilities relating to or arising out of the Merger, including liabilities arising under the federal securities laws.
EFFECT ON BKSO OPTIONS

     Options to purchase an aggregate of 2,270,961 shares of BKSO Common Stock were outstanding as of the Record Date. To the extent that shares of BKSO Common Stock are issued pursuant to the exercise of BKSO Options in accordance with their terms at or prior to the Effective Time, they will be converted into shares of NationsBank Common Stock in the same manner as other shares of BKSO Common Stock. At the Effective Time, each BKSO Option to purchase shares of BKSO Common Stock that has not expired and remains outstanding at the Effective Time shall be converted into and become an option to purchase shares of NationsBank Common Stock, and NationsBank shall assume each such BKSO Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each BKSO Option assumed by NationsBank may be exercised solely for shares of NationsBank Common Stock, (ii) the number of shares of NationsBank Common Stock subject to each BKSO Option will be equal to the number of shares of BKSO Common Stock subject to such BKSO Option immediately prior to the Effective Time multiplied by the Exchange Ratio, with cash being paid in lieu of any resulting fraction of a share of NationsBank Common Stock, and (iii) the per share exercise price under each such BKSO Option will be adjusted by dividing the per share exercise price by the Exchange Ratio and rounding up to the nearest cent. See " -- Interests of Certain Persons in the Merger."
CONDITIONS TO THE MERGER
     The Merger will occur only if the Agreement is approved by the requisite vote of the shareholders of BKSO. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent legally permitted. Such conditions include (i) the receipt of all required governmental orders, permits, approvals or qualifications (and the expiration of all applicable waiting periods following the receipt of such items or the delivery of appropriate notices), provided that such approvals shall not have imposed any condition or restriction that in the reasonable judgment of the Board of Directors of either party would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, such party would not in its reasonable judgment, have entered into the Agreement; (ii) the receipt, with certain exceptions, of all consents required for consummation of the Merger and the preventing of any default under any contract or permit of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party; (iii) the absence of any action by a court or governmental or regulatory authority that restricts or prohibits the transactions contemplated by the Agreement; (iv) the effectiveness of the Registration Statement under the Securities Act and the receipt of all necessary approvals under state securities laws, the Securities Act or the Exchange Act relating to the issuance or trading of the shares of NationsBank Common Stock issuable pursuant to the Merger; (v) the receipt of authorization to list on the NYSE, upon official notice of issuance, the NationsBank Common Stock to be issued in the Merger; and (vi) the receipt of the tax opinion referred to in " -- Certain Federal Income Tax Consequences."
     In addition, unless waived, each party's obligation to effect the Merger is subject to the performance by the other party of its obligations under the Agreement and the receipt of certain closing certificates and opinions from the other party. No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so.
     Bank South serves as investment adviser for several publicly held mutual funds, and, in accordance with the requirements of the Investment Company Act of 1940, as amended, holders of the outstanding shares of such funds must approve the change in control of such investment adviser that will occur as a result of the Merger. Neither NationsBank nor BKSO believes that the failure to obtain such approval prior to consummation of the Merger would have a material adverse effect or result in the failure of the conditions to consummation of the Merger to be satisfied.
CONDUCT OF BUSINESS PRIOR TO THE MERGER
     In the Agreement, BKSO has agreed, except as otherwise contemplated by the Agreement, to (i) operate its business only in the usual, regular and ordinary course, (ii) preserve intact its business organization and assets and maintain its rights and franchises, and (iii) use its reasonable efforts to maintain its current employee relationships.
     In addition, BKSO has agreed that it will not, without the prior written consent of NationsBank:
     (a) amend its Articles of Incorporation, Bylaws, or other governing instruments, or except as expressly contemplated by the Agreement, the BKSO Rights Agreement;
     (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000 except in the ordinary course of the business consistent with past practices, or impose, or suffer the imposition, with certain exceptions, of a lien on any asset of BKSO or its subsidiaries;
     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of BKSO or
                                       28
any subsidiary, or declare or pay any dividend or make any other distribution in respect of its capital stock, provided that BKSO may declare and pay regular quarterly cash dividends on the shares of BKSO Common Stock at a rate not in excess of $.14 per share with usual and regular record and payment dates in accordance with past practice;
     (d) except for the Agreement, or pursuant to the Stock Option Agreement or pursuant to the exercise of BKSO Options, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of BKSO Common Stock;
     (e) adjust, split, combine, or reclassify the capital stock of BKSO or any subsidiary or issue or authorize the issuance of any other securities in respect of or in substitution for shares of BKSO Common Stock;
     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly owned subsidiary;
     (g) grant any increase in compensation or benefits to the employees or officers of BKSO or its subsidiaries, with certain exceptions, except in accordance with past practice or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Agreement, with certain exceptions; enter into or amend any severance agreements with officers of BKSO or its subsidiaries; grant any material increase in fees or other compensation to directors, with certain exceptions; or voluntarily accelerate the vesting of any BKSO Options or other employee benefits.
     (h) enter into or amend any employment contract (unless such amendment is required by law);
     (i) adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than such changes required by law or to maintain the tax qualified status of any such plan;
     (j) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws, regulatory accounting requirements or generally accepted accounting principles;
     (k) commence any litigation other than in accordance with past practice or settle any litigation for material money damages or restrictions upon its operations, with certain exceptions; or
     (l) except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims.
     The Agreement also provides that, except for the transactions contemplated thereby, neither BKSO nor its affiliates or representatives shall directly or indirectly solicit the acquisition by any person of a substantial equity interest in, or a substantial portion of the assets of, BKSO. Additionally, except to the extent necessary to comply with the fiduciary duties of the BKSO Board, as advised by counsel, neither BKSO nor its affiliates or representatives will provide any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any such acquisition proposal, although BKSO may communicate information about such acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations, as advised by counsel.
     In the Agreement, NationsBank has agreed (i) to conduct its business in a manner designed in its reasonable judgment to enhance the long-term value of the NationsBank Common Stock and its business prospects and (ii) to take no action which would materially adversely affect the ability of any party to obtain any consent or approvals required by the Agreement or to perform its covenants and agreements under the Agreement.
MODIFICATION, WAIVER AND TERMINATION; POSSIBLE EXCHANGE RATIO INCREASE; EXPENSES
     The Agreement provides that it may be amended by a subsequent writing signed by each party upon the approval of its Board of Directors. However, the provision relating to the manner or basis in which shares of BKSO Common Stock will be exchanged in the Merger may not be amended after the Special Meeting in a manner to reduce or modify in any material respect the consideration to be received by the holders of the BKSO Common Stock without any requisite approval of the holders of the issued and outstanding shares of BKSO Common Stock entitled to vote thereon.
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
     The Agreement provides that each party may waive any of the conditions precedent to its obligations to consummate the Merger, to the extent legally permitted. Neither of the parties intends, however, to waive any conditions of the Merger if such waiver would, in the judgment of the waiving party, have a material adverse effect on its shareholders.
     The Agreement may be terminated by mutual agreement of the NationsBank Board and the BKSO Board. The Agreement may also be terminated by either the NationsBank Board or the BKSO Board (i) in the event of breach of the Agreement by the other party that cannot or has not been cured within 30 days notice of such breach, (ii) if the required approval of the BKSO shareholders or any applicable regulatory authority is not obtained, or (iii) if the Merger is not consummated by June 30, 1996 (provided that the failure to consummate the Merger by such date is not caused by any breach of the Agreement by the terminating party).
     In addition, the Agreement may be terminated by the BKSO Board, at its sole option, if either:
          (1) both (a) the Average Closing Price on the Determination Date (I.E., the average closing price of NationsBank Common Stock for the ten full trading days ending on the date the Federal Reserve Board approves the Merger) is less than $52.169 and (b)(i) the number obtained by dividing the Average Closing Price on the Determination Date by $61.375 (the "NationsBank Ratio") is less than (ii) the number obtained by dividing the Index Price (being the weighted average closing price per share of the common stocks of the Index Group) on the Determination Date by $48.84 (being the Index Price on August 30, 1995) and subtracting 0.15 from the quotient in this clause (1)(b)(ii) (such number being referred to as the "Index Group Ratio"); or
          (2) the Average Closing Price on the Determination Date is less than $49.10;
PROVIDED, HOWEVER, that the Agreement would not be so terminated if NationsBank elects, at its sole option, to increase the Exchange Ratio as set forth in the Agreement and as illustrated below. There can be no assurance that the BKSO Board would exercise its right to terminate the Agreement if a Termination Event (I.E., the conditions in either (1) or (2) above) exists, and if the BKSO Board does elect to so terminate the Agreement, there can be no assurance that NationsBank will elect to increase the Exchange Ratio as provided in the Agreement and as illustrated below.
     Certain possible effects of the above provisions on the Exchange Ratio may be illustrated by the following four scenarios:
          (1) If the Average Closing Price on the Determination Date is not less than $52.169, there would be no Termination Event and no adjustment to the Exchange Ratio.
          (2) If the Average Closing Price on the Determination Date is less than $52.169 and greater than $49.10, but the NationsBank Ratio is equal to or greater than the Index Group Ratio, there would be no Termination Event and no increase in the Exchange Ratio.
          (3) If the Average Closing Price on the Determination Date is less than $52.169 and the NationsBank Ratio is less than the Index Group Ratio, there would be a Termination Event and the BKSO Board could, at its sole option, elect to terminate the Agreement; provided that NationsBank could, at its sole option, override such termination by electing to increase the Exchange Ratio to equal the lesser of (i) the result of dividing the product of $52.169 and the Exchange Ratio (as then in effect) by the Average Closing Price on the Determination Date, and (ii) the result of dividing the product of the Index Group Ratio and the Exchange Ratio (as then in effect) by the NationsBank Ratio.
          (4) If the Average Closing Price on the Determination Date is less than $49.10, there would be a Termination Event and the BKSO Board could, at its sole option, elect to terminate the Agreement, provided that NationsBank could, at its sole option, override such termination by electing to increase the Exchange Ratio to equal the quotient obtained by dividing the product of $49.10 and the Exchange Ratio (as then in effect) by the Average Closing Price on the Determination Date.
     If there would be a Termination Event described in both paragraphs (3) and
(4) above, the BKSO Board could elect which Termination Event to assert. The above scenarios are for illustrative purposes only and are not intended to, and do not, reflect the value of the NationsBank Common Stock that may actually be received by holders of BKSO Common Stock in the Merger, nor do they reflect all possible termination/increase scenarios.
     BKSO shareholders should be aware that the Average Closing Price on the Determination Date on which the occurrence of a Termination Event and the subsequent increase, if any, in the Exchange Ratio may be determined, will be based on the average of the last sale prices of NationsBank Common Stock during a ten-day period ending on the Determination Date. Accordingly, because the market price of NationsBank Common Stock between the Determination Date and the Effective
                                       30

Time, as well as on the date certificates representing shares of NationsBank Common Stock are delivered in exchange for shares of BKSO Common Stock following consummation of the Merger, will fluctuate and possibly decline, the value of the NationsBank Common Stock actually received by holders of BKSO Common Stock may be more or less than (i) the Average Closing Price on the Determination Date, or (ii) the value of the NationsBank Common Stock at the Effective Time resulting from the Exchange Ratio or any possible adjustment to the Exchange Ratio as illustrated above.
     The Index Group consists of 20 bank holding companies selected by NationsBank and BKSO as being directly relevant for purposes of distinguishing changes in NationsBank's stock prices that are unique from those reflective of general changes in comparable companies. The 20 bank holding companies are Citicorp, BankAmerica Corporation, Chemical Banking Corp., J.P. Morgan & Co. Incorporated, Banc One Corp., Norwest Corporation, Wells Fargo & Company, First Union Corporation, Bank of New York Company, First Interstate Bancorp, KeyCorp, SunTrust Banks, Inc., Wachovia Corporation, Mellon Bank Corporation, First Bank System, Inc., PNC Bank Corp., NBD Bancorp, Inc., Barnett Banks, Inc., Bankers Trust New York Corp., and Fleet Financial Group. If NationsBank or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between August 30, 1995 and the Determination Date, the prices of NationsBank Common Stock or such other common stocks shall be appropriately adjusted for all purposes, including determining whether there is a Termination Event or determining any possible increase in the Exchange Ratio as illustrated above (and, in the case of any such transaction by NationsBank, the Exchange Ratio also shall be appropriately adjusted). In the event there shall have been, between August 30, 1995 and the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization, such company will be removed from the Index Group and the weights will be redistributed proportionately for purposes of computing the Index Group Ratio (which, as described above, is used in determining whether there has been a Termination Event and, in the case of a Termination Event described in (3) above, is used to determine the increase in the Exchange Ratio, if any).
     It is not possible to know whether a Termination Event will occur until after the Determination Date. The BKSO Board has made no decision as to whether to exercise its termination right in such situation, the BKSO Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Agreement by the shareholders of BKSO at the Special Meeting will confer on the BKSO Board the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event of a Termination Event whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the shareholders of BKSO. If the BKSO Board elects to exercise its termination right, BKSO must give NationsBank prompt notice of that decision during a ten-day period beginning two days after the Determination Date, but the BKSO Board may withdraw such notice, at its sole option, at any time during such ten-day period. During the five-day period commencing with receipt of such notice, NationsBank has the option, in its sole discretion, to increase the Exchange Ratio in the manner set forth in the Agreement and as illustrated above and thereby avoid such termination of the Agreement. NationsBank is under no obligation to increase the Exchange Ratio, and there can be no assurance that NationsBank would elect to increase the Exchange Ratio if the BKSO Board were to exercise its right to terminate the Agreement as set forth above. Any such decision would be made by NationsBank in light of the circumstances existing at the time NationsBank has the opportunity to make such an election. If NationsBank elects to increase the Exchange Ratio as set forth in the Agreement and as illustrated above, it must give BKSO prompt notice of that election and such increased Exchange Ratio, in which case no termination of the Agreement would occur as a result of a Termination Event.
     The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Agreement (a copy of which is set forth as Appendix A to this Proxy Statement-Prospectus) relating to possible increase in the Exchange Ratio as the result of a Termination Event.
     In the Agreement, each of the parties has agreed to pay its own expenses and one half of the printing costs of this Proxy Statement-Prospectus and related materials.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Wachtell, Lipton, Rosen & Katz has delivered to NationsBank and BKSO its opinion that, based upon certain customary assumptions and representations, under Federal law as currently in effect, (a) the proposed Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code;
(b) no gain or loss will be recognized by the shareholders of BKSO on the exchange of their shares of BKSO Common Stock for shares of NationsBank Common Stock pursuant to the terms of the Merger to the extent of such exchange; (c) the Federal income tax basis of the NationsBank Common Stock for
                                       31
which shares of BKSO Common Stock are exchanged pursuant to the Merger will be the same as the basis of such shares of BKSO Common Stock exchanged therefor (less any proportionate part of such basis allocable to any fractional interest in any share of NationsBank Common Stock); (d) the holding period of NationsBank Common Stock for which shares of BKSO Common Stock are exchanged will include the period that such shares of BKSO Common Stock were held by the holder, provided such shares were capital assets of the holder; and (e) the receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by NationsBank, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the BKSO Common Stock surrendered, which gain or loss will be capital gain or loss if the BKSO Common Stock was a capital asset in the hands of the shareholder.
     THE FOREGOING IS A SUMMARY OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER THE CODE AND IS FOR GENERAL INFORMATION ONLY. IT DOES NOT INCLUDE CONSEQUENCES OF STATE, LOCAL OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS. SHAREHOLDERS OF BKSO SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF NATIONSBANK COMMON STOCK.
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     GENERAL. Certain members of BKSO management and of the BKSO Board have interests in the Merger that are in addition to any interests they may have as shareholders of BKSO generally. These interests include, among others, provisions in the Agreement relating to indemnification of BKSO directors and officers, directors' and officers' liability insurance, the election or appointment of two members of the BKSO Board to the NationsBank Board, and certain severance and other employee benefits, as described below.
     NATIONSBANK MANAGEMENT POST-MERGER. NationsBank has agreed to cause two of the current BKSO directors to be elected to the NationsBank Board following consummation of the Merger. Such two BKSO directors have not yet been identified.
     In order to assure continuity following the consummation of the Merger, including the preservation of key customer relationships, NationsBank may offer employment opportunities to certain executive officers of BKSO, including Messrs. Flinn, McKinley and Sessions. As of the date of this Proxy Statement/Prospectus, none of Messrs. Flinn, McKinley or Sessions had indicated whether he would accept such offer of employment. Negotiations between NationsBank and any such executive officers as to the terms of such employment may result in employment arrangements with NationsBank that may include benefits comparable to or in excess of those applicable in such officers' current employment arrangements with BKSO.
     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. NationsBank has agreed that it will, following the Effective Time, indemnify, defend and hold harmless the current and former directors, officers, employees and agents of BKSO and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the full extent then permitted under Georgia law and by BKSO's Articles and Bylaws as currently in effect, including provisions relating to advances of expenses. NationsBank has also agreed to use its reasonable efforts to maintain in effect BKSO's existing directors' and officers' insurance policy for six years after the Effective Time, subject to certain limitations, including the right to replace policies and to limit the premium costs of such coverage.
     BKSO CHANGE IN CONTROL AGREEMENTS AND EMPLOYMENT AGREEMENTS. BKSO has change in control agreements with each of Messrs. Flinn, McKinley, Sessions and Hutchins (collectively, the "Named Officers") and 12 other executive officers. In addition, each of Messrs. Flinn, McKinley, Sessions and Hutchins has an employment agreement with BKSO providing for damages in the event of a termination of employment under circumstances amounting to an "involuntary termination" (as defined in the respective employment agreement) following a change in control of BKSO. Such damages are substantially similar to the benefits described below under the change in control agreements. In the case of Messrs. Flinn, McKinley, Sessions and Hutchins, amounts payable under the change in control agreement will be reduced by any amount paid as damages under his employment agreement. Pursuant to the Agreement, NationsBank has agreed to honor each of the change in control agreements and employment agreements.
     The change in control agreements for each of the Named Officers and 12 additional executive officers provide that if the officer's employment is terminated by the employer other than for cause or by the employee for reasons amounting to "involuntary termination" (as defined in the respective change in control agreement) at any time within three years following the occurrence of a change in control (as defined in the respective change in control agreement), such officer will receive (i) a
                                       32
lump sum equal to the present value of the continuation of his current salary (I.E., the highest rate in effect during the six-month period prior to his termination of employment) for a specified number of months after termination (36 months in the case of Messrs. Flinn, McKinley, Sessions and Hutchins and certain other executive officers, and 24 months in the case of certain other executive officers, in each case, as applicable, the "Termination Period"); (ii) a lump sum equal to the present value of the payment over the Termination Period of an amount for each such month equal to one-twelfth of the average of the bonuses earned by the executive for the two calendar years immediately preceding the year in which such termination occurs; (iii) either continued coverage under BKSO's health and life insurance plans during the Termination Period or, if continued coverage under such plans is not possible, other coverage providing substantially similar benefits; and (iv) either full vesting and continued participation in BKSO's employee retirement plans during the Termination Period or, if continued coverage under such plans is not possible, a lump sum amount equal to the present value as of the date of termination of employment of the excess of the benefits he would be entitled to receive under such plans if he had been fully vested and had continued to be covered for the Termination Period, over the benefits he is actually entitled to receive under such plans as of the date of his termination of employment. The change in control agreements also provide, however, that any benefits payable to the executive officer, whether pursuant to the change in control agreement or otherwise, shall be modified or reduced to the extent necessary so that the benefits payable to the executive shall not cause BKSO to have paid an "excess parachute payment" as defined in Section 280G(b)(1) of the Code. The consummation of the Merger will constitute a "change in control" for purposes of the change in control and employment agreements. If, pursuant to the provisions described above, payments were required to be made to the Named Officers, and assuming the Effective Time occurs on January 31, 1996, the estimated amounts of such payments (excluding the value of additional service credit for the Termination Period for the purpose of determining supplemental retirement benefits, which value is included in the supplemental retirement benefits described below, and excluding the value of accelerated long- and short-term incentive awards described below) would be $3,656,780, $2,816,385, $2,348,860, and $2,335,464, for Messrs.
Flinn, McKinley, Sessions and Hutchins, respectively and $20,211,742 in the aggregate (subject to "excess parachute payment" reductions, if any, as described above) for the Named Officers and the 12 additional executive officers. Computation of the foregoing benefit amounts assumes that the Named Officers and 12 additional executive officers will terminate their employment on the date on which the Effective Time occurs.

     DIRECTOR AND EXECUTIVE OFFICER STOCK OPTIONS. BKSO has granted stock options to the BKSO outside directors, the Named Officers and certain other executive officers under the Bank South Corporation 1994 Stock Option Plan for Outside Directors, the Bank South Corporation 1982 Key Employee Stock Option Plan, the Bank South Corporation 1992 Key Employee Stock Option Plan and the Bank South Corporation 1993 Equity Incentive Plan (as amended, collectively the "BKSO Option Plans"). Options granted include incentive stock options and non-qualified stock options which vest immediately upon grant or in not more than ten years from the date of grant unless accelerated in accordance with the applicable BKSO Option Plan or individual option agreement, including upon a change in control (as defined the respective BKSO Option Plans). The consummation of the Merger will constitute a "change in control" for purposes of the BKSO Option Plans. Accordingly, the foregoing options issued pursuant to the BKSO Option Plans, to the extent not already exercisable, will become exercisable upon consummation of the Merger.
     The following table sets forth with respect to the BKSO outside directors, the Named Officers and all executive officers as a group (collectively, including the Named Officers and James A. Dewberry who ceased to be an executive officer in February 1995, the "Executive Officer Group") (i) the number of shares covered by options held by such persons, (ii) the number of shares covered by currently-exercisable options held by such persons, (iii) the number of shares covered by options held by such persons which will become exercisable upon consummation of the Merger, (iv) the weighted average exercise price of all such options held by such persons, and (v) the aggregate value (I.E., stock price less option exercise price) of all such options based upon the per share value of BKSO Common Stock on the Record Date.

                                                                               OPTIONS
                                                                          EXERCISABLE UPON     WEIGHTED AVERAGE
                                                     OPTIONS CURRENTLY     CONSUMMATION OF      EXERCISE PRICE     AGGREGATE VALUE
                                     OPTIONS HELD       EXERCISABLE          THE MERGER           PER OPTION         OF OPTIONS
Outside Directors (12 persons)....        44,000           44,000                    0             $21.2500        $    302,500
Patrick L. Flinn..................       372,000          337,000               35,000             $ 9.4476        $  6,947,981
John E. McKinley, III.............       202,000          177,000               25,000             $ 9.2458        $  3,813,594
Lee M. Sessions, Jr...............       126,000          104,333               21,667             $ 8.5426        $  2,467,378
Ralph E. Hutchins, Jr.............        81,482           59,815               21,667             $14.4767        $  1,112,087
Executive Officer Group (13
  persons in all).................     1,093,720          893,884              199,836             $10.6364        $ 19,127,676

     CASH AND STOCK INCENTIVE AWARDS. BKSO has granted incentive awards to Messrs. Flinn, McKinley, Sessions and Hutchins and certain other executive officers and key employees under the Bank South Corporation 1993 Equity Incentive Plan and the Bank South Corporation Focused Performance Plan (as amended, collectively the "BKSO Incentive Plans"). Awards granted include (i) long-term performance units, payable partly in stock and partly in cash, which vest at the end of three-year performance cycles, and (ii) short-term cash incentive bonuses which vest at the end of the fiscal year in which granted, in each case, subject to the achievement of stated performance criteria established at the time of grant. Pursuant to the BKSO Incentive Plans, the performance cycles and payout of the incentive awards become accelerated upon the occurrence of a change in control (as defined in the BKSO Incentive Plans), in the manner described below. With respect to the long-term incentive awards, upon a change in control all open performance cycles will end, the value of awards granted for those performance cycles will be paid wholly in cash (based on performance criteria achieved over the shortened period, using as an ending measure the average performance results over the 20 trading days prior to the public announcement of the event which, if consummated, would constitute a change in control), and any restrictions on sale of shares received in connection with prior performance cycles will lapse. With respect to the short-term incentive awards, upon a change in control payouts will be prorated based on the number of days in the plan year preceding the change in control, and award amounts will be based on performance achieved through the end of the last fiscal quarter ended prior to the public announcement of the event which, if consummated, would constitute a change in control. The consummation of the Merger will constitute a "change in control" for purposes of the BKSO Incentive Plans. Accordingly, the outstanding incentive awards granted pursuant to the BKSO Incentive Plans will become payable upon consummation of the Merger.

     The following table sets forth with respect to the Named Officers and the Executive Officer Group (i) the amounts (subject to "excess parachute payment" reductions, if any, described above) payable with respect to long-term incentive awards that would be accelerated upon consummation of the Merger, and (ii) the amounts payable with respect to short-term incentive awards that would be accelerated upon consummation of the Merger, assuming in each case that the Effective Time will occur on January 31, 1996.

                                                            LONG-TERM           SHORT-TERM
                                                         INCENTIVE AWARDS    INCENTIVE AWARDS
Patrick L. Flinn......................................      $  241,500           $ 13,603
John E. McKinley, III.................................      $  182,850           $ 11,104
Lee M. Sessions, Jr...................................      $  151,800           $  9,221
Ralph E. Hutchins, Jr.................................      $  151,800           $  9,221
Executive Officer Group (13 persons in all)...........      $1,035,207           $ 78,313


     SUPPLEMENTAL RETIREMENT BENEFITS. The Named Officers and certain additional executive officers and certain other BKSO employees participate in certain non-qualified benefit plans, including the Bank South Corporation 401(k) Excess Plan, the Bank South Corporation Supplemental Executive Retirement Plan and certain individual Supplemental Executive Retirement Agreements, which provide for certain supplemental benefits for the covered employee. Assuming the Effective Time occurs on January 31, 1996 and the individuals receive additional months of service credit for the Termination Period in accordance with their change in control agreements described above, supplemental benefits related to BKSO's 401(k) plan are estimated to be $154,243, $86,573, $49,049, and $60,066, for Messrs. Flinn, McKinley, Sessions and Hutchins, respectively, and $395,097 in the aggregate (subject to "excess parachute payment" reductions, if any, as described above) for the Executive Officer Group, and supplemental benefits related to BKSO's pension plan, expressed as an annual joint and 50% survivor annuity benefit beginning at age 65 are estimated to be $737,487, $552,497, $450,440, and $456,819, for Messrs. Flinn, McKinley, Sessions and Hutchins, respectively, and, expressed as a lump sum (subject to "excess parachute payment" reductions, if any, as described above), $13,616,957 in the aggregate for the Executive Officer Group.

     OTHER MATTERS RELATING TO BKSO EMPLOYEE BENEFIT PLANS. The Agreement provides for NationsBank to assume all outstanding stock options to purchase shares of BKSO Common Stock on the Effective Time in accordance with the terms of the BKSO Option Plans and the individual stock option agreements, provided that such options shall thereafter be exercisable for a number of shares of NationsBank Common Stock reflecting the Exchange Ratio. See " -- Effect on BKSO Options."
     Each of the BKSO directors is eligible to participate in the Directors' Deferred Compensation Plan which permits a deferral of director fees into a "phantom stock" account, the performance of which is measured by reference to the market value of BKSO Common Stock. Upon consummation of the Merger, any amounts so invested will be measured, instead, by reference to the market value of NationsBank Common Stock, following appropriate adjustments to such phantom stock account balances to reflect the Exchange Ratio.
                                       34

     The Agreement also provides that after the Effective Time employees of BKSO shall be generally entitled to participate in the employee benefit plans of NationsBank on substantially the same terms and conditions as employees of NationsBank. Until such time, employees of BKSO will continue to participate in the employee benefit plans of BKSO.
     CERTAIN OTHER RELATIONSHIPS. From time to time, NationsBank engages in the ordinary course of business in transactions with BKSO and certain of the BKSO directors and officers or their related interests.
STOCK OPTION AGREEMENT
     As an inducement and a condition to NationsBank to enter into the Agreement, NationsBank and BKSO entered into the Stock Option Agreement, whereby BKSO granted NationsBank the Stock Option entitling NationsBank to purchase up to 11,691,142 shares (representing 19.9% of the outstanding shares before giving effect to the exercise of such Stock Option) of BKSO Common Stock, at a price of $23.75 per share, under the circumstances described below. The following description of the Stock Option Agreement and the Stock Option does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, which is incorporated herein by reference and attached hereto as
Exhibit 1 to Appendix A.
     The Stock Option is exercisable only if both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred after the date of the Stock Option Agreement.
     The term "Initial Triggering Event" shall mean any of the following events or transactions:
          (i) BKSO or any of its Subsidiaries (as defined in Rule 12b-2 under the Exchange Act), without having received NationsBank's prior written consent, shall have entered into an agreement to engage in (x) a merger or consolidation, or any similar transaction, involving BKSO or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Commission) of BKSO, (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of BKSO or any Significant Subsidiary of BKSO, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of BKSO or any Significant Subsidiary of BKSO (each such transaction referred to herein as an "Acquisition Transaction") with any person other than NationsBank or any of its Subsidiaries, or the BKSO Board shall have recommended that the shareholders of BKSO approve or accept any Acquisition Transaction other than as contemplated by the Agreement or the Stock Option Agreement;
          (ii) Any person other than NationsBank, any NationsBank Subsidiary or any BKSO Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of BKSO Common Stock;
          (iii) The shareholders of the BKSO shall not have approved the transactions contemplated by the Agreement at the Special Meeting, or the Special Meeting shall not have been held or shall have been canceled prior to termination of the Agreement, in either case, after BKSO's Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify or interest in withdrawing or modifying) its recommendation that the shareholders of BKSO approve the transactions contemplated by the Agreement, or BKSO or any BKSO Subsidiary, without having received NationsBank's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose or interest in authorizing, recommending or proposing) an agreement to engage in an Acquisition Transaction, with any person other than NationsBank or a NationsBank Subsidiary;
          (iv) Any person other than NationsBank or any NationsBank Subsidiary shall have made a bona fide proposal to BKSO or its shareholders to engage in an Acquisition Transaction;
          (v) BKSO shall have willfully breached any covenant or obligation contained in the Agreement in anticipation of engaging in an Acquisition Transaction, and such breach would entitle NationsBank to terminate the Agreement; or
          (vi) Any person other than NationsBank or any NationsBank Subsidiary, other than in connection with a transaction to which NationsBank has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.
     The term "Subsequent Triggering Event" shall mean the acquisition by any person of beneficial ownership of 25% or more of the then outstanding BKSO Common Stock, or the occurrence of the Initial Triggering Event described in paragraph (i) above, except that the percentage referred to in clause (z) shall be 25%.
                                       35

     The Stock Option shall terminate and be of no further force and effect upon the earliest to occur of: (i) the Effective Time; (ii) termination of the Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; of (iii) the passage of 12 months (or such longer period, to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as NationsBank is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods, and to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise) after termination of the Agreement, if such termination follows the occurrence of an Initial Triggering Event (each such event referred to herein as an "Exercise Termination Event").
     Under applicable law, NationsBank may not acquire 5% or more of the issued and outstanding shares of BKSO Common Stock without the prior approval of the Federal Reserve Board. In considering whether to approve the acquisition by NationsBank of shares pursuant to the exercise of the Stock Option, the Federal Reserve Board will generally apply the same standards as in considering whether to approve the Merger. Certain other regulatory approvals (including approval of the Georgia Department) may also be required before such an acquisition could be completed. NationsBank has submitted an application seeking Federal Reserve Board approval of its acquisition of up to 19.9% of the outstanding shares of BKSO Common Stock pursuant to a potential exercise of the Stock Option. NationsBank has submitted a similar filing with the Georgia Department. See
" -- Bank Regulatory Matters."
     In the event of any change in BKSO Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares or the like, the type and number of shares of BKSO Common Stock subject to the Stock Option, and the purchase price per share, as the case may be, will be adjusted appropriately.
     Upon the occurrence of a Repurchase Event (as defined below) that occurs prior to an Exercise Termination Event, at the request of NationsBank, delivered prior to an Exercise Termination Event, BKSO will, subject to regulatory restrictions, be obligated to repurchase the Stock Option and any shares of BKSO Common Stock theretofore purchased pursuant to the Stock Option, at a specified price. As defined in the Stock Option Agreement, a "Repurchase Event" shall occur if (i) any person other than NationsBank or any of its Subsidiaries shall have acquired beneficial ownership, or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 50% or more of the then-outstanding shares of Common Stock, or
(ii) any of the following transactions are consummated: (x) BKSO consolidates with or merges into any person, other than NationsBank or a NationsBank Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (y) BKSO permits any person, other than NationsBank or a NationsBank Subsidiary, to merge into BKSO and BKSO shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of BKSO Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of BKSO Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (z) BKSO sells or otherwise transfers all or substantially all of its or any Significant Subsidiary's assets or deposits to any person, other than NationsBank or a NationsBank Subsidiary. After the occurrence of a Subsequent Triggering Event, NationsBank may assign the Stock Option Agreement and its rights thereunder in whole or in part, subject to certain restrictions.
     In the event that prior to the exercise or termination of the Stock Option, BKSO enters into an agreement to engage in any of the transactions described in clause (ii) of the definition of Repurchase Event above, the agreement governing such transaction must make proper provision so that the Stock Option will, upon the consummation of such transaction, be converted into, or exchanged for, an option with terms similar to the Stock Option, at the election of NationsBank, of either the acquiring person or any person that controls the acquiring person.
     Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, BKSO has agreed to file with the Commission and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by NationsBank and its assigns of all or part of the Stock Option and/or any shares of BKSO Common Stock into which the Stock Option is exercisable.
     The purpose of the Stock Option Agreement and the Stock Option is to increase the likelihood that the Merger will occur, by making it more difficult for another party to acquire BKSO. The ability of NationsBank to exercise the Stock Option and to cause up to an additional 11,691,142 shares of BKSO Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of BKSO, as it is likely to increase the cost of an acquisition of all the shares of BKSO Common Stock which would then be outstanding.
                                       36

AMENDMENT TO BKSO RIGHTS AGREEMENT
     Each share of BKSO Common Stock has attached to it one right (a "BKSO Right") issued pursuant to the BKSO Rights Agreement. Each BKSO Right entitles its registered holder to purchase one one-hundredth of a share of Series A Participating Preferred Stock of BKSO ("BKSO Participating Preferred Stock") at a price of $50.00, as adjusted from time to time under certain circumstances, after the earlier of (i) the tenth day following the commencement of, or first public announcement of an intention to commence, a tender offer or exchange offer which, if successful, would result in any person or group having beneficial ownership of 30% or more of the outstanding BKSO Common Stock, and
(ii) the tenth day after the first date of a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding BKSO Common Stock.
     The BKSO Rights will not trade separately from the BKSO Common Stock unless and until the circumstances described in (i) or (ii) in the preceding paragraph occurs. Because of the nature of the dividend, liquidation and voting rights of the shares of BKSO Participating Preferred Stock, the value of the one one-hundredth of a share of BKSO Participating Preferred Stock purchasable upon the exercise of each BKSO Right should approximate the value of one share of BKSO Common Stock.
     In connection with the execution of the Agreement, BKSO amended the BKSO Rights Agreement to provide, among other things, that (i) the execution and delivery of the Agreement and consummation of the Merger and execution and delivery of the Stock Option Agreement and any acquisition of shares of BKSO Common Stock by NationsBank (and certain related persons) upon exercise thereof, or as contemplated by the Agreement, will not cause the BKSO Rights to become exercisable, or cause the BKSO Rights to be separated from the shares of BKSO Common Stock to which they are attached, and (ii) the BKSO Rights may not become exercisable at any time from and after, and the BKSO Rights Agreement will terminate at, the Effective Time. See "COMPARISON OF NATIONSBANK COMMON STOCK AND BKSO COMMON STOCK -- Comparison of Voting and Other Rights."
DISSENTERS' RIGHTS OF BKSO SHAREHOLDERS
     Under the provisions of Article 13 of the Georgia Code, holders of BKSO Common Stock are not entitled to dissenters' rights with respect to payment for the value of their shares of BKSO Common Stock.
ACCOUNTING TREATMENT
     It is intended that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. BKSO has agreed to use its reasonable efforts to cause the Merger, and to take no action that would cause the Merger not, to qualify for pooling-of-interests treatment.
     Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of NationsBank and BKSO will be combined at the effective time of the Merger and carried forward at their previously recorded amounts, and the shareholders' equity accounts of BKSO and NationsBank will be combined on NationsBank's consolidated balance sheet and no goodwill or other intangible assets will be created.
     The unaudited pro forma financial information contained in this Proxy Statement-Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "SUMMARY -- Comparative Unaudited Per Share Data" and " -- Selected Financial Data."
BANK REGULATORY MATTERS
     FEDERAL RESERVE BOARD. The Merger is subject to prior approval by the Federal Reserve Board under the BHCA. The BHCA requires the Federal Reserve Board, when approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.
     The BHCA prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction
                                       37
in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.
     Applicable Federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.
     The Merger generally may not be consummated until between 15 and 30 days following the date of applicable Federal regulatory approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise. NationsBank and BKSO believe that the Merger does not raise substantial antitrust or other significant regulatory concerns and that any divestitures that may be required in order to consummate the Merger will not be material to the financial condition or results of operations of NationsBank or BKSO prior to the Effective Time, or NationsBank after the Effective Time.
     STATE AUTHORITIES. The Merger is subject to the approval or other action of the State Authorities.
     STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. NationsBank and BKSO have filed all applications and notices and have taken (or will take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. The Agreement provides that the obligation of each of NationsBank and BKSO to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board and the State Authorities. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, including a challenge by the United States Department of Justice or, if such a challenge is made, the result thereof.
     NationsBank and BKSO are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, NationsBank and BKSO currently contemplate that such approval or action would be sought.
     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF ANY SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE AGREEMENT. SEE " -- CONDITIONS TO THE MERGER." THERE CAN LIKEWISE BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.
     See " -- Effective Time of the Merger," " -- Conditions to the Merger" and " -- Modification, Waiver and Termination; Possible Exchange Ratio Increase; Expenses."
RESTRICTIONS ON RESALES BY AFFILIATES
     The shares of NationsBank Common Stock to be issued to shareholders of BKSO in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of BKSO as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of BKSO at the time the Merger is submitted for vote or consent of the shareholders of BKSO will, under existing law, require either (a) the further registration under the Securities Act of the shares of NationsBank Common Stock to be transferred, (b) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances) or (c) the availability of another exemption from registration. An "affiliate" of BKSO, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with BKSO. In addition, under requirements for pooling-of-interests method of accounting, the shares of NationsBank Common Stock issued to affiliates are not transferable until such time as financial results covering at least 30 days of combined operations of NationsBank and BKSO have been published. The foregoing restrictions are expected to apply to the directors, executive officers and the holders of 10% or more of the BKSO Common Stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations, or other entities in which any such person has a 10% or greater beneficial or equity interest). Stop transfer instructions will be
                                       38
given by NationsBank to the transfer agent with respect to the NationsBank Common Stock to be received by persons subject to the restrictions described above, and the certificates for such stock will be appropriately legended. BKSO has agreed that not later than 30 days prior to the Effective Time, it will use its best efforts to obtain from each of those individuals identified by BKSO as affiliates appropriate agreements that each such individual will not make any further sales of shares of NationsBank Common Stock received upon consummation of the Merger, except in compliance with the restrictions described in this paragraph.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
     NationsBank has a dividend reinvestment and stock purchase plan that provides, for those shareholders who elect to participate, that dividends on NationsBank Common Stock will be used to purchase either original issue shares or shares in the open market at market value of NationsBank Common Stock on a quarterly basis. The plan also permits participants to invest in additional shares of NationsBank Common Stock through optional cash payments, within certain dollar limitations, at the then-current market price of such stock at the time of purchase on any of 12 monthly investment dates each year. It is anticipated that NationsBank will continue its dividend reinvestment and stock purchase plan and that shareholders of BKSO who receive shares of NationsBank Common Stock in the Merger will have the right to participate therein.

     BKSO will continue its Dividend Reinvestment and Stock Purchase Plan for some time prior to the Merger becoming effective but will only utilize shares of BKSO Common Stock purchased on the open market to do so. The BKSO Dividend Reinvestment and Stock Purchase Plan will be terminated prior to or at the Effective Time of the Merger.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS
MARKET PRICES
     NationsBank Common Stock is listed on the NYSE and the PSE under the trading symbol "NB," and certain shares are listed on the Tokyo Stock Exchange. As of June 30, 1995, NationsBank Common Stock was held of record by approximately 103,335 persons. The following table sets forth the high and low sales prices of the NationsBank Common Stock as reported on the NYSE Composite Transactions List for the periods indicated.

     BKSO Common Stock is traded on The Nasdaq Stock Market as a NNM Security and reported by The Nasdaq Stock Market under the symbol "BKSO." The following table sets forth the high and low sales prices for BKSO Common Stock as reported by The Nasdaq Stock Market for the indicated periods. As of the Record Date, BKSO Common Stock was held of record by approximately 9,741 persons.


                                                                                 NATIONSBANK               BKSO SALES
                                                                                 SALES PRICES                PRICES
                                                                            HIGH              LOW             HIGH
Year Ended December 31, 1993:
  First Quarter.......................................................   $    58          $    49 1/2      $    14 3/4
  Second Quarter......................................................        57 7/8           45               14
  Third Quarter.......................................................        53 5/8           48 1/4           16 1/8
  Fourth Quarter......................................................        53 1/4           44 1/2           15 7/8
Year Ended December 31, 1994:
  First Quarter.......................................................        50 7/8           44 3/8           19 1/8
  Second Quarter......................................................        57 3/8           44 1/2           20 3/8
  Third Quarter.......................................................        56               47 1/8           21
  Fourth Quarter......................................................        50 3/4           43 3/8           18 1/2
Year Ending December 31, 1995:
  First Quarter.......................................................        51 3/4           44 5/8           19 7/8
  Second Quarter......................................................        57 3/4           49 5/8           23 5/8
  Third Quarter.......................................................        68 7/8           54               28 3/8
  Fourth Quarter (through October 30).................................        73               64               31 1/8

                                                                            LOW
                                                                         <C
Year Ended December 31, 1993:
  First Quarter.......................................................  $    11 5/8
  Second Quarter......................................................       11 1/4
  Third Quarter.......................................................       12 5/8
  Fourth Quarter......................................................       13 1/8
Year Ended December 31, 1994:
  First Quarter.......................................................       14 3/4
  Second Quarter......................................................       17 1/4
  Third Quarter.......................................................       18 3/8
  Fourth Quarter......................................................       16 3/8
Year Ending December 31, 1995:
  First Quarter.......................................................       16 7/8
  Second Quarter......................................................       18 7/8
  Third Quarter.......................................................       19 7/8
  Fourth Quarter (through October 30).................................       27 1/8

DIVIDENDS
     The following table sets forth dividends declared per share of NationsBank Common Stock and BKSO Common Stock, respectively, for the periods indicated. The ability of either NationsBank or BKSO to pay dividends to its shareholders is subject to certain restrictions. See "INFORMATION ABOUT
NATIONSBANK -- Supervision and Regulation" and "INFORMATION ABOUT
BKSO -- Supervision and Regulation."

                                                                                            NATIONSBANK      BKSO
                                                                                             DIVIDENDS     DIVIDENDS
Year Ended December 31, 1993:
  First Quarter..........................................................................      $ .40         $ .04
  Second Quarter.........................................................................        .40           .04
  Third Quarter..........................................................................        .42           .08
  Fourth Quarter.........................................................................        .42           .08
Year Ended December 31, 1994:
  First Quarter..........................................................................      $ .46         $ .11
  Second Quarter.........................................................................        .46           .11
  Third Quarter..........................................................................        .46           .13
  Fourth Quarter.........................................................................        .50           .13
Year Ending December 31, 1995:
  First Quarter..........................................................................      $ .50         $ .14
  Second Quarter.........................................................................        .50           .14
  Third Quarter..........................................................................        .50           .14
  Fourth Quarter.........................................................................        .58           .14




                         INFORMATION ABOUT NATIONSBANK
GENERAL
     NationsBank is a bank holding company established as a North Carolina corporation in 1968 and is registered under the BHCA, with its principal assets being the stock of its subsidiaries. Through its banking subsidiaries and its various non-banking subsidiaries, NationsBank provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic states and Texas. The principal executive offices of NationsBank are located at NationsBank Corporate Center in Charlotte, North Carolina 28255. Its telephone number is (704) 386-5000.
OPERATIONS
     NationsBank provides a diversified range of banking and certain non-banking financial services and products through its various subsidiaries. NationsBank manages its activities through three major business units: the General Bank, the Global Finance unit and the Financial Services unit.
     The General Bank provides comprehensive service in the commercial and retail banking fields, including trust and private banking operations, the origination and servicing of home mortgage loans, the issuance and servicing of credit cards (through a Delaware subsidiary) and certain insurance services. The General Bank also offers full service brokerage services and discount brokerage services for its customers through subsidiaries of NationsBank. As of June 30, 1995, the General Bank had banking operations in the following jurisdictions (listed in declining order of total assets, with the approximate number of banking offices in parentheses): North Carolina and South Carolina (413); Texas
(280); Maryland, Virginia and the District of Columbia (499); Florida (375); Georgia (188); and Tennessee and Kentucky (100). NationsBank also has a banking subsidiary in Delaware that issues and services credit cards. The General Bank also provides fully automated, 24-hour cash dispensing and depositing services throughout the states in which it is located through approximately 2,200 automated teller machines.
     The Global Finance unit provides to domestic and international customers comprehensive corporate banking and investment banking services, including loan syndication, treasury management and leasing; underwriting, trading or distributing a wide range of securities (including bank-eligible securities and, to a limited extent, bank-ineligible securities as authorized by the Federal Reserve Board under Section 20 of the Glass-Steagall Act); and options, futures, forwards and swaps on certain interest rate and commodity products, and spot and forward foreign exchange contracts. The Global Finance unit provides its services through various domestic offices as well as offices located in London, Frankfurt, Singapore, Mexico City, Grand Cayman, Nassau, Tokyo, Osaka, Paris and Hong Kong. In addition to those offices, the Global Finance unit has loan production offices located in New York City, Chicago, Los Angeles, Denver and Birmingham.
                                       40

     The Financial Services unit consists of NationsCredit Corporation, primarily a consumer finance subsidiary, and Greyrock Capital Group Inc. (formerly named Nations Financial Capital Corporation), primarily a commercial finance subsidiary. NationsCredit Corporation, which has approximately 300 offices located in 32 states, provides consumer and retail loan programs and also offers inventory financing to manufactures, importers and distributors. Greyrock Capital Group Inc., which has approximately 79 offices located in 24 states, engages in commercial equipment leasing and makes commercial loans for debt restructuring, merger and acquisition, real estate financing, equipment acquisition and working capital purposes; it also acquires consumer loans secured by automobiles and real estate.
     As part of its operations, NationsBank regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. In addition, NationsBank regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, NationsBank publicly announces such material acquisitions when a definitive agreement has been reached.
MANAGEMENT AND ADDITIONAL INFORMATION
     Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to NationsBank is incorporated by reference or set forth in the NationsBank Annual Report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference. Shareholders of BKSO desiring copies of such documents may contact NationsBank at its address or telephone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."
SUPERVISION AND REGULATION
     GENERAL. As a registered bank holding company, NationsBank is subject to the supervision of, and to regular inspection by, the Federal Reserve Board. The Banks are organized as national banking associations, which are subject to regulation, supervision and examination by the Comptroller. The Banks are also subject to regulation by the FDIC and other federal regulatory agencies. In addition to banking laws, regulations and regulatory agencies, NationsBank and its subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect the Corporation's operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect NationsBank.
     The activities of NationsBank, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as NationsBank, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board or to acquire more than 5% of any class of voting stock of any company.
     Bank holding companies are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company became able to acquire banks in states other than its home state beginning September 29, 1995.
     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, therefore creating interstate branches, beginning June 1, 1997. Under such legislation, each state has the opportunity to "opt out" of this provision, thereby prohibiting interstate branching in such states, or to "opt in" at an earlier time, thereby allowing interstate branching within that state prior to June 1, 1997. Furthermore, pursuant to such act, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such DE NOVO branching. Of those states in which the Banks are located, Maryland, North Carolina and Virginia have enacted legislation to "opt in," thereby permitting interstate branching prior to June 1, 1997, and Texas has adopted legislation to "opt out" of the interstate branching provisions (which Texas law currently expires on September 2, 1999).
                                       41

     As previously described, NationsBank regularly evaluates merger and acquisition opportunities, and it anticipates that it will continue to evaluate such opportunities in light of the new legislation.
     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. In 1995, several bills have been introduced in Congress that would have the effect of broadening the securities underwriting powers of bank holding companies and possibly permitting bank holding companies to engage in nonfinancial activities. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on NationsBank and its subsidiaries cannot be determined at this time.
     CAPITAL AND OPERATIONAL REQUIREMENTS. The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.
     The Federal Reserve Board risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. NationsBank's Tier 1 and total risk-based capital ratios under these guidelines at June 30, 1995 were 7.03% and 10.90%, respectively.
     The leverage ratio is determined by dividing Tier 1 capital by adjusted total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. NationsBank's leverage ratio at June 30, 1995 was 5.65%. Management believes that NationsBank meets its leverage ratio requirement.
     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.
     The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of the Banks is considered adequately or well capitalized.
     Banking agencies have recently adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, those banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.
                                       42

     DISTRIBUTIONS. NationsBank funds for cash distributions to its shareholders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from its banking subsidiaries. The amount of dividends that each Bank may declare in a calendar year without approval of the Comptroller is the Bank's net profits for that year, as defined by statute, combined with its net retained profits, as defined, for the preceding two years. In addition, from time to time NationsBank applies for, and may receive, permission from the Comptroller for one or more of the Banks to declare special dividends. In 1995, the Banks can initiate dividend payments without prior regulatory approval of up to $1.0 billion plus an additional amount equal to their net profits for 1995 up to the date of any such dividend declaration.
     In addition to the foregoing, the ability of NationsBank and the Banks to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA as described above. Furthermore, the Comptroller may prohibit the payment of a dividend by a national bank if it determines that such payment would constitute an unsafe or unsound practice. The right of NationsBank, its shareholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.
     SOURCE OF STRENGTH. According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. In the event of a loss suffered or anticipated by the
FDIC -- either as a result of default of a banking or thrift subsidiary of NationsBank or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of NationsBank may be assessed for the FDIC's loss, subject to certain exceptions.
                             INFORMATION ABOUT BKSO
GENERAL
     BKSO is a bank holding company registered under the BHCA, was organized under the laws of the State of Georgia in 1968 and has as its principal asset the stock of Bank South. It provides commercial banking services through a network of 149 offices in Georgia, including 60 in-store offices in Kroger supermarkets. BKSO's principal executive offices are located at 55 Marietta Street, Atlanta, Georgia 30303. Its telephone number is (404) 529-4111. As of June 30, 1995, BKSO had total assets of $7.4 billion and approximately 2,300 employees.
     Bank South has agreed to sell its two Washington County, Georgia branch offices, and substantially all related deposits and assets, to First National Bank of Louisville. This sale, which includes approximately $42.5 million of deposits as of June 30, 1995, is subject to regulatory approval. Bank South also has agreed in principle, subject to negotiation of definitive agreements and various corporate and regulatory approvals, to sell two additional branches in Fitzgerald and Savannah, Georgia, with aggregate deposits of $66.1 million as of June 30, 1995, to unaffiliated parties.
MANAGEMENT AND ADDITIONAL INFORMATION
     Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to BKSO is incorporated by reference or set forth in BKSO's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference. Shareholders of BKSO desiring copies of such documents may contact BKSO at its address or phone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."
SUPERVISION AND REGULATION
     GENERAL. BKSO, like NationsBank, is a registered bank holding company subject to the supervision of, and to regular inspection by, the Federal Reserve Board. BKSO's principal banking subsidiary, Bank South, as a Georgia state bank and trust company and a member of the Federal Reserve, is subject to supervision, regulation and examination by the Georgia Department and the Federal Reserve Board, which monitor all areas of the operations of Bank South, including reserves, loans, mortgages, issuances of securities, payment of dividends, establishment of branches, and capital. Bank South is a member of the Bank Insurance Fund of the FDIC and, as such, its deposits are insured by the FDIC to the extent provided by law. In addition to banking laws, regulations and regulatory agencies, BKSO and its subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect BKSO's operations, management and ability to make distributions. The following discussion summarizes
                                       43
certain aspects of those laws and regulations that affect BKSO. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to BKSO's business. Supervision, regulation and examination of BKSO and its subsidiary bank by the bank regulatory agencies are intended primarily for the protection of depositors rather than holders of stock of BKSO.
     Like NationsBank, the activities of BKSO, and those companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks and furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as BKSO and NationsBank, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board or to acquire more than 5% of any class of voting stock of any company.
     BKSO must also register with the Georgia Department and file periodic information with the Georgia Department as necessary to keep the Georgia Department informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the Georgia Department have been complied with. The Georgia Department may make examinations of BKSO and its banking subsidiary.
     Bank holding companies are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Interstate Banking and Branching Act, a bank holding company became able to acquire banks in states other than its home state beginning September 29, 1995.
     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, therefore creating interstate branches, beginning June 1, 1997. Under such legislation, each state has the opportunity to "opt out" of this provision, thereby prohibiting interstate branching in such states, or to "opt in" at an earlier time, thereby allowing interstate branching within that state prior to June 1, 1997. Furthermore, pursuant to such Act, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such DE NOVO branching.
     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before various bank regulatory agencies. In 1995, several bills have been introduced in Congress that would have the effect of broadening the securities underwriting powers of bank holding companies and possibly permitting bank holding companies to engage in nonfinancial activities. The likelihood and timing of such proposals or bills being enacted and the impact that they might have on BKSO cannot be determined at this time.
     CAPITAL AND OPERATIONAL REQUIREMENTS. As previously described, the Federal Reserve Board has issued substantially similar risk-based and leverage capital guidelines applicable to bank holding companies and state member banks. Thus, the capital guidelines applicable to BKSO and Bank South are substantially similar to those applicable to NationsBank and its subsidiary banks. See "INFORMATION ABOUT NATIONSBANK -- Supervision and Regulation." In addition to the federal guidelines applicable to BKSO and its subsidiary bank, the Georgia Department has established a minimum required level of capital to total assets of 5% for bank holding companies on a consolidated basis and for Georgia state banks.
     As of June 30, 1995, the capital ratios of BKSO and Bank South were as follows:

                                                                                                    REGULATORY             BANK
                                                                                                     MINIMUM      BKSO     SOUTH
Tier 1 capital ratio.............................................................................         4.0%    10.69%   10.07%
Total capital ratio..............................................................................         8.0     12.35    11.33
Leverage ratio...................................................................................     3.0-5.0      7.54     6.96

     There are also various legal restrictions on the extent to which BKSO and its nonbank subsidiaries can borrow or otherwise obtain credit from its subsidiary bank. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of such non-bank companies, to 10% (and 20% for all such extensions of credit in the aggregate) of such lending bank's capital stock and surplus.
                                       44

     DISTRIBUTIONS. BKSO is a legal entity separate and distinct from its banking and other subsidiaries. Under provisions of the Financial Institutions Code of Georgia, Bank South may declare and pay cash dividends only out of its retained earnings, and dividends may not be declared at any time at which the paid-in capital and appropriated retained earnings of the bank do not, in combination, equal at least 20% of the bank's capital stock account. In addition, under current rules and regulations of the Georgia Department, prior approval of the Georgia Department would be required before the bank could declare and pay cash dividends if either: (a) the bank's ratio of equity capital to adjusted total assets is less than 6%; (b) the aggregate amount of dividends declared or anticipated to be declared by the bank in that calendar year exceeds 50% of net profits, after taxes but before dividends, of the bank for the previous year, or (c) the percentage of the bank's adversely classified assets of the most recent examination of the bank exceeds 80% of the bank's equity capital and reserves as reflected of such examination.
     In addition, each of BKSO and Bank South is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a state bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The Federal Reserve Board has indicated that paying dividends that deplete a state member bank's capital base to an inadequate level would be an unsound and unsafe banking practice and has indicated that banking organizations should generally pay dividends only out of current operating earnings.
     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the depository institution's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company. Because BKSO and Bank South exceed applicable capital requirements, management of BKSO does not believe that these provisions of FDICIA will have any material impact on BKSO or Bank South or their respective operations.
     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.
     SOURCE OF STRENGTH. Under Federal Reserve Board policy, BKSO is expected to act as a source of financial strength to its subsidiary bank and to commit resources to support such subsidiary. This support may be required at times when BKSO may not find itself able to provide it. In the event of a loss suffered or anticipated by the FDIC -- either as a result of default of BKSO's subsidiary bank or related to FDIC assistance provided to such subsidiary in danger of default -- other FDIC-insured institutions under common control with such institution may be assessed for the FDIC's loss, subject to certain exceptions.
     Any capital loans by BKSO to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of BKSO's bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of its banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.
          COMPARISON OF NATIONSBANK COMMON STOCK AND BKSO COMMON STOCK NATIONSBANK COMMON STOCK
     GENERAL. NationsBank is authorized to issue 800,000,000 shares of NationsBank Common Stock, of which 269,812,113 shares were outstanding as of June 30, 1995. NationsBank Common Stock is traded on the NYSE and the PSE under the trading symbol "NB"; certain shares of NationsBank Common Stock are also listed and traded on the Tokyo Stock Exchange. As of June 30, 1995, 13.7 million shares of NationsBank Common Stock were reserved for issuance under various employee benefit plans of NationsBank and upon conversion of the NationsBank ESOP Preferred Stock; 2.8 million shares were reserved for issuance under the NationsBank Dividend Reinvestment and Stock Purchase Plan; and up to 4.5 million shares
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were reserved for issuance in connection with a pending Merger between
NationsBank and Intercontinental Bank. After taking into account the shares reserved as described above, in the number of authorized shares of NationsBank Common Stock available for other corporate purposes as of June 30, 1995 was approximately 509 million. Since that date, approximately 30,200,000 additional shares have been reserved for issuance in connection with the Merger and other pending acquisitions. See "SUMMARY -- Recent Developments."
     VOTING AND OTHER RIGHTS. The holders of NationsBank Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, such shareholders do not have the right to cumulate their votes, so long as NationsBank has a class of shares registered under Section 12 of the Exchange Act (unless action is taken to provide otherwise by charter amendment, which action management does not currently intend to propose). In general, (i) amendments to the NationsBank Articles must be approved by each voting group entitled to vote separately thereon by a majority of the votes cast by that voting group, unless the amendment creates dissenters' rights for a particular voting group, in which case such amendment must be approved by a majority of the votes entitled to be cast by such voting group; (ii) a merger or share exchange required to be approved by the shareholders must be approved by each voting group entitled to vote separately thereon by a majority of the votes entitled to be cast by that voting group; and (iii) the dissolution of NationsBank, or the sale of all or substantially all of the property of NationsBank other than in the usual and regular course of business, must be approved by a majority of all votes entitled to be cast thereon.
     In the event of liquidation, holders of NationsBank Common Stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any Preferred Stock (as described below) then outstanding.
     NationsBank Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of NationsBank Common Stock are, and upon issuance the shares of NationsBank Common Stock to be issued to shareholders of BKSO will be, validly issued, fully paid and nonassessable.
     Chemical Bank acts as transfer agent and registrar for NationsBank Common Stock.
     DISTRIBUTIONS. The holders of NationsBank Common Stock are entitled to receive such dividends or distributions as the NationsBank Board may declare out of funds legally available for such payments. The payment of distributions by NationsBank is subject to the restrictions of North Carolina law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding Preferred Stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.
     The ability of NationsBank to pay distributions is affected by the ability of the Banks to pay dividends. The ability of the Banks, as well as of NationsBank, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "INFORMATION ABOUT NATIONSBANK -- Supervision and Regulation."
     PREFERRED STOCK. NationsBank has authorized 45,000,000 shares of preferred stock and may issue such preferred stock in one or more series, each with such preferences, limitations, designations, conversion rights, voting rights, distribution rights, voluntary and involuntary liquidation rights and other rights as it may determine (the "Preferred Stock"). NationsBank has designated 3,000,000 shares of ESOP Convertible Preferred Stock, Series C (the "ESOP Preferred Stock"), of which 2,553,552 shares were issued and outstanding as of June 30, 1995.
     THE FOLLOWING SUMMARY OF THE ESOP PREFERRED STOCK IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DESCRIPTION THEREOF CONTAINED IN THE NATIONSBANK ARTICLES ATTACHED AS EXHIBIT 3(I) TO THE CORPORATION'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1994, INCORPORATED HEREIN BY REFERENCE.
     The ESOP Preferred Stock was first issued in the transaction by which NationsBank was formed from the merger of NCNB Corporation and C&S/Sovran Corporation in 1991 upon the conversion of shares of ESOP Convertible Preferred Stock, Series C of C&S/Sovran Corporation. All shares are held by the trustee under the NationsBank Corporation Retirement Savings Plan (the "ESOP").
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
     Shares of ESOP Preferred Stock have no preemptive or preferential rights to purchase or subscribe for shares of NationsBank capital stock of any class and are not subject to any sinking fund or other obligation of NationsBank to repurchase or retire the series, except as discussed below.
     Each share of ESOP Preferred Stock is entitled to an annual dividend, subject to certain adjustments, of $3.30 per share, payable semiannually. Unpaid dividends accumulate as of the date on which they first became payable, without interest. So long as any shares of ESOP Preferred Stock are outstanding, no dividend may be declared, paid or set apart for payment on any other series of stock ranking on a parity with ESOP Preferred Stock as to dividends, unless like dividends have been declared and paid, or set apart for payment, on the ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for such parity stock, ratably in proportion to their respective amounts of accumulated and unpaid dividends. NationsBank generally may not declare, pay or set apart for payment any dividends (except for, among other things, dividends payable solely in shares of stock ranking junior to the ESOP Preferred Stock as to dividends or upon liquidation) on, make any other distribution on, or make payment on account of the purchase, redemption or other retirement of, any other class or series of NationsBank capital stock ranking junior to the ESOP Preferred Stock as to dividends or upon liquidation, until full cumulative dividends on the ESOP Preferred Stock have been declared and paid or set apart for payment when due.
     The holder of the ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of NationsBank Common Stock and votes together with the holders of NationsBank Common Stock as one class. Except as otherwise required by applicable law, the holder of the ESOP Preferred Stock has no special voting rights. To the extent that the holder of such shares is entitled to vote, each share is entitled to the number of votes equal to the number of shares of NationsBank Common Stock into which such share of ESOP Preferred Stock could be converted on the record date for determining the shareholders entitled to vote, rounded to the nearest whole vote.
     Shares of the ESOP Preferred Stock initially are convertible into NationsBank Common Stock at a conversion rate equal to 0.84 shares of NationsBank Common Stock per share of ESOP Preferred Stock, and a conversion price of $42.50 per 0.84 shares of NationsBank Common Stock, subject to certain customary anti-dilution adjustments.
     In the event of any voluntary or involuntary dissolution, liquidation or winding-up of NationsBank, the holder of the ESOP Preferred Stock will be entitled to receive out of the assets of NationsBank available for distribution to shareholders, subject to the rights of the holders of any Preferred Stock ranking senior to or on a parity with the ESOP Preferred Stock as to distributions upon liquidation, dissolution or winding-up but before any amount will be paid or distributed among the holders of NationsBank Common Stock or any other shares ranking junior to the ESOP Preferred Stock as to such distributions, liquidating distributions of $42.50 per share plus all accrued and unpaid dividends thereon to the date fixed for distribution. If, upon any voluntary or involuntary dissolution, liquidation or winding-up of NationsBank, the amounts payable with respect to the ESOP Preferred Stock and any other stock ranking on a parity therewith as to any such distribution are not paid in full, the holder of the ESOP Preferred Stock and such other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, the holder of the ESOP Preferred Stock will not be entitled to any further distribution of assets by NationsBank. Neither a merger or consolidation of NationsBank with or into any other corporation, nor a merger or consolidation of any other corporation with or into NationsBank nor a sale, transfer or lease of all or any portion of NationsBank's assets, will be deemed to be a dissolution, liquidation or winding-up of NationsBank.
     The ESOP Preferred Stock is redeemable, in whole or in part, at the option of NationsBank, at any time. The redemption price for the shares of the ESOP Preferred Stock will depend upon the time of redemption. Specifically, the redemption price for the 12-month period beginning July 1, 1995, is $43.82 per share; on each succeeding July 1, the redemption price will be reduced by $.33 per share, except that on and after July 1, 1999, the redemption price will be $42.50 per share, and the redemption price may be paid in cash or shares of NationsBank Common Stock. In each case, the redemption price also must include all accrued and unpaid dividends to the date of redemption. To the extent that the ESOP Preferred Stock is treated as Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required for redemption of the ESOP Preferred Stock.
     NationsBank is required to redeem shares of the ESOP Preferred Stock at the option of the holder of such shares to the extent necessary either to provide for distributions required to be made under the ESOP or to make payments of principal, interest or premium due and payable on any indebtedness incurred by the holder of the shares for the benefit of the ESOP. The redemption price in such case will be the greater of $42.50 per share plus accrued and unpaid dividends to the date of redemption or the fair market value of the aggregate number of shares of NationsBank Common Stock into which a share of ESOP Preferred Stock then is convertible.
                                       47

BKSO COMMON STOCK

     GENERAL. BKSO is authorized to issue 100,000,000 shares of BKSO Common Stock, $5.00 par value, of which 58,785,845 shares were issued and outstanding as of the Record Date. BKSO Common Stock is traded on The Nasdaq Stock Market as a NNM Security under the trading symbol "BKSO."

     VOTING AND OTHER RIGHTS. The holders of BKSO Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons are there are directors to be elected. In general, (i) amendments to BKSO's Articles must be approved by each voting group entitled to vote separately thereon by a majority of the votes cast by that voting group, unless the amendment creates dissenters' rights for a particular voting group, in which case such amendment must be approved by a majority of the votes entitled to be cast by such voting group; (ii) a merger or share exchange required to be approved by the shareholders must be approved by a majority of all the votes entitled to be cast by all shares entitled to vote thereon, voting as a single voting group, and by each voting group entitled to vote separately thereon by a majority of the votes entitled to be cast by that voting group; and (iii) the dissolution of BKSO, or the sale of all or substantially all of the property of BKSO other than in the usual and regular course of business, must be approved by a majority of all votes entitled to be cast thereon.
     In the event of liquidation, holders of BKSO Common Stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any BKSO Preferred Stock (as described below) then outstanding.
     BKSO Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.
     Chemical Bank acts as transfer agent and registrar for BKSO Common Stock. DISTRIBUTIONS. The holders of BKSO Common Stock are entitled to receive such dividends or distributions as the BKSO Board may declare out of funds legally available for such payments. The payment of distributions by BKSO is subject to the restrictions of Georgia law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of BKSO Preferred Stock. Share dividends, if any are declared, may be paid from BKSO's authorized but unissued shares.
     The ability of BKSO to pay distributions is affected by the ability of Bank South to pay dividends. The ability of Bank South, as well as BKSO, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "INFORMATION ABOUT
BKSO -- Supervision and Regulation."
     PREFERRED STOCK. BKSO is also authorized to issue 5,000,000 shares of preferred stock, $25.00 par value ("BKSO Preferred Stock"), none of which are issued and outstanding. The Board of Directors has the authority to issue BKSO Preferred Stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of BKSO Preferred Stock. Any shares of BKSO Preferred Stock which may be issued may rank prior to shares of BKSO Common Stock as to payment of dividends and upon liquidation. On April 1, 1988 (as amended on April 21, 1994), in connection with the execution of the BKSO Rights Agreement, the BKSO Board created a series of 700,000 shares of BKSO Preferred Stock designated as Series A Participating Preferred Stock ("BKSO Participating Preferred Stock"), none of which is issued and outstanding and which would become issued and outstanding only upon the exercise of BKSO Rights. See "THE MERGER -- Amendment to BKSO Rights Agreement."
COMPARISON OF VOTING AND OTHER RIGHTS
     NationsBank is a North Carolina corporation subject to the provisions of the NCBCA. BKSO is a Georgia corporation subject to the provisions of the Georgia Code. Shareholders of BKSO, whose rights are governed by BKSO's Articles and Bylaws and by the Georgia Code, will upon consummation of the Merger, become shareholders of NationsBank. As shareholders of NationsBank, their rights will then be governed by the NationsBank Articles and Bylaws and by the NCBCA.
                                       48

Except as set forth below, there are no material differences between the rights of BKSO shareholders under BKSO's Articles and Bylaws and under the Georgia Code, on the one hand, and the rights of NationsBank shareholders under the NationsBank Articles and Bylaws and the NCBCA, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and governing corporate documents of each corporation.
     MEETINGS OF SHAREHOLDERS. A special meeting of NationsBank shareholders may be called for any purpose by the NationsBank Board, by the Chairman of the NationsBank Board or by the NationsBank Chief Executive Officer or President. A quorum for a meeting of NationsBank shareholders is a majority of the outstanding shares of NationsBank Common Stock entitled to vote. A majority of the votes cast is generally required for an action by the NationsBank shareholders. North Carolina law provides that these quorum and voting requirements may only be increased with approval of NationsBank shareholders.
     Under BKSO's Bylaws, special meetings of the shareholders may be called at any time by the President or the Secretary when so directed by a majority of the entire BKSO Board or upon a shareholder demand made in accordance with the Georgia Code. The Georgia Code presently provides that a corporation must hold a special meeting of shareholders if the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, sign, date, and deliver to the corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. In general, after the receipt of such shareholder demand, BKSO must engage independent inspectors to determine whether such demand comports with the requirements of the Georgia Code. The independent inspectors must deliver a written report within 15 business days. If the report states that the filing is adequate, or if the report is not delivered within 15 calendar days of the filing date, the President and the Secretary must call a special shareholders meeting by mailing notice within 15 days after receipt of the report by the independent inspectors or after the expiration of the reporting period.
     A quorum for a meeting of BKSO shareholders is a majority of the outstanding shares of BKSO Common Stock entitled to vote. A majority of the votes cast is generally required for an action by the BKSO shareholders. Georgia law provides that these quorum and voting requirements may only be increased with approval of BKSO shareholders.
     DISTRIBUTIONS. The payment of distributions to holders of NationsBank Common Stock is subject to the provisions of the NCBCA, the preferential rights of the holders of NationsBank Preferred Stock and the ability of the Banks to pay dividends to NationsBank, as restricted by various bank regulatory agencies. See "INFORMATION ABOUT NATIONSBANK -- Supervision and Regulation" and "COMPARISON OF NATIONSBANK COMMON STOCK AND BKSO COMMON STOCK -- NationsBank Common Stock." The payment of distributions to holders of BKSO stock is subject to the provisions of Georgia law applicable to the declaration of distributions by a business corporation, the preferential rights of any holders of BKSO Preferred Stock and the ability of Bank South to pay dividends to BKSO as restricted by various bank regulatory agencies. See "INFORMATION ABOUT
BKSO -- Supervision and Regulation" and "COMPARISON OF NATIONSBANK COMMON STOCK AND BKSO COMMON STOCK -- BKSO Common Stock."
     SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS. The size of the NationsBank Board may be established by the shareholders or by the NationsBank Board, provided that the NationsBank Board may not set the number of directors at less than five nor more than 30. Any change to this permissible range for the size of the NationsBank Board must be approved by the NationsBank shareholders. The NationsBank Board is not divided into classes, and all directors are elected annually. BKSO's Bylaws provide that the BKSO Board shall consist of not less than five nor more than 25 directors. The BKSO Board is not divided into classes. All BKSO directors are elected annually by the shareholders, except that vacancies on the BKSO Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum.
     REMOVAL OF DIRECTORS. Generally, directors of NationsBank may be removed by the shareholders with or without cause by the affirmative vote of a majority of the votes cast, unless the NationsBank Restated Articles of Incorporation are amended to provide otherwise. In addition, the NCBCA provides that an appropriate court can remove a director upon petition of the holders of at least 10% of the outstanding shares of any class of stock of NationsBank upon certain findings by such court. The shareholders of BKSO may, at any special meeting the notice of which shall state that it is called for that purpose, remove, with or without cause, any director by the affirmative vote of a majority of the votes cast.
     SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS. Under North Carolina law, qualified shareholders have the right to inspect and copy (a) certain of the NationsBank official corporate documents and (b) the NationsBank books and records in good faith and for a proper purpose. Such right of inspection requires that the shareholder give NationsBank written notice of the demand, describing with reasonable particularity his purpose and the requested records. The right of inspection extends not only to shareholders of record but also beneficial owners whose beneficial ownership is certified to NationsBank by the
                                       49
shareholder of record. However, NationsBank is under no duty to provide any accounting records or any records with respect to any matter that it determines in good faith may, if disclosed, adversely effect NationsBank in the conduct of its business or may constitute material nonpublic information, and the right of inspection is limited to NationsBank shareholders who either have been NationsBank shareholders at least six months or who hold at least 5% of the outstanding shares of any class of NationsBank stock. In addition, NationsBank is required to prepare a shareholder list with respect to any shareholders' meeting and to make such list available to NationsBank shareholders beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournments thereof.
     Under Georgia law, shareholders have the right to inspect and copy certain BKSO's corporate documents, upon written demand to BKSO. Shareholders may also inspect and copy BKSO's accounting records and BKSO's record of shareholders if:
(i) the shareholder's written demand is made in good faith and for a proper purpose relevant to a legitimate interest as a shareholder, (ii) such demand describes with reasonable particularity the purpose and records the shareholder desires to inspect, (iii) the records are directly connected with such purpose, and (iv) the records are only to be used for such purpose. The right of inspection extends not only to shareholders of record but also beneficial owners whose shares are held in a voting trust or by a nominee on the shareholder's behalf. In addition, BKSO is required to prepare a shareholder list with respect to any shareholders' meeting and to make such list available to BKSO shareholders at the time and place of the shareholders' meeting.
     ANTI-TAKEOVER PROVISIONS. The provisions of BKSO's Articles and Bylaws, and the BKSO Rights Agreement contain certain protective provisions, which are intended to facilitate stability of leadership and enhance the BKSO Board's role in connection with attempts to acquire control of BKSO so that the BKSO Board may further and protect the interests of BKSO, its shareholders, and its other constituencies as appropriate under the circumstances. In particular, if the BKSO Board determines that a sale of control is in the best interests of the shareholders, these protective provisions are designed to enhance the BKSO Board's ability to maximize the value to be received by the shareholders upon such a sale. Although BKSO management believes that the protective provisions are beneficial to BKSO's shareholders, such provisions may also discourage certain acquisition proposals, which may deprive BKSO's shareholders of certain opportunities to sell their shares at a premium over prevailing market prices.
     Pursuant to its authority to issue different series of BKSO Preferred Stock, the BKSO Board has established the BKSO Rights Agreement and has designated the preferences and rights of the BKSO Participating Preferred Stock to include certain provisions which may have the effect of discouraging unsolicited offers to acquire BKSO. See "THE MERGER -- Amendment to BKSO Rights Agreement."
     BKSO's Articles also contain certain restrictions on business combinations with any Interested Shareholder (as defined in BKSO's Articles) who is the beneficial owner of more than 20% of the BKSO Common Stock (including mergers, any sale or lease of BKSO assets having a fair market value of $1,000,000 or more, any sale or exchange of BKSO securities having a fair market value of $1,000,000 or more, the adoption of any proposal for liquidation or dissolution of BKSO proposed by an Interested Shareholder, or any transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of BKSO owned by an Interested Shareholder). In general, BKSO's Articles provide that certain business combinations with an Interested Shareholder must be approved by the holders of 95% of the BKSO Common Stock, other than those owned by an Interested Shareholder, unless approved by a majority of the Continuing Directors (as defined in BKSO's Articles) at a meeting at which a Continuing Director Quorum (as defined in BKSO's Articles) is present, or the consideration to be received meets certain "fair price" requirements. Generally, such a business combination satisfies the fair price requirement for BKSO Common Stock if the aggregate amount of cash and fair market value of other consideration to be received is at least equal to the greatest of: (i) the highest price paid by such Interested Shareholders for any share of BKSO Common Stock which it acquired during the past two years or at the time it became an Interested Shareholder; (ii) the fair market value of BKSO Common Stock on a specified date; and (iii) an amount derived from a formula based on these amounts. The fair price requirement for BKSO Preferred Stock is similar to the BKSO Common Stock requirements but includes for consideration the highest price per share to which the holders of each class of BKSO Preferred Stock would be entitled in the event of liquidation or dissolution. These provisions may not be repealed or amended without the approval of the holders of 95% of the BKSO Common Stock, other than those owned by an Interested Shareholder, subject to the provisions of any series of outstanding BKSO Preferred Stock.
     BKSO's Articles also provide for a "two-tier voting requirement." This requirement generally provides that, if the "fair price" option is being used for a Business Combination (as defined in BKSO's Articles), the approval of not less than 75% of the BKSO Common Stock and not less than two-thirds of the BKSO Common Stock held by those other than the Interested Shareholder, subject to the provisions of any series of outstanding BKSO Preferred Stock, is still required for approval of
                                       50
such Business Combination. These provisions may not be repealed or amended without the approval of not less than 75% of the BKSO Common Stock and not less than two-thirds of the BKSO Common Stock held by those other than the Interested Shareholder, subject to the provisions of any series of outstanding BKSO Preferred Stock.
     BKSO's Articles set forth a "constituency" provision, which requires the BKSO Board, when evaluating an acquisition proposal (including tender and exchange offers, merger offers, and offers to purchase all or substantially all of BKSO's assets), in connection with the exercise of its business judgment in determining what is in the best interest of BKSO and its shareholders, to give due consideration to all relevant factors including (i) then-current market prices, (ii) then-current value of BKSO in a freely negotiated transaction,
(iii) the BKSO Board's then estimate of the future value of BKSO as an independent entity, (iv) the social and economic effects on the employees, customers, suppliers and other constituents of BKSO and its communities, and (v) the desirability of maintaining independence from other banking entities.
     Several provisions contained in BKSO's Bylaws may also have anti-takeover effects. First, any shareholder who intends to nominate any candidate for election to the BKSO Board must give advance notice of such intention and must disclose certain information about the nominee. Also, BKSO has adopted the statutory business combination provisions of the Georgia Code. See
" -- Comparsion of Voting and Other Rights; ANTI-TAKEOVER STATUTES."
     There are no similar anti-takeover provisions contained in the NationsBank Articles or Bylaws.
     RIGHTS PLANS. Under the BKSO Rights Agreement, each share of BKSO Common Stock is accompanied by a BKSO Right. Each BKSO Right entitles its registered holder to purchase one one-hundredth of a share of BKSO Participating Preferred Stock at a price of $50.00 (the "Purchase Price"), as adjusted from time to time under certain circumstances, after the earlier of (i) the tenth day following the commencement of, or first public announcement of an intention to commence, a tender offer or exchange offer which, if successful, would result in any person or group having beneficial ownership of 30% or more of the outstanding BKSO Common Stock (an "Acquiring Person"), and (ii) the tenth day after the first date of a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding BKSO Common Stock (the "Stock Acquisition Date") (in either case, the "Separation Date").
     The BKSO Rights will not trade separately from the BKSO Common Stock unless and until the Separation Date occurs. Because of the nature of the dividend, liquidation and voting rights of the shares of BKSO Participating Preferred Stock, the value of the one one-hundredth of a share of BKSO Participating Preferred Stock purchasable upon the exercise of each BKSO Right should approximate the value of one share of BKSO Common Stock.
     In the event that any person or group becomes an Acquiring Person, each holder of a BKSO Right, except an Acquiring Person or any affiliate or associate thereof, will be entitled to purchase at the then-current Purchase Price shares of BKSO Common Stock with a market value of two times the Purchase Price.
     In the event that BKSO is acquired in a merger or other business combination, or 30% or more of its assets or earning power is sold to any person or group other than BKSO or its wholly-owned subsidiaries, then, in each such case, each holder of a BKSO Right, except an Acquiring Person or an affiliate or an associate thereof, will be entitled to purchase shares of stock of the other party to the business combination with a market value of two times the Purchase Price.
     Prior to the Stock Acquisition Date the BKSO Rights are redeemable for one cent per BKSO Right at the option of the Board of Directors. The BKSO Rights will expire on September 1, 1999, or at an earlier date under certain circumstances, including the Effective Time of the Merger. The BKSO Rights will not prevent a takeover of BKSO. However, the BKSO Rights may cause substantial dilution to a person or group that acquires 20% or more of BKSO Common Stock unless the BKSO Rights are first redeemed or terminated by the BKSO Board. Nevertheless, the BKSO Rights Agreement should not interfere with a transaction that is in the best interests of BKSO and its shareholders because the BKSO Rights can be redeemed or terminated, as hereinbefore described, before the consummation of such a transaction. The BKSO Rights Agreement has been amended in connection with the execution of the Agreement. See "THE MERGER -- Amendment to BKSO Rights Agreement."
     NationsBank has not adopted any rights or similar plan.
     ANTI-TAKEOVER STATUTES. North Carolina has two anti-takeover statutes in force, the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act which restrict business combinations with, and the accumulation of shares of voting stock of, North Carolina corporations. NationsBank has taken action to irrevocably "opt out" of the restrictions imposed by these statutes.
                                       51

     Georgia has two anti-takeover statutes in force, the Fair Price provisions set forth in Part 2 of Article 11 of the Georgia Code and the Business Combination provisions set forth in Part 3 of Article 11 of the Georgia Code. Although BKSO's Articles include certain "fair price" requirements, BKSO has not adopted the Fair Price provisions of the Georgia Code. See " -- Comparison of Voting and Other Rights; ANTI-TAKEOVER PROVISIONS."
     BKSO has adopted the statutory Business Combination provisions of the Georgia Code, which set forth criteria to be met before a business combination may become effective. Generally, BKSO may not engage in a business combination with any person who acquires 10% or more of the voting stock of BKSO (an "Interested Shareholder") for five years after such person becomes an Interested Shareholder unless (i) prior to such date, the BKSO Board approved the business combination or the transaction in which the person became an Interested Shareholder, or (ii) in such initial transaction the person acquired 90% of the BKSO voting stock (other than shares held by directors, officers, and their affiliates, BKSO subsidiaries and certain employee stock plans ("Insider Shareholders")), or (iii) subsequent to becoming an Interested Shareholder, such person acquires additional shares resulting in the ownership of 90% of the BKSO voting stock (other than shares held by Insider Shareholders) and the business combination was approved by a majority of the shares excluding the shares held by the Interested Shareholder and the Insider Shareholders. The BKSO Board has approved the Merger and the consummation of the transactions contemplated by the Agreement prior to the execution of the Agreement; accordingly, the Merger and the other transactions contemplated by the Agreement are not subject to the statutory Business Combination provisions.

     DISSENTER'S RIGHTS. The NCBCA generally provides dissenter's rights for mergers and share exchanges that require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the articles of incorporation of a North Carolina corporation. Article 13 of the Georgia Code generally does not grant dissenter's rights to holders of a class of stock either listed on a national securities exchange or, as a national market security on a securities quotation system, or held of record by more than 2,000 shareholders. At the Record Date the BKSO Common Stock was designated as a national market system security by The Nasdaq Stock Market and was held of record by approximately 9,741 shareholders.

     MISCELLANEOUS. Chemical Bank acts as transfer agent and registrar for the NationsBank Common Stock, and the BKSO Common Stock. NationsBank Common Stock is listed and traded on the NYSE and the PSE. Certain shares of NationsBank Common Stock are also listed and traded on the Tokyo Stock Exchange. BKSO Common Stock is traded on and reported by The Nasdaq Stock Market.
                                 LEGAL OPINIONS
     The legality of the NationsBank Common Stock to be issued in connection with the Merger and certain other legal matters in connection with the Merger will be passed upon by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina. As of the date of this Proxy Statement-Prospectus, certain members of Smith Helms Mulliss & Moore, L.L.P., beneficially owned approximately 50,000 shares of NationsBank Common Stock. Certain tax consequences of the Merger will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York.
                                    EXPERTS
     The consolidated financial statements of NationsBank incorporated in this Proxy Statement-Prospectus by reference to the NationsBank Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of BKSO at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, incorporated by reference from BKSO's Current Report on Form 8-K filed October 10, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in its report thereon incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
                             SHAREHOLDER PROPOSALS
     The 1996 Annual Meeting of Shareholders of BKSO is tentatively scheduled to be held April 18, 1996, subject to the earlier consummation of the Merger. In the event that the BKSO 1996 Annual Meeting of Shareholders is held, proposals of shareholders intended to be presented at that meeting must be received by November 21, 1995, for inclusion in BKSO's proxy statement and form of proxy relating to such meeting. The submission of such proposals by shareholders and the
                                       52
consideration of such proposals by BKSO for inclusion in next year's proxy statement and form of proxy are subject to the applicable rules and regulations of the Commission.
                                 OTHER MATTERS
     As of the date of this Proxy Statement-Prospectus, the BKSO Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement-Prospectus. However, if any other matters shall properly come before the Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies shall be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of BKSO.
                                       53

                                                                      APPENDIX A
                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                             BANK SOUTH CORPORATION
                                      AND
                            NATIONSBANK CORPORATION
                         DATED AS OF SEPTEMBER 4, 1995

                               TABLE OF CONTENTS

                                                                                                                           PAGE
Parties.................................................................................................................    A-1
Preamble................................................................................................................    A-1
ARTICLE 1 --       TRANSACTIONS AND TERMS OF MERGER.....................................................................    A-1
     1.1           Merger...............................................................................................    A-1
     1.2           Time and Place of Closing............................................................................    A-1
     1.3           Effective Time.......................................................................................    A-1
     1.4           Execution of Stock Option Agreement..................................................................    A-1
ARTICLE 2 --       TERMS OF MERGER......................................................................................    A-2
     2.1           Charter..............................................................................................    A-2
     2.2           Bylaws...............................................................................................    A-2
ARTICLE 3 --       MANNER OF CONVERTING SHARES..........................................................................    A-2
     3.1           Conversion of Shares.................................................................................    A-2
     3.2           Anti-Dilution Provisions.............................................................................    A-2
     3.3           Shares Held by BSC or NationsBank....................................................................    A-2
     3.4           Fractional Shares....................................................................................    A-2
     3.5           Conversion of Stock Options..........................................................................    A-2
ARTICLE 4 --       EXCHANGE OF SHARES...................................................................................    A-3
     4.1           Exchange Procedures..................................................................................    A-3
     4.2           Rights of Former BSC Shareholders....................................................................    A-3
ARTICLE 5 --       REPRESENTATIONS AND WARRANTIES OF BSC................................................................    A-3
     5.1           Organization, Standing, and Power....................................................................    A-3
     5.2           Authority; No Breach By Agreement....................................................................    A-3
     5.3           Capital Stock........................................................................................    A-5
     5.4           BSC Subsidiaries.....................................................................................    A-5
     5.5           SEC Filings; Financial Statements....................................................................    A-5
     5.6           Absence of Certain Changes or Events.................................................................    A-6
     5.7           Tax Matters..........................................................................................    A-6
     5.8           Assets...............................................................................................    A-7
     5.9           Environmental Matters................................................................................    A-7
     5.10          Compliance With Laws.................................................................................    A-7
     5.11          Labor Relations......................................................................................    A-8
     5.12          Employee Benefit Plans...............................................................................    A-8
     5.13          Material Contracts...................................................................................    A-9
     5.14          Legal Proceedings....................................................................................    A-9
     5.15          Reports..............................................................................................    A-9
     5.16          Statements True and Correct..........................................................................   A-10
     5.17          Accounting, Tax and Regulatory Matters...............................................................   A-10
     5.18          State Takeover Laws..................................................................................   A-10
     5.19          Charter Provisions...................................................................................   A-10
     5.20          Rights Agreement.....................................................................................   A-10
     5.21          Derivatives Contracts................................................................................   A-10
ARTICLE 6 --       REPRESENTATIONS AND WARRANTIES OF NATIONSBANK........................................................   A-11
     6.1           Organization, Standing, and Power....................................................................   A-11
     6.2           Authority; No Breach By Agreement....................................................................   A-11
     6.3           Capital Stock........................................................................................   A-11
     6.4           SEC Filings; Financial Statements....................................................................   A-11
     6.5           Absence of Certain Changes or Events.................................................................   A-12
     6.6           Tax Matters..........................................................................................   A-12
     6.7           Compliance With Laws.................................................................................   A-12
     6.8           Legal Proceedings....................................................................................   A-13
     6.9           Reports..............................................................................................   A-13
     6.10          Statements True and Correct..........................................................................   A-13

                                       i

                                                                                                                           PAGE
     6.11          Tax, and Regulatory Matters..........................................................................   A-13
ARTICLE 7 --       CONDUCT OF BUSINESS PENDING CONSUMMATION.............................................................   A-13
     7.1           Affirmative Covenants of BSC.........................................................................   A-13
     7.2           Negative Covenants of BSC............................................................................   A-13
     7.3           Covenants of NationsBank.............................................................................   A-15
     7.4           Adverse Changes in Condition.........................................................................   A-15
     7.5           Reports..............................................................................................   A-15
ARTICLE 8 --       ADDITIONAL AGREEMENTS................................................................................   A-15
     8.1           Registration Statement; Proxy Statement; Shareholder Approval........................................   A-15
     8.2           Exchange Listing.....................................................................................   A-16
     8.3           Applications.........................................................................................   A-16
     8.4           Filings with State Offices...........................................................................   A-16
     8.5           Agreement as to Efforts to Consummate................................................................   A-16
     8.6           Investigation and Confidentiality....................................................................   A-16
     8.7           Press Releases.......................................................................................   A-16
     8.8           Certain Actions......................................................................................   A-16
     8.9           Accounting and Tax Treatment.........................................................................   A-17
     8.10          State Takeover Laws..................................................................................   A-17
     8.11          Charter Provisions...................................................................................   A-17
     8.12          Rights Agreement.....................................................................................   A-17
     8.13          Agreements of Affiliates.............................................................................   A-17
     8.14          Employee Benefits and Contracts......................................................................   A-17
     8.15          Indemnification......................................................................................   A-18
     8.16          Bank Merger..........................................................................................   A-18
ARTICLE 9 --       CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE....................................................   A-18
     9.1           Conditions to Obligations of Each Party..............................................................   A-18
     9.2           Conditions to Obligations of NationsBank.............................................................   A-19
     9.3           Conditions to Obligations of BSC.....................................................................   A-20
ARTICLE 10 --      TERMINATION..........................................................................................   A-20
     10.1          Termination..........................................................................................   A-20
     10.2          Effect of Termination................................................................................   A-22
     10.3          Non-Survival of Representations and Covenants........................................................   A-22
ARTICLE 11 --      MISCELLANEOUS........................................................................................   A-23
     11.1          Definitions..........................................................................................   A-23
     11.2          Expenses.............................................................................................   A-28
     11.3          Brokers and Finders..................................................................................   A-28
     11.4          Entire Agreement.....................................................................................   A-28
     11.5          Amendments...........................................................................................   A-29
     11.6          Waivers..............................................................................................   A-29
     11.7          Assignment...........................................................................................   A-29
     11.8          Notices..............................................................................................   A-30
     11.9          Governing Law........................................................................................   A-30
     11.10         Counterparts.........................................................................................   A-30
     11.11         Captions.............................................................................................   A-30
     11.12         Interpretations......................................................................................   A-30
     11.13         Enforcement of Agreement.............................................................................   A-30
     11.14         Severability.........................................................................................   A-31
Signatures..............................................................................................................   A-31
Exhibit 1 Stock Option Agreement........................................................................................   A-32
Exhibits 2 and 3 omitted

                                       ii

                          AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 4, 1995, by and between BANK SOUTH CORPORATION ("BSC"), a Georgia corporation having its principal office located in Atlanta, Georgia; and NATIONSBANK CORPORATION ("NationsBank"), a North Carolina corporation having its principal office located in Charlotte, North Carolina.
                                    PREAMBLE
     The Boards of Directors of BSC and NationsBank are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of BSC by NationsBank pursuant to the merger of BSC with and into NationsBank. At the effective time of such merger, the outstanding shares of the capital stock of BSC shall be converted into the right to receive shares of the common stock of NationsBank (except as provided herein). As a result, shareholders of BSC shall become shareholders of NationsBank. The transactions described in this Agreement are subject to the approvals of the shareholders of BSC, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.
     Immediately after the execution and delivery of this Agreement, as a condition and inducement to NationsBank's willingness to enter into this Agreement, BSC and NationsBank are entering into a Stock Option Agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which BSC is granting to NationsBank an option to purchase shares of BSC Common Stock.
     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.
     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:
                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER
     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, BSC shall be merged with and into NationsBank in accordance with the provisions of Sections 14-2-1101 and 14-2-1107(a) of the GBCC and Sections 55-11-01 and 55-11-07(a) of the NCBCA and with the effect provided in Sections 14-2-1106 and 14-2-1107(b) of the GBCC and Sections 55-11-06 and 55-11-07(b) of
the NCBCA (the "Merger"). NationsBank shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of BSC and NationsBank.
     1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.
     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia and the North Carolina Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of North Carolina (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the fifth business day (as designated by NationsBank) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of BSC approve this Agreement to the extent such approval is required by applicable Law.
     1.4 EXECUTION OF STOCK OPTION AGREEMENT. Immediately after the execution of this Agreement and as a condition thereto, BSC is executing and delivering to NationsBank the Stock Option Agreement.
                                      A-1

                                   ARTICLE 2
                                TERMS OF MERGER
     2.1 CHARTER. The Articles of Incorporation of NationsBank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.
     2.2 BYLAWS. The Bylaws of NationsBank in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.
                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES
     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of NationsBank or BSC, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:
          (a) Each share of NationsBank Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.
          (b) Each share of BSC Common Stock (including any associated BSC Rights, but excluding shares held by any BSC Company or any NationsBank Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for
     0.44 of a share of NationsBank Common Stock (subject to possible adjustment pursuant to Section 10.1(g) of this Agreement, the "Exchange Ratio").
     3.2 ANTI-DILUTION PROVISIONS. In the event NationsBank changes the number of shares of NationsBank Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.
     3.3 SHARES HELD BY BSC OR NATIONSBANK. Each of the shares of BSC Common Stock held by any BSC Company or by any NationsBank Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
     3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of BSC Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of NationsBank Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of NationsBank Common Stock multiplied by the market value of one share of NationsBank Common Stock at the Effective Time. The market value of one share of NationsBank Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by NationsBank) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
     3.5 CONVERSION OF STOCK OPTIONS.
     (a) At the Effective Time, each option or other right to purchase shares of BSC Common Stock pursuant to stock options or stock appreciation rights ("BSC Options") granted by BSC under the BSC Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to NationsBank Common Stock, and NationsBank shall assume each BSC Option, in accordance with the terms of the BSC Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) NationsBank and its Compensation Committee shall be substituted for BSC and the Committee of BSC's Board of Directors (including, if applicable, the entire Board of Directors of BSC) administering such BSC Stock Plan, (ii) each BSC Option assumed by NationsBank may be exercised solely for shares of NationsBank Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of NationsBank Common Stock subject to such BSC Option shall be equal to the number of shares of BSC Common Stock subject to such BSC Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such BSC Option shall be adjusted by dividing the per share exercise price under each
                                      A-2
such BSC Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, NationsBank shall not be obligated to issue any fraction of a share of NationsBank Common Stock upon exercise of BSC Options and any fraction of a share of NationsBank Common Stock that otherwise would be subject to a converted BSC Option shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of NationsBank Common Stock and the per share exercise price of such Option. The market value of one share of NationsBank Common Stock shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source selected by NationsBank) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5, each BSC Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. BSC agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.
     (b) As soon as practicable after the Effective Time, NationsBank shall deliver to the participants in each BSC Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such BSC Stock Plan shall continue in effect on the same terms and conditions
(subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and NationsBank shall comply with the terms of each BSC Stock Plan to ensure, to the extent required by, and subject to the provisions of, such BSC Stock Plan, that BSC Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, NationsBank shall take all corporate action necessary to reserve for issuance sufficient shares of NationsBank Common Stock for delivery upon exercise of BSC Options assumed by it in accordance with this Section 3.5. As soon as practicable after the Effective Time, NationsBank shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of NationsBank Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, NationsBank shall administer the BSC Option Plan assumed pursuant to this Section 3.5 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the BSC Option Plan complied with such rule prior to the Merger.
     (c) All restrictions or limitations on transfer with respect to BSC Common Stock awarded under the BSC Stock Plans or any other plan, program, or arrangement of any BSC Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of NationsBank Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.
                                   ARTICLE 4
                               EXCHANGE OF SHARES
     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, NationsBank and BSC shall cause the exchange agent selected by NationsBank (the "Exchange
Agent") to mail to the former shareholders of BSC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BSC Common
Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of BSC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of BSC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of NationsBank Common Stock to which such holder may be otherwise entitled (without interest). NationsBank shall not be obligated to deliver the consideration to which any former holder of BSC Common Stock is entitled as a result of the
Merger until such holder surrenders such holder's certificate or certificates representing the shares of BSC Common Stock for exchange as provided in this
Section 4.1. The certificate or certificates of BSC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent
                                      A-3
shall be liable to a holder of BSC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.
     4.2 RIGHTS OF FORMER BSC SHAREHOLDERS. At the Effective Time, the stock transfer books of BSC shall be closed as to holders of BSC Common Stock immediately prior to the Effective Time and no transfer of BSC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of BSC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by BSC in respect of such shares of BSC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by NationsBank on the NationsBank Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of NationsBank Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of BSC Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such BSC Common Stock certificate, both the NationsBank Common Stock certificate
(together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.
                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BSC
     BSC hereby represents and warrants to NationsBank as follows:
     5.1 ORGANIZATION, STANDING, AND POWER. BSC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. BSC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC.
     5.2 AUTHORITY; NO BREACH BY AGREEMENT.
     (a) BSC has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BSC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of BSC Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by BSC. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of BSC, enforceable against BSC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
     (b) Neither the execution and delivery of this Agreement by BSC, nor the consummation by BSC of the transactions contemplated hereby, nor compliance by BSC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of BSC's Articles of Incorporation or Bylaws, or, (ii) except as disclosed in Section 5.2(b)(ii) of the BSC Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BSC Company under, any Contract or Permit of any BSC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any BSC Company or any of their respective material Assets.
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     (c) Other than in connection or compliance with the provisions of the
Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the
Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by
BSC of the Merger and the other transactions contemplated in this Agreement.
     5.3 CAPITAL STOCK.
     (a) The authorized capital stock of BSC consists of (i) 100,000,000 shares of BSC Common Stock, of which 58,750,868 shares are issued and outstanding as of the date of this Agreement and not more than 61,451,063 shares will be issued and outstanding at the Effective Time, and (ii) 5,000,000 shares of preferred stock, par value $25.00 per share, none of which is issued and outstanding. All of the issued and outstanding shares of capital stock of BSC are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of BSC has been issued in violation of any preemptive rights of the current or past shareholders of BSC. BSC has reserved 4,105,693 shares of BSC Common Stock for issuance under the BSC Stock Plans, pursuant to which options to purchase not more than 2,510,195 shares of BSC Common Stock are outstanding.
     (b) Except as set forth in Section 5.3(a) of this Agreement, or as provided pursuant to the Stock Option Agreement, the BSC Dividend Reinvestment and Stock Purchase Plan or the BSC Rights Agreement, there are no shares of capital stock or other equity securities of BSC outstanding and no outstanding Rights relating to the capital stock of BSC.
     5.4 BSC SUBSIDIARIES. BSC has disclosed in Section 5.4 of the BSC
Disclosure Memorandum all of the BSC Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the BSC Disclosure Memorandum, BSC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each BSC Subsidiary. No equity securities of any BSC Subsidiary are or may become required to be issued (other than to another BSC Company) by reason of any Rights, and there are no Contracts by which any BSC Subsidiary is bound to issue (other than to another BSC Company) additional shares of its capital stock or Rights or by which any BSC Company is or may be bound to transfer any shares of the capital stock of any BSC Subsidiary (other than to another BSC Company). There are no Contracts relating to the rights of any BSC Company to vote or to dispose of any shares of the capital stock of any BSC Subsidiary. All of the shares of capital stock of each BSC Subsidiary held by a BSC Company are fully paid and nonassessable under the applicable corporation
Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the BSC Company free and clear of any Lien. Each BSC Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each BSC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC. Each BSC Subsidiary that is a depository institution is an "insured institution"as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.
     5.5 SEC FILINGS; FINANCIAL STATEMENTS.
     (a) BSC has filed and made available to NationsBank all forms, reports, and documents required to be filed by BSC with the SEC since December 31, 1992 (collectively, the "BSC SEC Reports"). The BSC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such BSC SEC Reports or necessary in order to make the statements in such BSC
SEC Reports, in light of the circumstances under which they were made, not misleading. Except for BSC Subsidiaries that are registered as a broker, dealer or investment advisor, none of BSC's Subsidiaries is required to file any forms, reports, or other documents with the SEC.
     (b) Each of the BSC Financial Statements (including, in each case, any related notes) contained in the BSC SEC Reports, including any BSC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in
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accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of BSC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.
     5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1995, except as disclosed in Section 5.6 of the BSC Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC, and
(ii) the BSC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of BSC provided in Article 7 of this Agreement.
     5.7 TAX MATTERS.
     (a) All Tax Returns required to be filed by or on behalf of any of the BSC Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1994, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse
Effect on BSC, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on BSC, except as reserved against in the BSC Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the BSC Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.
     (b) Except as disclosed in Section 5.7 of the BSC Disclosure Memorandum, none of the BSC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.
     (c) Adequate provision for any Taxes due or to become due for any of the
BSC Companies for the period or periods through and including the date of the respective BSC Financial Statements has been made and is reflected on such BSC Financial Statements, except as disclosed in Section 5.7 of the BSC Disclosure Memorandum.
     (d) Deferred Taxes of the BSC Companies have been adequately provided for in the BSC Financial Statements.
     (e) Each of the BSC Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC.
     (f) Except as disclosed in Section 5.7 of the BSC Disclosure Memorandum, none of the BSC Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.
     (g) There are no Liens with respect to Taxes upon any of the assets of the BSC Companies.
     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the BSC Companies that occurred during or after any Taxable Period in which the BSC Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.
     (i) No BSC Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporation.
     (j) All material elections with respect to Taxes affecting the BSC
Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.7 of the BSC Disclosure Memorandum. After the date hereof, other than as set forth in Section 5.7 of the BSC Disclosure Memorandum, no election with respect to Taxes will be made without the prior written consent of NationsBank, which consent will not be unreasonably withheld.
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     (k) No BSC Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the
United States and such foreign country.
     5.8 ASSETS. Except as disclosed in Section 5.8 of the BSC Disclosure Memorandum, the BSC Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the BSC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BSC's past practices. All Assets which are material to BSC's business on a consolidated basis, held under leases or subleases by any of the BSC Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such
Contract is in full force and effect. The BSC Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the BSC Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.8 of the BSC Disclosure Memorandum, there are presently no claims pending under such policies of insurance and no notices have been given by any BSC Company under such policies. The Assets of the BSC Companies include all Assets required to operate the business of the BSC Companies as presently conducted.
     5.9 ENVIRONMENTAL MATTERS.
     (a) To the Knowledge of BSC, except as disclosed in Section 5.9 of the BSC Disclosure Memorandum, each BSC Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC.
     (b) Except as disclosed in Section 5.9 of the BSC Disclosure Memorandum, there is no Litigation pending, or, to the Knowledge of BSC, threatened before any court, governmental agency, or authority or other forum in which any BSC Company or any of its Loan Properties or Participation Facilities (or any BSC Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC.
     (c) To the Knowledge of BSC, except as disclosed in Section 5.9 of the BSC Disclosure Memorandum, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC.
     (d) To the Knowledge of BSC, except as disclosed in Section 5.9 of the BSC Disclosure Memorandum, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of a BSC
Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC.
     5.10 COMPLIANCE WITH LAWS. BSC is duly registered as a bank holding company under the BHC Act. Each BSC Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC, and there has occurred no Default under any such Permit, other than
Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC. None of the BSC Companies:
          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC; and
          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any BSC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC, or (iii) requiring any BSC Company to enter into or consent to the issuance of a cease and desist
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     order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.
     5.11 LABOR RELATIONS. No BSC Company is the subject of any Litigation asserting that it or any other BSC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other BSC Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any BSC Company, pending or threatened, or to the Knowledge of BSC, is there any activity involving any BSC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     5.12 EMPLOYEE BENEFIT PLANS.
     (a) BSC has disclosed in Section 5.12 of the BSC Disclosure Memorandum, and has delivered or made available to NationsBank prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section
3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any BSC Company or ERISA Affiliate (as defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "BSC Benefit Plans"). Any of the BSC Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "BSC ERISA Plan." Each BSC ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "BSC Pension Plan." No BSC Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.
     (b) Except as disclosed in Section 5.12 of the BSC Disclosure Memorandum, all BSC Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a
Material Adverse Effect on BSC, and each BSC ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and BSC is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Except as disclosed in Section 5.12 of the BSC Disclosure Memorandum, to the Knowledge of BSC, no BSC Company has engaged in a transaction with respect to any BSC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any BSC Company to a
Tax imposed by either Section 4975 of the Internal Revenue Code or Section
502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC.
     (c) Except as disclosed in Section 5.12 of the BSC Disclosure Memorandum, no BSC Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Except as disclosed in Section 5.12 of the BSC Disclosure Memorandum, since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any BSC Pension Plan, (ii) no change in the actuarial assumptions with respect to any
BSC Pension Plan, and (iii) no increase in benefits under any BSC Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC or materially adversely affect the funding status of any such plan. Neither any BSC Pension Plan nor any "single-employer plan,"within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any BSC Company, or the single-employer plan of any entity which is considered one employer with BSC under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on BSC. No BSC Company has provided, or is required to provide, security to a BSC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.
     (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any BSC Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse
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Effect on BSC. No BSC Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on BSC. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any BSC Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.
     (e) Except as disclosed in Section 5.12 of the BSC Disclosure Memorandum, no BSC Company has any Liability for retiree health and life benefits under any of the BSC Benefit Plans and there are no restrictions on the rights of such BSC Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on BSC.
     (f) Except as disclosed in Section 5.12 of the BSC Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any BSC Company from any BSC Company under any BSC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any BSC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC.
     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any BSC Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the BSC Financial Statements to the extent required by and in accordance with GAAP.
     5.13 MATERIAL CONTRACTS. Except as disclosed in Section 5.13 of the BSC Disclosure Memorandum, none of the BSC Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any BSC Company or the guarantee by any BSC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by BSC with the SEC as of the date of this Agreement that has not been filed as an exhibit to BSC's Form 10-K filed for the fiscal year ended December 31, 1994, or in another SEC Document and identified to NationsBank (together with all Contracts referred to in Sections
5.8 and 5.12(a) of this Agreement, the "BSC Contracts"). With respect to each
BSC Contract and except as disclosed in Section 5.13 of the BSC Disclosure
Memorandum: (i) the Contract is in full force and effect; (ii) no BSC Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC; (iii) no BSC Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of BSC, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC, or has repudiated or waived any material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any BSC Company for money borrowed is prepayable at any time by such BSC Company without penalty or premium.
     5.14 LEGAL PROCEEDINGS. Except as disclosed in Section 5.14 of the BSC Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of BSC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any BSC Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any BSC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BSC. Section 5.14 of the BSC Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any BSC Company is a party and which names a BSC Company as a defendant or cross-defendant and where the estimated maximum exposure to be $300,000 or more.
     5.15 REPORTS. Since January 1, 1992, or the date of organization if later, each BSC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to
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have, individually or in the aggregate, a Material Adverse Effect on BSC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     5.16 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any BSC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by NationsBank with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any BSC Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to BSC's shareholders in connection with the
Shareholders' Meeting, and any other documents to be filed by a BSC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of BSC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any BSC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
     5.17 ACCOUNTING, TAX, AND REGULATORY MATTERS. No BSC Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.
     5.18 STATE TAKEOVER LAWS. Each BSC Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination,"or other anti-takeover laws and regulations of the State of Georgia (collectively, "Takeover Laws"), including Sections 14-2-1111 and 14-2-1132 of the GBCC.
     5.19 CHARTER PROVISIONS. Each BSC Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any BSC Company or restrict or impair the ability of NationsBank or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any BSC Company that may be directly or indirectly acquired or controlled by it.
     5.20 RIGHTS AGREEMENT. BSC has taken all necessary action (including, if required, redeeming all of the outstanding BSC Rights or amending or terminating the BSC Rights Agreement) so that the entering into of this Agreement and consummation of the Merger and the other transactions contemplated hereby do not and will not result in the ability of any Person to exercise any BSC Rights under the BSC Rights Agreement or enable or require the BSC Rights to be separated from the shares of BSC Common Stock to which they are attached or to be triggered or become exercisable.
     5.21 DERIVATIVES CONTRACTS. Neither BSC nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract"), except for those Derivatives Contracts set forth in Section 5.21 of the BSC Disclosure
Memorandum.
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                                   ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF NATIONSBANK
     NationsBank hereby represents and warrants to BSC as follows:
     6.1 ORGANIZATION, STANDING, AND POWER. NationsBank is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. NationsBank is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NationsBank.
     6.2 AUTHORITY; NO BREACH BY AGREEMENT.
     (a) NationsBank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NationsBank. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of NationsBank, enforceable against NationsBank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
     (b) Neither the execution and delivery of this Agreement by NationsBank, nor the consummation by NationsBank of the transactions contemplated hereby, nor compliance by NationsBank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of NationsBank's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NationsBank Company under, any Contract or Permit of any
NationsBank Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NationsBank, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any NationsBank Company or any of their respective material Assets.
     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the
Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NationsBank, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by NationsBank of the Merger and the other transactions contemplated in this Agreement.
     6.3 CAPITAL STOCK. The authorized capital stock of NationsBank consists of
(i) 800,000,000 shares of NationsBank Common Stock, of which 270,039,586 shares were issued and outstanding as of July 31, 1995, and (ii) 45,000,000 shares of NationsBank Preferred Stock, of which 2,553,552 shares of ESOP Convertible Preferred Stock, Series C, were issued and outstanding as of June 30, 1995. All of the issued and outstanding shares of NationsBank Capital Stock are, and all of the shares of NationsBank Common Stock to be issued in exchange for shares of BSC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the NCBCA. None of the outstanding shares of NationsBank Capital Stock has been, and none of the shares of NationsBank Common Stock to be issued in exchange for shares of BSC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of NationsBank.
     6.4 SEC FILINGS; FINANCIAL STATEMENTS.
     (a) NationsBank has filed and made available to BSC all forms, reports, and documents required to be filed by NationsBank with the SEC since December 31, 1992, other than registration statements on Forms S-4 and S-8 (collectively, the "NationsBank SEC Reports"). The NationsBank SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain
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any untrue statement of a material fact or omit to state a material fact required to be stated in such NationsBank SEC Reports or necessary in order to make the statements in such NationsBank SEC Reports, in light of the circumstances under which they were made, not misleading.
     (b) Each of the NationsBank Financial Statements (including, in each case, any related notes) contained in the NationsBank SEC Reports, including any NationsBank SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of NationsBank and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.
     6.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1995, except as disclosed in the NationsBank Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NationsBank, and (ii) the NationsBank Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NationsBank provided in Article 7 of this Agreement.
     6.6 TAX MATTERS.
     (a) All Tax Returns required to be filed by or on behalf of any of the NationsBank Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1994, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on NationsBank, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on NationsBank, except as reserved against in the NationsBank Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.
     (b) Adequate provision for any Taxes due or to become due for any of the NationsBank Companies for the period or periods through and including the date of the respective NationsBank Financial Statements has been made and is reflected on such NationsBank Financial Statements.
     (c) Deferred Taxes of the NationsBank Companies have been adequately provided for in the NationsBank Financial Statements.
     6.7 COMPLIANCE WITH LAWS. NationsBank is duly registered as a bank holding company under the BHC Act. Each NationsBank Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NationsBank, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NationsBank. No NationsBank Company:
          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NationsBank; and
          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any NationsBank Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NationsBank, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NationsBank, or (iii) requiring any NationsBank Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or
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     to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.
     6.8 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of NationsBank, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any NationsBank Company, or against any
Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NationsBank, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any NationsBank Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NationsBank.
     6.9 REPORTS. Since January 1, 1992, or the date of organization if later, each NationsBank Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NationsBank). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     6.10 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any NationsBank Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by NationsBank with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any NationsBank Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to BSC's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any NationsBank Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of BSC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any NationsBank Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
     6.11 TAX AND REGULATORY MATTERS. No NationsBank Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.
                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION
     7.1 AFFIRMATIVE COVENANTS OF BSC. Unless the prior written consent of NationsBank shall have been obtained, and except as otherwise expressly contemplated herein, BSC shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
     7.2 NEGATIVE COVENANTS OF BSC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BSC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, chief financial officer, or any executive vice president of NationsBank:
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          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any BSC Company or, except as expressly contemplated by this Agreement, the BSC Rights Agreement, or
          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a BSC Company to another BSC Company) in excess of an aggregate of $500,000 (for the BSC Companies on a consolidated basis) except in the ordinary course of the business of BSC Subsidiaries consistent with past practices (which shall include, for BSC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any BSC Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the BSC Disclosure Memorandum); or
          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any BSC Company, or declare or pay any dividend or make any other distribution in respect of BSC's capital stock, provided that BSC may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of BSC Common Stock at a rate not in excess of $.14 per share with usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the BSC Disclosure Memorandum and such dates may not be changed without the prior written consent of NationsBank; provided, that, notwithstanding the provisions of
     Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of BSC Common Stock do not receive both a dividend in respect of their BSC Common Stock and a dividend in respect of NationsBank Common Stock or fail to receive any dividend; or
          (d) except for this Agreement, or pursuant to the Stock Option Agreement or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the BSC Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of BSC Common Stock or any other capital stock of any BSC Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or
          (e) adjust, split, combine, or reclassify any capital stock of any BSC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of BSC Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any BSC Subsidiary (unless any such shares of stock are sold or otherwise transferred to another BSC Company) or (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or
          (f) except for purchases of U.S. Treasury securities or U.S.
     Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned BSC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or
          (g) grant any increase in compensation or benefits to the employees or officers of any BSC Company, except in accordance with past practice disclosed in Section 7.2(g) of the BSC Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement or as otherwise disclosed in Section 7.2(g) of the BSC Disclosure Memorandum; enter into or amend any severance agreements with officers of any BSC Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any BSC Company except in accordance with past practice disclosed in Section 7.2(g) of the BSC Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or
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          (h) enter into or amend any employment Contract between any BSC
     Company and any Person (unless such amendment is required by Law) that the BSC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or
          (i) adopt any new employee benefit plan of any BSC Company or make any material change in or to any existing employee benefit plans of any BSC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or
          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or
          (k) except as disclosed in Section 7.2(k) of the BSC Disclosure Memorandum, commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any BSC
     Company for material money damages or restrictions upon the operations of any BSC Company; or
          (l) except in the ordinary course of business, modify, amend, or terminate any material Contract or waive, release, compromise, or assign any material rights or claims.
     7.3 COVENANTS OF NATIONSBANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, NationsBank covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the NationsBank Common Stock and the business prospects of the NationsBank Companies, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any NationsBank Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of NationsBank, desirable in the conduct of the business of NationsBank and its Subsidiaries.
     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.
     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.
                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS
     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as practicable after execution of this Agreement, NationsBank shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of NationsBank Common Stock upon consummation of the Merger. BSC shall furnish all information concerning it and the holders of its capital stock as NationsBank may reasonably request in connection with such action. BSC shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) BSC
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shall prepare and file with the SEC a Proxy Statement and mail such Proxy
Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of BSC shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of BSC shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approval.
     8.2 EXCHANGE LISTING. NationsBank shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of NationsBank Common Stock to be issued to the holders of BSC Common Stock pursuant to the Merger.
     8.3 APPLICATIONS. NationsBank shall promptly prepare and file, and BSC shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.
     8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, NationsBank shall execute and file the Georgia Certificate of Merger with the Secretary of State of the State of Georgia and the North Carolina Articles of Merger with the Secretary of State of the State of North Carolina in connection with the Closing.
     8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.
     8.6 INVESTIGATION AND CONFIDENTIALITY.
     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.
     (b) In addition to the Parties' respective obligations under the Confidentiality Agreements, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.
     8.7 PRESS RELEASES. Prior to the Effective Time, BSC and NationsBank shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.
     8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no BSC Company nor any Affiliate thereof nor any Representatives thereof retained by any BSC Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of BSC's Board of Directors as advised by Alston & Bird or other outside counsel reasonably acceptable to NationsBank, no BSC Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish,
                                      A-16
negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but BSC may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. BSC shall promptly notify NationsBank orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. BSC shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.
     8.9 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. BSC undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action that would cause the Merger not, to qualify for pooling-of-interests accounting treatment.
     8.10 STATE TAKEOVER LAWS. Each BSC Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, including Sections 14-2-1111 and 14-2-1132 of the GBCC.
     8.11 CHARTER PROVISIONS. Each BSC Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any BSC Company or restrict or impair the ability of NationsBank or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any BSC Company that may be directly or indirectly acquired or controlled by it.
     8.12 RIGHTS AGREEMENT. BSC shall take all necessary action (including, if required, redeeming all of the outstanding BSC Rights or amending or terminating the BSC Rights Agreement) so that the entering into of this Agreement and consummation of the Merger and the other transactions contemplated hereby do not and will not result in the ability of any Person to exercise any BSC Rights under the BSC Rights Agreement or enable or require the BSC Rights to be separated from the shares of BSC Common Stock to which they are attached or to be triggered or become exercisable.
     8.13 AGREEMENT OF AFFILIATES. BSC has disclosed in Section 8.13 of the BSC Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of BSC for purposes of Rule 145 under the 1933 Act. BSC shall use its reasonable efforts to cause each such Person to deliver to NationsBank not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of BSC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of NationsBank Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and if the Merger will be accounted for as a pooling of interests until such time as financial results covering at least 30 days of combined operations of NationsBank and BSC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger is accounted for using the pooling-of-interests method of accounting, shares of NationsBank Common Stock issued to such affiliates of BSC in exchange for shares of BSC Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of NationsBank and BSC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this
Section 8.13 (and NationsBank shall be entitled to place restrictive legends upon certificates for shares of NationsBank Common Stock issued to affiliates of BSC pursuant to this Agreement to enforce the provisions of this Section 8.13). NationsBank shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of NationsBank Common Stock by such affiliates.
     8.14 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, NationsBank shall provide generally to officers and employees of the BSC Companies employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of NationsBank Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the NationsBank Companies to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, NationsBank shall provide generally to officers and employees of BSC Companies severance benefits in accordance with the policies of either (i) BSC as disclosed in Section 8.14 of the BSC Disclosure Memorandum, or (ii) NationsBank, whichever of (i) or (ii) will provide the greater benefit to the officer or employee. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, the service of the employees of the BSC Companies prior to the Effective Time shall be treated as service with
                                      A-17
a NationsBank Company participating in such employee benefit plans. The
Surviving Corporation shall, and shall cause its Subsidiaries to, honor in accordance with their terms all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.14 of the BSC Disclosure
Memorandum to NationsBank between any BSC Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the BSC Benefit Plans.
     8.15 INDEMNIFICATION.
     (a) NationsBank shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the BSC Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Georgia Law and by BSC's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by NationsBank is required to effectuate any indemnification, NationsBank shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between NationsBank and the Indemnified Party.
     (b) NationsBank shall use its reasonable efforts (and BSC shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time BSC's existing directors' and officers' liability insurance policy (provided that NationsBank may substitute therefor
(i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of BSC given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that NationsBank shall not be obligated to make premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to BSC's directors and officers, 200% of the annual premium payments on BSC's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NationsBank shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.
     (c) If NationsBank or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of NationsBank shall assume the obligations set forth in this Section 8.15.
     (d) The provisions of this Section 8.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.
     8.16 BANK MERGER. After consummation of the Merger, Bank South shall (at NationsBank's discretion) be merged with NationsBank of Georgia, National Association (the "Bank Merger") in accordance with the provisions of and with the effect provided in Section 215a of the National Bank Act and 7-1-550 ET SEQ. of the Financial Institutions Code of Georgia on terms and subject to the provisions of the Bank Plan of Merger ("Bank Plan"), attached hereto as Exhibit
3. The Bank Plan shall be executed and the transactions contemplated therein shall be consummated at such time following the Effective Time as NationsBank directs. BSC shall vote the shares of capital stock of Bank South in favor of the Bank Plan and the Bank Merger provided therein.
                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:
          (A) SHAREHOLDER APPROVAL. The shareholders of BSC shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.
          (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and
                                      A-18
     effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.
          (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement or listed in Section 9.1(c) of the BSC Disclosure Memorandum) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.
          (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.
          (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of NationsBank Common Stock issuable pursuant to the Merger shall have been received.
          (F) EXCHANGE LISTING. The shares of NationsBank Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
          (G) TAX MATTERS. Each Party shall have received a written opinion or opinions from counsel and in a form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Merger of BSC Common Stock for NationsBank Common Stock will not give rise to gain or loss to the shareholders of BSC with respect to such exchange (except to the extent of any cash received). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of BSC and NationsBank reasonably satisfactory in form and substance to such counsel.
     9.2 CONDITIONS TO OBLIGATIONS OF NATIONSBANK. The obligations of
NationsBank to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NationsBank pursuant to Section 11.6(a) of this Agreement:
          (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of BSC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective
     Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of BSC set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of BSC set forth in Sections 5.17, 5.18, 5.19, and 5.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of BSC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BSC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse
     Effect" shall be deemed not to include such qualifications.
          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of BSC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
          (C) CERTIFICATES. BSC shall have delivered to NationsBank (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by BSC's Board of Directors and shareholders evidencing the taking of all corporate action
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
     necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as NationsBank and its counsel shall request.
          (D) AFFILIATES AGREEMENTS. NationsBank shall have received from each affiliate of BSC the affiliates letter referred to in Section 8.13 of this Agreement, to the extent necessary to assure in the reasonable judgment of NationsBank that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.
          (E) RIGHTS AGREEMENT. None of the events described in Sections 11(a)(ii) or 13 of the BSC Rights Agreement shall have occurred, and the BSC Rights shall not have become non-redeemable or exercisable for capital stock of NationsBank upon consummation of the Merger.
     9.3 CONDITIONS TO OBLIGATIONS OF BSC. The obligations of BSC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BSC pursuant to Section 11.6(b) of this Agreement:
          (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of NationsBank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of NationsBank set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of NationsBank set forth in Section 6.11 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of NationsBank set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on NationsBank; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.
          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of NationsBank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
          (C) CERTIFICATES. NationsBank shall have delivered to BSC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by NationsBank's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as BSC and its counsel shall request.
                                   ARTICLE 10
                                  TERMINATION
     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of BSC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
          (a) By mutual consent of the Board of Directors of NationsBank and the Board of Directors of BSC; or
          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of BSC and Section 9.3(a) in the case of NationsBank or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of BSC and Section 9.3(a) of this Agreement in the case of NationsBank; or
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
          (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach;
     or
          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of BSC fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or
          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by June 30, 1996, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or
          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of BSC and Section 9.3(a) in the case of NationsBank or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or
          (g) By BSC, if its Board of Directors determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if either:
             (x) both of the following conditions are satisfied:
               (1) the Average Closing Price on the Determination Date of shares of NationsBank Common Stock shall be less than $52.169; and
               (2) (i) the quotient obtained by dividing the Average Closing Price on the Determination Date by $61.375 (such number being referred to herein as the "NationsBank Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination
          Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (x)(2)(ii) (such number being referred to herein as the "Index Ratio"); or
             (y) the Average Closing Price on the Determination Date of shares of NationsBank Common Stock shall be less than $49.10;
        SUBJECT, HOWEVER, to the following four sentences. If BSC refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to NationsBank, which notice shall specify which of clauses (x) or (y) is applicable (or if both would be applicable, which clause is being invoked); provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, NationsBank shall have the option, in the case of a failure to satisfy the condition in clause (x), to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of $52.169 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the NationsBank Ratio. During such five-day period, NationsBank shall have the option, in the case of a failure to satisfy the condition in clause (y), to elect to increase the Exchange Ratio to equal the quotient obtained by dividing (i) the product of $49.10 and the Exchange Ratio (as then in effect) by (ii) the Average Closing Price. If NationsBank makes an election contemplated by either of the two preceding sentences, within such five-day period, it shall give prompt written notice to BSC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(g).
     For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:
               "Average Closing Price" shall mean the average of the daily closing sales prices of NationsBank Common Stock as reported on the NYSE-Composite Transactions List (as reported by THE WALL STREET JOURNAL or,
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
          if not reported thereby, another authoritative source as chosen by NationsBank) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.
               "Determination Date" shall mean the date on which the Consent of the Board of Governors of the Federal Reserve System shall be received.
               "Index Group" shall mean the 20 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 20 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANIES                                                            WEIGHTING
Citicorp.......................................................................       8.92%
BankAmerica Corporation........................................................       8.02
Chemical Banking Corp..........................................................       9.28
J.P. Morgan & Co. Incorporated.................................................       4.04
BancOne Corporation............................................................       8.45
Norwest Corporation............................................................       7.50
Wells Fargo & Company..........................................................       1.04
First Union Corporation........................................................       6.36
Bank of New York Company.......................................................       4.13
First Interstate Bancorp.......................................................       1.64
KeyCorp........................................................................       4.93
SunTrust Banks, Inc............................................................       2.48
Wachovia Corporation...........................................................       3.67
Mellon Bank Corporation........................................................       3.07
First Bank System, Inc.........................................................       3.22
PNC Bank Corp..................................................................       7.23
NBD Bancorp, Inc...............................................................       6.88
Barnett Banks, Inc.............................................................       2.08
Bankers Trust New York Corp....................................................       1.69
Fleet Financial Group..........................................................       5.37
Total..........................................................................     100.00%

               "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.
               "Starting Date" shall mean August 30, 1995.
          If any company belonging to the Index Group or NationsBank declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or NationsBank shall be appropriately adjusted for the purposes of applying this Section 10.1(g).
     10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.
     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.14 and 8.15 of this Agreement.
                                      A-22

                                   ARTICLE 11
                                 MISCELLANEOUS
     11.1 DEFINITIONS.
     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.
          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
          "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.
          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.
          "BSC COMMON STOCK" shall mean the $5.00 par value common stock of BSC. "BSC COMPANIES" shall mean, collectively, BSC and all BSC
     Subsidiaries.
          "BSC DISCLOSURE MEMORANDUM" shall mean the written information entitled "Bank South Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to NationsBank describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.
          "BSC FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of BSC as of June 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1995, and for each of the three fiscal years ended December 31, 1994, 1993, and 1992, as filed by BSC in SEC Documents, and (ii) the consolidated balance sheets of BSC (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.
          "BSC RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the BSC Rights Agreement.
          "BSC RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated as of March 17, 1988, and amended as of April 16, 1988, between BSC and Bank South, as Rights Agent.
          "BSC STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of BSC designated as follows: (i) Bank South Corporation 1982 Key Employee Stock Option Plan, (ii) Bank South Corporation 1992 Key Employee Stock Option Plan, (iii) Bank South Corporation 1993 Equity Incentive Plan, (iv) Bank South Corporation 1994 Stock Option Plan for Outside Directors, (v) Southern Bancorp, Inc. 1986 Incentive and Nonstatutory Stock Option Plan, (vi) Heritage Bancshares, Inc. Key Executive Incentive Stock Option Plan, (vii) Heritage Bancshares, Inc. Employees Non-Qualified Stock Option Plan, (viii) The Merchant Bank of Atlanta Incentive Stock Option Plan, (ix) Merchant Bank Corporation Director Stock Option Plan, (x) 1988 Substitute Stock Option Plan of Chattahoochee Bancorp, Inc. for the 1987 Stock Option Plan of The Chattahoochee Financial Corporation, (xi) 1988 Substitute Stock Option Plan of Chattahoochee Bancorp, Inc. for the 1987 Stock Option Plan of The Buckhead Bank, and (xii) Gwinnett Bancshares, Inc. Stock Option Plan.
                                      A-23

          "BSC SUBSIDIARIES" shall mean the Subsidiaries of BSC, which shall include the BSC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of BSC in the future and owned by BSC at the Effective Time.
          "CLOSING DATE" shall mean the date on which the Closing occurs. "CONFIDENTIALITY AGREEMENTS" shall mean those certain Confidentiality
     Agreements, dated August 28, 1995, and August 30, 1995, between BSC and NationsBank.
          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.
          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.
          "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 ET SEQ. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 ET SEQ. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.
          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
          "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.
          "GBCC" shall mean the Georgia Business Corporation Code.
          "GEORGIA CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by NationsBank and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.
          "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).
          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of
                                      A-24
     such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.
          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.
          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.
          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.
          "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) circumstances affecting regional bank holding companies generally, and (e) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.
          "NASD" shall mean the National Association of Securities Dealers, Inc. "NATIONSBANK CAPITAL STOCK" shall mean, collectively, the NationsBank
     Common Stock, the NationsBank Preferred Stock, and any other class or series of capital stock of NationsBank.
          "NATIONSBANK COMMON STOCK" shall mean the common stock of NationsBank. "NATIONSBANK COMPANIES" shall mean, collectively, NationsBank and all
     NationsBank Subsidiaries.
          "NATIONSBANK FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of NationsBank as of June 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1995, and for each of the three years ended December 31, 1994, 1993, and 1992, as filed by NationsBank in SEC Documents, and (ii) the consolidated statements of condition of NationsBank (including related
                                      A-25
     notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.
          "NATIONSBANK PREFERRED STOCK" shall mean the preferred stock of NationsBank.
          "NATIONSBANK SUBSIDIARIES" shall mean the Subsidiaries of NationsBank, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of NationsBank in the future and owned by NationsBank at the Effective Time.
          "NCBCA" shall mean the North Carolina Business Corporation Act.
          "NORTH CAROLINA ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by NationsBank and filed with the Secretary of State of the State of North Carolina relating to the Merger as contemplated by Section
     1.1 of this Agreement.
          "NYSE" shall mean the New York Stock Exchange, Inc.
          "1933 ACT" shall mean the Securities Act of 1933, as amended.
          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended. "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.
          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.
          "PARTY" shall mean either BSC or NationsBank, and "PARTIES" shall mean both BSC and NationsBank.
          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.
          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.
          "PROXY STATEMENT" shall mean the proxy statement used by BSC to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of NationsBank relating to the issuance of the NationsBank Common Stock to holders of BSC Common Stock.
          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by NationsBank under the 1933 Act with respect to the shares of NationsBank Common Stock to be issued to the shareholders of BSC in connection with the transactions contemplated by this Agreement.
          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.
          "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.
          "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.
                                      A-26

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.
          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.
          "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of BSC to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.
          "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.
          "SURVIVING CORPORATION" shall mean NationsBank as the surviving corporation resulting from the Merger.
          "TAX" OR "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.
          "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.
          "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.
                                      A-27

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Average Closing Price..................................................   Section 10.1(g)
Bank Merger............................................................   Section 8.16
Bank Plan..............................................................   Section 8.16
BSC Benefit Plans......................................................   Section 5.12
BSC Contracts..........................................................   Section 5.13
BSC ERISA Plan.........................................................   Section 5.12
BSC Options............................................................   Section 3.5
BSC Pension Plan.......................................................   Section 5.12
BSC SEC Reports........................................................   Section 5.5
Closing................................................................   Section 1.2
Derivatives Contracts..................................................   Section 5.21
Determination Date.....................................................   Section 10.1(g)
Effective Time.........................................................   Section 1.3
ERISA Affiliate........................................................   Section 5.12
Exchange Agent.........................................................   Section 4.1
Exchange Ratio.........................................................   Section 3.1(b)
Indemnified Party......................................................   Section 8.15
Index Group............................................................   Section 10.1(g)
Index Price............................................................   Section 10.1(g)
Index Ratio............................................................   Section 10.1(g)
Maximum Amount.........................................................   Section 8.15
Merger.................................................................   Section 1.1
NationsBank Ratio......................................................   Section 10.1(g)
NationsBank SEC Reports................................................   Section 6.4
Starting Date..........................................................   Section 10.1(g)
Takeover Laws..........................................................   Section 5.18
Tax Opinion............................................................   Section 9.1(g)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."
     11.2 EXPENSES.
     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.
     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.
     11.3 BROKERS AND FINDERS. Except for Merrill Lynch & Co. as to BSC and except for James D. Wolfensohn Incorporated as to NationsBank, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by BSC or NationsBank, each of BSC and NationsBank, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.
     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other
                                      A-28
than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 and 8.15 of this Agreement.
     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of BSC Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of BSC Common Stock without the further approval of such shareholders.
     11.6 WAIVERS.
     (a) Prior to or at the Effective Time, NationsBank, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BSC, to waive or extend the time for the compliance or fulfillment by BSC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NationsBank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NationsBank.
     (b) Prior to or at the Effective Time, BSC, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NationsBank, to waive or extend the time for the compliance or fulfillment by NationsBank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BSC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of BSC.
     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.
                                      A-29

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

BSC:               Bank South Corporation
                   55 Marietta Street
                   Atlanta, Georgia 30303
                   Telecopy Number: (404) 522-4127
                   Attention: Chairman and Chief Executive
                   Officer
Copy to Counsel:   Alston & Bird
                   One Atlantic Center
                   1201 West Peachtree Street
                   Atlanta, Georgia 30309-3424
                   Telecopy Number: (404) 881-7777
                   Attention: F. Dean Copeland
NationsBank:       NationsBank Corporation
                   NationsBank Corporate Center
                   Charlotte, North Carolina 28255
                   Telecopy Number: (704) 386-4578
                   Attention: President
Copy to Counsel:   NationsBank Corporation
                   NationsBank Corporate Center
                   Charlotte, North Carolina 28255
                   Telecopy Number: (704) 386-6453
                   Attention: General Counsel
                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York 10019
                   Telecopy Number: (212) 403-2000
                   Attention: Edward D. Herlihy

     11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of North Carolina relate to the consummation of the Merger.
     11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
     11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.
     11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and
                                      A-30
to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.
                                         BANK SOUTH CORPORATION
                                         By: /s/       PATRICK L. FLINN

                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                         NATIONSBANK CORPORATION
                                         By: /s/       KENNETH D. LEWIS

                                                         PRESIDENT
                                      A-31

                                                                       EXHIBIT 1
                             STOCK OPTION AGREEMENT
     STOCK OPTION AGREEMENT, dated September 4, 1995, between NationsBank Corporation, a North Carolina corporation ("Grantee"), and Bank South Corporation, a Georgia corporation ("Issuer").
                              W I T N E S S E T H
     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and
     WHEREAS, as a condition and inducement to Grantee's pursuit of the transactions contemplated by the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:
     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 11,691,142 fully paid and nonassessable shares of the common stock, $5.00 par value, of Issuer ("Common Stock"), at a price per share equal to $23.75 (as adjusted as set forth herein, the "Option Price"); provided, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. Each share of Common Stock to be issued upon exercise of the Option shall be accompanied by and represent a BSC Right.
     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.
     2. (a) The Holder (as hereinafter defined) may exercise the Option, notwithstanding the provisions of the Confidentiality Agreements, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of 12 months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event. The term "Holder" shall mean the holder or holders of the Option. The rights set forth in Sections 7 and 9 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.
     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:
          (i) Issuer or any of its Subsidiaries (as hereinafter defined) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement or this Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share
                                      A-32
     exchange or otherwise) of securities representing 15% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;
          (ii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);
          (iii) The shareholders of the Issuer shall not have approved the transactions contemplated by the Merger Agreement at the meeting held for that purpose or any adjustment thereof, or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, in either case, after Issuer's Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify or interest in withdrawing or modifying) its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose or interest in authorizing, recommending or proposing) an agreement to engage in an Acquisition Transaction, with any person other than Grantee or a Grantee Subsidiary;
          (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders to engage in an Acquisition Transaction;
          (v) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and such breach would entitle Grantee to terminate the Merger Agreement; or
          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.
     (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:
          (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Common Stock; or
          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) shall be 25%.
     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a ("Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.
     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice prior to an Exercise Termination Event (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify the Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.
     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.
     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock
                                      A-33
purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable thereunder.
     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:
     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."
It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the proceeding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.
     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.
     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period require-ments specified in 15 U.S.C. (section mark)18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.
     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.
     5. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this
Section 5.
          (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the
                                      A-34
     event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.
          (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.
     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered prior to an Exercise Termination Event (or such later period as provided in Section 10) (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 120 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, attorneys' fees, printing costs and filing fees). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.
     7. (a) Upon the occurrence of a Repurchase Event (as hereinafter defined) that occurs prior to an Exercise Termination Event, (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "Repurchase Event" shall occur if (i) any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the 1934 Act, and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries shall have acquired beneficial ownership, or the right to acquire beneficial ownership, or any "group" (as such term is defined under the 1934
Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder), or (ii) any of the transactions described in Section 8(a)(i), 8(a)(ii), or 8(a)(iii) shall be consummated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a
                                      A-35
tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the three-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.
     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within ten business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.
     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered/ from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivery to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.
     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Significant Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.
     (b) The following terms have the meanings indicated:
          (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and
                                      A-36

     (iii) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or deposits of a Significant Subsidiary of Issuer).
          (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.
          (iii) "Assigned Value" shall mean the market/ offer price, as defined in Section 7.
          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect
     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the substitute Option cannot for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.
     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.
     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.
     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.
     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the three-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.
     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within ten business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.
                                      A-37

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within ten business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.
     10. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.
     11. Issuer hereby represents and warrants to Grantee as follows:
     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.
     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and dear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.
     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occur prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder following such Subsequent Triggering Event; PROVIDED, HOWEVER that until the date 30 days following the date on which the Federal Reserve Board has approved applications by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of issuer, (iii) an assignment to a single party (I.E., a broker or investment banker) for the purpose of conducting a widely disbursed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.
     13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the
                                      A-38
shares issuable here under, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.
     14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.
     15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.
     16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective address of the parties set forth in the Merger Agreement.
     17. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.
     20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
     21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.
     IN WITNESS WHEREOF, each of the parties had caused this Agreement to be executed on its behalf by their officers thereunto duly authorized, all as the date first above written.
                                         NATIONSBANK CORPORATION
                                         By: /s/        KENNETH D. LEWIS
                                                         PRESIDENT
                                         BANK SOUTH CORPORATION
                                         By: /s/        PATRICK L. FLINN
                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                      A-39

                                                                      APPENDIX B

                                                             November [  ], 1995

Board of Directors
Bank South Corporation
55 Marietta Street, N.W.
Atlanta, Georgia 30302
Members of the Board:
     Bank South Corporation ("Bank South") and NationsBank Corporation ("NationsBank") have entered into an agreement dated September 4, 1995 (the "Agreement") pursuant to which Bank South will be merged with NationsBank in a transaction (the "Merger") in which each outstanding share of Bank South's common stock, par value $5.00 per share (the "Bank South Shares"), will be converted into the right to receive 0.44 shares (the "Exchange Ratio") of the common stock of NationsBank (the "NationsBank Shares") (all as set forth more fully in the Agreement). In connection with the Merger, the parties have also entered into an agreement, dated September 4, 1995 (the "Option Agreement"), pursuant to which Bank South has granted to NationsBank an option to acquire up to 11,691,142 of the Bank South Shares, representing approximately 19.9% of Bank South's common shares outstanding (all as set forth more fully in the Option Agreement).
     You have asked us whether, in our opinion, the proposed Exchange Ratio is fair to the holders of Bank South Shares (other than NationsBank and its affiliates) from a financial point of view.
     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed Bank South's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1994, Bank South's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1995 and June 30, 1995 and unaudited financial information for the quarterly period ended September 30, 1995;


          (2) Reviewed NationsBank's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1994, NationsBank's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1995 and June 30, 1995 and unaudited financial information for the quarterly period ended September 30, 1995;

          (3) Reviewed certain publically available information, including financial and other forecasts and assumptions relating to the financial condition, business, earnings, assets and prospects of Bank South and NationsBank;
          (4) Reviewed certain non-public information, including financial and other forecasts and assumptions relating to the financial condition, business, earnings, assets and prospects of BKSO furnished to us by the senior management of Bank South;
          (5) Conducted discussions with members of senior management of Bank South and NationsBank concerning their respective financial conditions, businesses, earnings and assets and such managements' respective views as to the future financial performance of Bank South and NationsBank;
          (6) Reviewed the historical market prices and trading activity for the Bank South Shares and the NationsBank Shares and compared them, respectively, with those of certain publicly traded companies which we deemed to be relevant;
          (7) Compared the respective results of operations of Bank South and NationsBank with those of certain publicly traded companies which we deemed to be relevant;
          (8) Compared the proposed financial terms of the Merger contemplated by the Agreement with financial terms of certain other mergers and acquisitions which we deemed to be relevant;
          (9) Analyzed, based upon the information provided by senior management of Bank South and, in certain instances, NationsBank, the pro forma effects of the Merger on the earnings and book value per share, tangible book value per share, consolidated capitalization and certain other balance sheet and profitability ratios of NationsBank;
          (10) Participated in discussions and negotiations among representatives of Bank South and NationsBank;
          (11) Reviewed the Agreement;
          (12) Reviewed the Option Agreement; and
                                      B-1

          (13) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary to the rendering of this opinion.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by Bank South and NationsBank, and we have not assumed any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of Bank South or NationsBank or any of their subsidiaries nor have we been furnished any such evaluation or appraisal. We have also assumed and relied upon the management of Bank South as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed with your consent that such forecasts, including without limitation financial forecasts, projected cost savings and operating synergies resulting from the Merger and projections regarding underperforming and nonperforming assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations, reflect the best currently available estimates and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not experts in the evaluation of allowances for loan losses, and we have not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses of Bank South and NationsBank nor have we reviewed any individual credit files, and we have assumed that the aggregate allowances for loan losses are adequate to cover such losses.
     We have been retained by the Board of Directors of Bank South as an independent contractor to act as financial advisor to Bank South with respect to the Merger and will receive a fee for our services. We have in the past two years provided financial advisory, investment banking and other services to Bank South and NationsBank and certain of their respective affiliates and have received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of Bank South and NationsBank and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.
     Our opinion is directed to the Board of Directors of Bank South and does not constitute a recommendation to any shareholder of Bank South as to how such shareholder should vote at any shareholder meeting of Bank South held in connection with the Merger.
     Our opinion is being rendered without regard to the necessity for, or the level of, any restrictions, obligations or undertakings which may be imposed or required in the course of obtaining regulatory approvals for the Merger.
     On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Ratio is fair to the holders of Bank South Shares (other than NationsBank and its affiliates) from a financial point of view.
                                         Very truly yours,
                                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                INCORPORATED
                                      B-2

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     There are no provisions in the Registrant's Restated Articles of Incorporation and no contracts between the Registrant and its directors and officers relating to indemnification. The Registrant's Restated Articles of Incorporation prevent the recovery by the Registrant of monetary damages against its directors. However, in accordance with the provisions of the NCBCA, the Registrant's Amended and Restated Bylaws provide that, in addition to the indemnification of directors and officers otherwise provided by the NCBCA, the Registrant shall, under certain circumstances, indemnify its directors, executive officers and certain other designated officers against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that were at the time known or reasonably should have been known by such director or officer to be clearly in conflict with the best interests of the Registrant. Pursuant to such bylaw and as authorized by statute, the Registrant maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaw or otherwise.
     In addition to the above-described provisions, Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) that his conduct in his official capacity with the corporation was in its best interests and (y) in all other cases his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a current or former director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him in which he was adjudged liable on such basis. The above standard of conduct is determined by the Board of Directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.
     Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if he is adjudged fairly and reasonably so entitled under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as a director or as otherwise set forth in the Corporation's articles of incorporation or bylaws or by resolution of the Board of Directors.
     In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.
     THE FOREGOING IS ONLY A GENERAL SUMMARY OF CERTAIN ASPECTS OF NORTH CAROLINA LAW DEALING WITH INDEMNIFICATION OF DIRECTORS AND OFFICERS AND DOES NOT PURPORT TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RELEVANT STATUTES WHICH CONTAIN DETAILED SPECIFIC PROVISIONS REGARDING THE CIRCUMSTANCES UNDER WHICH AND THE PERSON FOR WHOSE BENEFIT INDEMNIFICATION SHALL OR MAY BE MADE AND ACCORDINGLY ARE INCORPORATED HEREIN BY REFERENCE AS EXHIBIT
99.11 OF THIS REGISTRATION STATEMENT.
                                      II-1

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
     The following exhibits and financial statement schedules are filed with or incorporated by reference in this Registration Statement:
     (a) Exhibits

EXHIBIT NO.                                                 DESCRIPTION OF EXHIBIT
        2.1   Agreement and Plan of Merger between BKSO and NationsBank dated as of September 4, 1995 (included as Appendix A to the Proxy Statement-Prospectus)
        5.1   Opinion of Smith Helms Mulliss & Moore, L.L.P.*
        8.1   Opinion of Wachtell, Lipton, Rosen & Katz*
       23.1   Consent of Price Waterhouse LLP
       23.2   Consent of Ernst & Young LLP
       23.3   Consent of Smith Helms Mulliss & Moore, L.L.P. (included in Exhibit 5.1)
       23.4   Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)
       23.5   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
       24.1   Power of Attorney and Certified Resolutions*
       99.1   Notice of Special Meeting of Shareholders of BKSO
       99.2   Form of Proxy for Special Meeting of Shareholders of BKSO
       99.3   President's letter to BKSO Shareholders
       99.4   Provisions of North Carolina law regarding indemnification of directors and officers (incorporated herein by reference to Exhibit 99.1 of the NationsBank Registration Statement on Form S-3, Registration No. 33-63097)
       99.5   Opinion of Merrill Lynch & Co. of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Appendix B to the Proxy Statement-Prospectus)



* Previously filed with this Registration Statement

ITEM 22. UNDERTAKINGS
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the registration statement:
     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                                      II-2

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
     (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.
                                      II-3

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on November 2, 1995.

                                         NATIONSBANK CORPORATION
                                         By:         HUGH L. MCCOLL, JR.*
                                                    HUGH L. MCCOLL, JR.
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                            TITLE                             DATE
                        HUGH L. MCCOLL, JR.*            Chairman of the Board, Chief Executive         November 2, 1995
                                                          Officer and Director (Principal Executive
                 HUGH L. MCCOLL, JR.                      Officer)
                        JAMES H. HANCE, JR.*            Vice Chairman and Chief Financial Officer      November 2, 1995
                                                          (Principal Financial Officer)
                 JAMES H. HANCE, JR.
                             MARC D. OKEN*              Executive Vice President and Chief             November 2, 1995
                                                          Accounting Officer (Principal Accounting
                     MARC D. OKEN                         Officer)
                           RONALD W. ALLEN*             Director                                       November 2, 1995
                   RONALD W. ALLEN
                       WILLIAM M. BARNHARDT*            Director                                       November 2, 1995
                 WILLIAM M. BARNHARDT
                           THOMAS E. CAPPS*             Director                                       November 2, 1995
                   THOMAS E. CAPPS
                          CHARLES W. COKER*             Director                                       November 2, 1995
                   CHARLES W. COKER
                          THOMAS G. COUSINS*            Director                                       November 2, 1995
                  THOMAS G. COUSINS
                           ALAN T. DICKSON*             Director                                       November 2, 1995
                   ALAN T. DICKSON
                         W. FRANK DOWD, JR.*            Director                                       November 2, 1995
                  W. FRANK DOWD, JR.
                              PAUL FULTON*              Director                                       November 2, 1995
                     PAUL FULTON

                      SIGNATURE                                             TITLE                                DATE
                      L. L. GELLERSTEDT, JR.*           Director                                       November 2, 1995
                L. L. GELLERSTEDT, JR.
                          TIMOTHY L. GUZZLE*            Director                                       November 2, 1995
                  TIMOTHY L. GUZZLE
                             W. W. JOHNSON*             Director                                       November 2, 1995
                    W. W. JOHNSON
                              BUCK MICKEL*              Director                                       November 2, 1995
                     BUCK MICKEL
                            JOHN J. MURPHY*             Director                                       November 2, 1995
                    JOHN J. MURPHY
                             JOHN C. SLANE*             Director                                       November 2, 1995
                    JOHN C. SLANE
                             JOHN W. SNOW*              Director                                       November 2, 1995
                     JOHN W. SNOW
                       MEREDITH R. SPANGLER*            Director                                       November 2, 1995
                 MEREDITH R. SPANGLER
                          ROBERT H. SPILMAN*            Director                                       November 2, 1995
                  ROBERT H. SPILMAN
                                                        Director                                                 , 1995
                   RONALD TOWNSEND
                                                        Director                                                 , 1995
                  E. CRAIG WALL, JR.
                            JACKIE M. WARD*             Director                                       November 2, 1995
                    JACKIE M. WARD
         By: *             CHARLES M. BERGER
                  CHARLES M. BERGER
                   ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

                                                                                          SEQUENTIAL
EXHIBIT NO.                                 DESCRIPTION                                    PAGE NO.
        2.1   Agreement and Plan of Merger between BKSO and NationsBank dated as of
              September 4, 1995 (included as Appendix A to the Proxy
              Statement-Prospectus)
        5.1   Opinion of Smith Helms Mulliss & Moore, L.L.P.*
        8.1   Opinion of Wachtell, Lipton, Rosen & Katz*
       23.1   Consent of Price Waterhouse LLP
       23.2   Consent of Ernst & Young LLP
       23.3   Consent of Smith Helms Mulliss & Moore, L.L.P. (included in Exhibit 5.1)
       23.4   Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)
       23.5   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
       24.1   Power of Attorney and Certified Resolutions*
       99.1   Notice of Special Meeting of Shareholders of BKSO
       99.2   Form of Proxy for Special Meeting of Shareholders of BKSO
       99.3   President's letter to BKSO Shareholders
       99.4   Provisions of North Carolina law regarding indemnification of directors and officers (incorporated herein by reference to Exhibit 99.1 of
              NationsBank Registration Statement on Form S-3, Registration No.
              33-63097)
       99.5   Opinion of Merrill Lynch & Co. of Merrill Lynch, Pierce, Fenner & Smith
              Incorporated (included as Appendix B to the Proxy Statement-Prospectus)



* Previously filed with this Registration Statement